Registration No. 333-149714

As filed with the Securities and Exchange Commission on July 18, 2008

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. 2  ☒

Post Effective Amendment No. 1  ☐

TIAA-CREF Life Insurance Company

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	13-3917848 (I.R.S. Employer Identification No.)

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, NY 10017-3206

(212) 490-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward L. Hancock, Esq.

TIAA-CREF Life Insurance Company

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262-8500

(704) 988-1247

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mary E. Thornton, Esq.

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Avenue, N.W.

Washington, DC 20004

(202) 383-0698

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Individual Flexible Premium Modified Guaranteed Annuity Contract	*	*	$187,277,353.69**	$7,360**

*	The maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.
**	Previously registered $12,722,646.31 in the initial registration statement filing. The amount of the registration fee paid was $500.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

July 18, 2008 TIAA-CREF INVESTMENT HORIZON ANNUITY

Individual Flexible Premium Modified Guaranteed Annuity Contract

Issued by TIAA-CREF Life Insurance Company (“TIAA-CREF Life”) and offered through TIAA-CREF Individual & Institutional Services, LLC (“Services”).

This prospectus describes information you should know before investing in the TIAA-CREF Investment Horizon Annuity, an individual flexible premium modified guaranteed annuity contract (the “Contract”) issued by TIAA-CREF Life. Before you invest, please read this prospectus carefully and keep it for future reference. Some of the terms and phrases that we use in this prospectus have a particular meaning, and, in the “Definitions” section of this prospectus, we define them so you will know how we are using those terms and phrases.

The Contract is designed for individual investors who desire to accumulate funds on a tax-deferred basis for retirement or other long-term investment purposes and to receive future payment of those funds as lifetime income or through other payment options. Whether the Contract is available to you is subject to approval by regulatory authorities in your state. We are currently not offering contracts issued in connection with retirement plans that are intended to qualify for special Federal income tax treatment under Sections 408 or 408A of the Internal Revenue Code.

To purchase a Contract, you must pay a single Premium of at least $5,000. You must then allocate your initial Premium among one or more Fixed Term Deposit options (each an “FTD”), each of which will grow at a specified guaranteed rate of interest for the stated period. The minimum allocation to an FTD is $5,000. We currently offer ten FTDs, ranging from one year to ten years in duration. We will make the determination as to the interest rates we will declare for each FTD option. We cannot predict nor do we guarantee what future interest rates we will declare, but your Contract will have a minimum guaranteed interest rate that we will determine when we issue the Contract to you.

Purchasing this Contract involves certain risks.  If you surrender your Contract or make a withdrawal more than 30 days prior to the end of an FTD’s term, we will deduct a surrender charge. In addition, if, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply your Contract Value to an Income Option, we generally will apply a Market Value Adjustment (“MVA”) to the amount being surrendered, withdrawn, or applied to an Income Option. The MVA may be either positive or negative. Accordingly, the value of your Contract could either increase or decrease, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract.

Also, when you surrender your Contract or take withdrawals from an FTD, Federal income tax is imposed on the entire gain in your Contract, not just the gain for that FTD. Withdrawals before age 59 1/2 may also incur a 10% IRS tax penalty on earnings. You should carefully discuss your personal tax situation with your qualified tax advisors before you purchase a Contract.

Additional information about these risks appears on pages 12 and 13 under “The Contract” – “Charges,” pages 8 through 10 under “The Contract” - “Market Value Adjustment (MVA),” and on pages 15 through 18 under “Federal Income Taxes.”

We offer the Contract through Services, which is the principal underwriter. Services is not required to sell any specific number or dollar amount of Contracts. There are no arrangements to place funds in an escrow, trust, or similar account. This will be a continuous offering.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in the Contract is not a deposit or obligation of, or guaranteed by, any bank or financial institution, and is not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency. It is subject to investment risk, including the possible loss of investment principal.

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EXECUTIVE OFFICERS AND DIRECTORS	54

DIRECTORS	54

EXECUTIVE OFFICERS	56

EXECUTIVE COMPENSATION	57

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS	68

TIAA-CREF LIFE INSURANCE COMPANY’S STATUTORY-BASIS FINANCIAL STATEMENTS	70

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA’S STATUTORY-BASIS FINANCIAL STATEMENTS	105

This prospectus outlines the terms of the individual flexible premium modified guaranteed annuity issued by TIAA-CREF Life. It does not constitute an offering in any jurisdiction where such an offering cannot lawfully be made. No dealer, salesman, or anyone else is authorized to give any information or to make any representation about this offering other than what is contained in this prospectus. If anyone does so, you should not rely on it.

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DEFINITIONS

Throughout the prospectus, “TIAA-CREF Life,” “we,” and “our” refer to TIAA-CREF Life Insurance Company. “You” and “your” mean any Contractowner or any prospective Contractowner. The terms and phrases below are defined so you will know precisely how we are using them. To understand some definitions, you may have to refer to other terms that we have defined.

Accumulation Period.  The period of time beginning on the date your Contract is issued and ending on the earlier of the annuity starting date or the date the Contract is terminated.

Administrative Office.  The office you must contact to exercise any of your rights under the Contract. Unless otherwise specified in this prospectus, you should send your completed application and your initial Premium to: TIAA-CREF Life Insurance Company, P.O. Box 724508, Atlanta, GA, 31139; Telephone: 877-694-0305; you should send all subsequent Premiums and any other requests to: TIAA-CREF Investment Horizon Annuity, P.O. Box 933898, Atlanta, GA 31193-3898.

Annuitant.  The natural person whose life is used in determining the annuity payments to be received. The Annuitant may be the Contractowner or another person.

Beneficiary.  Any person or institution named to receive benefits if you die during the Accumulation Period or while any annuity income or death benefit payments remain due. You do not have to name the same Beneficiary for both of these two situations.

Business Day.  Any day that the New York Stock Exchange is open for trading. A Business Day ends at 4:00 pm Eastern time, or an earlier time if we so notify you, or when trading closes on the New York Stock Exchange, if earlier.

Calendar Day.  Any day of the year. Non-Business Day Calendar Days end at 4:00 pm Eastern time, or an earlier time if we so notify you.

Contract.  The individual flexible premium modified guaranteed annuity contract described in this prospectus.

Contract Value.  The sum of all Premiums allocated to the FTDs, plus any amounts held in the Short Term Holding Account, plus all interest earned, minus any withdrawals, plus or minus any MVAs, and minus any surrender charges and premium taxes.

Contractowner.  The person (or persons) who controls all the rights and benefits under a Contract. If there are two owners, one must be designated as the primary Contractowner on the completed application, and the joint owner must be the spouse of the primary Contractowner.

Fixed Term Deposit (“FTD”).  The options available for allocation of your Premium(s) under the Contract. Each option varies in length (from one year to ten years) and guarantees a specified rate of interest for the specified term.

FTD Value.  The portion of the Contract Value allocated to an FTD.

General Account.  All of our assets and liabilities other than those allocated to any segregated TIAA-CREF Life Separate Account. The Short Term Holding Account is part of our General Account.

Income Option.  Any of the ways you can receive annuity income.

IRC.  The Internal Revenue Code of 1986, as amended.

IRS.  The Internal Revenue Service.

Market Value Adjustment (“MVA”).  An adjustment that either increases or decreases the amount we will pay you if, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply the Contract Value to an Income Option, subject to certain exceptions.

Premium.  Any amount you invest (i.e., pay) into the Contract.

Second Annuitant.  The natural person whose life is used together with the life of the Annuitant in determining the annuity payments to be received under a Survivor Income Option.

Short Term Holding Account.  An account that is part of our General Account and that will contain all Contract Value of your Contract that has not been allocated to an available FTD.

Survivor Income Option.  An option that continues lifetime annuity payments as long as either the Annuitant or the Second Annuitant is alive.

TIAA.  Teachers Insurance and Annuity Association of America. TIAA-CREF Life is a wholly-owned subsidiary of TIAA.

SUMMARY

You should read this summary together with the detailed information you will find in the rest of the prospectus.

WHAT IS THE TIAA-CREF INVESTMENT HORIZON ANNUITY?

The TIAA-CREF Investment Horizon Annuity is an individual flexible premium modified guaranteed annuity contract that allows you to accumulate funds on a tax-deferred basis for retirement or other long-term investment purposes and to receive future payment of those funds as lifetime income or through other payment options. You generally are not taxed on any earnings or appreciation on the assets in the Contract until money is taken out of the Contract.

Currently, Premiums can be allocated to any of ten FTD options which can be chosen by you. Each FTD option guarantees a specified rate of interest for the specified term.

The Contract is available to you provided that it has been approved by the insurance department of your state of residence. Approvals are pending in certain jurisdictions.

WHAT FEES AND EXPENSES MIGHT BE DEDUCTED FROM MY CONTRACT?

There are certain fees and expenses that may be deducted from your Contract.

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Premium taxes – we may deduct premium taxes from your Contract Value when it is applied to an Income Option, or when Premiums are paid. State premium taxes currently range from 1.0% to 3.5% of Premium payments and are determined by state insurance laws.

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Annual maintenance fee – during the Accumulation Period, we will deduct an annual maintenance fee of $25 from your Contract Value (if your Contract Value is less than $25,000) on each anniversary and upon surrender of your Contract.

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Surrender charge – we will assess a surrender charge on any surrender or withdrawal taken from an FTD more than 30 days before the end of its term. The surrender charge will be equal to six months of simple interest on the amount withdrawn at the FTD’s crediting rate (even if the FTD has not been in force for six months), or a lesser amount, if required by state insurance law. We will not assess a surrender charge upon cancellation of your Contract during the “free look” period, systematic interest withdrawals, payment of the death benefit, or if you apply your Contract Value to an Income Option.

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Market value adjustment – if, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being surrendered, withdrawn, or applied to an Income Option. We will not apply an MVA upon cancellation of the Contract during the “free look” period, on systematic interest withdrawals, upon surrender or withdrawal from an FTD within the last 30 days of an FTD’s term, upon application of the Contract Value to an Income Option during the last year of an FTD’s term, or upon payment of the death benefit. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment. Accordingly, the value of your Contract could either increase or decrease, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract.

For more details, see “The Contract” - “Charges.”

WHEN DOES A MARKET VALUE ADJUSTMENT APPLY?

If, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being, surrendered, withdrawn or applied to an Income Option. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment. Accordingly, the value of your Contract could either increase or decrease, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. There are certain circumstances where we will not apply an MVA. See “The Contract” - “Market Value Adjustment.”

HOW DO I PURCHASE A CONTRACT?

To purchase a Contract, you must complete an application and make an initial Premium of at least $5,000. Additional Premiums must be at least $5,000. The minimum allocation to an FTD is $5,000. For details, see “The Contract” - “Purchasing a Contract and Remitting Premiums.”

CAN I CANCEL MY CONTRACT?

You can examine the Contract and return it to us for a full refund of all Premiums paid until the end of the “free look” period specified in your Contract (which is a minimum of 10 days, but varies by state). We will consider the Contract returned on the date it is postmarked and properly addressed with postage pre-paid or, if it is not postmarked, on the day we receive it at our Administrative Office. We will send you the refund after we get written notice of cancellation and the returned Contract. We will not deduct a surrender charge or apply an MVA if you cancel the Contract during the “free look” period. For details, see “The Contract” - “Purchasing a Contract and Remitting Premiums.”

CAN I MAKE CASH WITHDRAWALS FROM THE CONTRACT?

You may surrender your Contract or take cash withdrawals at any time before the annuity starting date. All cash withdrawals must be for at least $1,000 from an FTD, unless the withdrawal would reduce the FTD Value below $5,000, in which case you must withdraw the entire FTD Value. A systematic interest withdrawal program is also available at Contract application. For details, see “The Contract” - “Cash Withdrawals.” Cash withdrawals may be taxed. You may have to pay an IRS tax penalty on earnings if you take a cash withdrawal before age 59 1/2. Surrenders and withdrawals made more than 30 days before the end of an FTD’s term will be subject to a surrender charge and an MVA. See “The Contract” – “Charges” - “Surrender Charge” and “The Contract” - “Market Value Adjustment.”

WHAT ARE MY OPTIONS AT THE END OF AN FTD’S TERM?

When an FTD nears maturity at the end of the specified term, you have several options. You may receive all or part of your ending FTD Value without a surrender charge or MVA; you may apply all or part of your ending FTD Value to one or more new FTDs that are available to you at that time; or you may do nothing and allow a new FTD to automatically begin. See “Fixed Term Deposit (FTD)” – “Maturity of a Fixed Term Deposit.”

WHAT ARE MY OPTIONS FOR RECEIVING ANNUITY PAYMENTS UNDER THE CONTRACT?

Guaranteed fixed annuity payments are available under the Contract and are payable from our General Account. The Contract offers a variety of Income Options, including: One-Life Annuities, which pay income as long as the Annuitant lives or until the end of a specified guaranteed period, whichever is longer; Fixed-Period Annuities, which pay income for a period of between two and 30 years; and Two-Life Annuities, which pay income as long as the Annuitant lives, then continues at either the same or a reduced level for the life of the Second Annuitant or until the end of a specified guaranteed period, whichever is greater. For details, see “The Contract”—“The Annuity Period.”

WHAT DEATH BENEFITS ARE AVAILABLE UNDER THE CONTRACT?

If any Contractowner or Annuitant dies during the Accumulation Period, the death benefit will become available to the death benefit payees. The amount of the death benefit is the Contract Value on the first death benefit payable date. For details, see “Death Benefits.”

TIAA-CREF LIFE INSURANCE COMPANY AND TIAA

The Contracts are issued by TIAA-CREF Life Insurance Company, a stock life insurance company organized under the laws of the State of New York on November 20, 1996. TIAA-CREF Life Insurance Company commenced operations under its former name, TIAA Life Insurance Company, and changed its name on May 1, 1998. As of December 31, 2007, TIAA-CREF Life’s assets totaled approximately $3.1 billion. Our headquarters are located at 730 Third Avenue, New York, NY 10017-3206. TIAA-CREF Life is a wholly-owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”).

TIAA is a stock life insurance company organized under the laws of the State of New York. It was founded on March 4, 1918, by the Carnegie Foundation for the Advancement of Teaching. TIAA is the companion organization of the College Retirement Equities Fund (“CREF”), the first company in the United States to issue a variable annuity. CREF is a nonprofit membership corporation established in the State of New York in 1952. Together, TIAA and CREF, serving approximately 3.3 million people and 15,000 institutions, form the principal retirement system for the nation’s education and research communities and one of the largest retirement systems in the world, based on assets under management. As of December 31, 2007, TIAA’s assets were approximately $196.4 billion; the combined assets for TIAA and CREF totaled approximately $417.8 billion (although neither TIAA nor CREF stands behind TIAA-CREF Life’s guarantees).

THE CONTRACT

The Contract is an individual flexible premium (you can contribute varying amounts of at least $5,000) modified guaranteed annuity. The material rights, obligations, and benefits of the Contract are described in this prospectus. We plan on offering the Contract in all 50 states and the District of Columbia, although, currently, the Contract will not be available to residents in those jurisdictions where we have not yet received regulatory approval.

Qualified Contracts.  We are currently not offering contracts issued in connection with retirement plans that are intended to qualify for special Federal income tax treatment under Sections 408 or 408A of the IRC.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions, including us, to obtain, verify, and record information that identifies each person who opens an account.

What this means for you:  When you open an account, we will ask for your name, residential address, date of birth, social security number, and other information that will allow us to identify you, such as your home telephone number. Until you provide us with the information that we need, we may not be able to issue a Contract to you or effect any transactions for you.

If we are unable to verify your identity, or that of another person authorized to act on your behalf, or if we believe that we have identified potentially criminal activity, we reserve the right to take such action as we deem appropriate, which may include canceling your Contract.

PURCHASING A CONTRACT AND REMITTING PREMIUMS

Minimum Initial Premiums.  We will issue you a Contract as soon as we receive your completed application and your initial Premium at our Administrative Office in good order. (See “The Contract” – “Purchasing a Contract and Remitting Premiums” - “Good Order.”) Your initial Premium will be allocated to the FTD(s) you select within two Business Days of the Business Day on which it is received by us in good order. Initial Premiums must be for at least $5,000 per FTD.

For your initial Premium, please send your check, payable to TIAA-CREF Life Insurance Company, along with your completed application to:

TIAA-CREF Life Insurance Company

P.O. Box 724508

Atlanta, GA 31139

Note that we cannot accept money orders, travelers checks, or cash. In addition, we will not accept a third-party check where the relationship of the payor to the Contractowner cannot be identified from the face of the check.

Right to Cancel.  You can examine the Contract and return it to us for a full refund of all Premiums paid until the end of the “free look” period specified in your Contract (which is a minimum of 10 days, but varies by state). We will consider the Contract returned on the date it is postmarked and properly addressed with postage pre-paid or, if it is not postmarked, on the day we receive it at our Administrative Office. We will send you the refund after we get written notice of cancellation and the returned Contract. We will not deduct a surrender charge or apply an MVA if you cancel the Contract during the “free look” period. During the “free look” period, you may not make a withdrawal under your Contract.

Good Order.  We cannot process your requests for transactions relating to the Contract until we have received them in good order at our Administrative Office. “Good order” means the actual receipt of the requested transaction in writing, along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your completed application, the Contract number, the transaction amount (in dollars), the FTD selected, the signatures of all Contractowners, exactly as registered on the Contract, if necessary, and any other information or supporting documentation that we may require. With respect to purchase requests, “good order” also generally includes receipt of sufficient funds by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.

Additional Premiums.  Subsequent Premiums must be for at least $5,000 per FTD. We reserve the right to limit Premiums to no more than $500,000 a year. For additional Premiums, please send your check, payable to TIAA-CREF Life Insurance Company, including your Contract number and FTD allocation choice, to:

TIAA-CREF Investment Horizon Annuity

P.O. Box 933898

Atlanta, GA 31193-3898

We will allocate each subsequent Premium to a new FTD, based on your instructions, as of the Business Day we receive it in good order. Currently, we will accept Premiums at any time both the Contractowner and the Annuitant are living and your Contract is in the Accumulation Period. However, any premiums received less than one year before your scheduled annuity starting date will be allocated to the Short Term Holding Account. We reserve the right to not accept additional Premiums under this Contract after you have been given three months’ notice.

Electronic Payment.  You may make initial or additional Premium payments by electronic payment. A Federal wire transfer is usually received on a “same” day basis and an Automated Clearing House (“ACH”) transfer is usually received by the second day after transmission. Be aware that your bank may charge you a fee to wire funds, although ACH transfers are usually less expensive than a Federal wire. This is what you need to do:

(1)	If you are sending in an initial Premium, send your completed application to us at our Administrative Office;

(2)	Instruct your bank to wire or transfer money to:

Wachovia Bank, N.A.

ABA Number 031201467

Avondale, PA

Account of: TIAA-CREF Life Insurance Company

Account Number: 2000035305820

(3)	Specify on the wire or transfer:

•	Your name, address and Social Security Number(s) or Taxpayer Identification Number(s)
•	Indicate if the Premium is for a new application or for an existing Contract (provide Contract number and FTD allocation choice, if existing)

Certain Restrictions.  You may only open one Contract in any calendar year. Also, your Contract may not contain more that 120 FTDs at any one time.

If mandated under applicable law, including Federal laws designed to counter terrorism and prevent money laundering, we may be required to reject a Premium payment. We may also be required to block a Contractowner’s account and refuse to pay any request for surrenders, withdrawals, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

We may deduct any charges for premium taxes from your initial or subsequent Premium before we allocate it under the Contract. (See “The Contract” – “Charges” - “Premium Taxes.”)

More About Remitting Premiums.  We will not be deemed to have received any Premiums sent to the addresses designated in this prospectus for remitting Premiums until the third party service that administers the receipt of mail through those addresses has processed the payment on our behalf.

FIXED TERM DEPOSIT (“FTD”)

Fixed Terms.  An FTD is the period of years during which we will credit a specified interest rate. Currently, you can choose from FTDs of one year to ten years (whole years only). If the crediting rate for an FTD is lower than your Contract’s minimum guaranteed interest rate, that FTD will be temporarily unavailable. Only FTDs ending before the annuity starting date or the calendar month in which the Annuitant or any Contractowner turns age 90 will be available to you. We reserve the right to stop offering any FTD at any time. If you allocate any part of a Premium to an unavailable FTD, we will not consider your allocation instructions to be in good order and will not process your allocation instructions.

Crediting Interest.  Each FTD to which you allocate any portion of a Premium or your Contract Value earns interest at the specified interest rate in effect for that FTD from the date the Premium or Contract Value is credited to the FTD through the end of the term of the FTD, or until the FTD Value is surrendered, if earlier. We will credit interest to each FTD on a daily basis. We will also credit interest on a daily basis on any amounts held in the Short Term Holding Account at an interest rate determined by us, but not less than your Contract’s minimum guaranteed interest rate.

Maturity of a Fixed Term Deposit.  An FTD matures at the end of the specified term, and the proceeds then become available to the Contractowner(s). Prior to the end of an FTD’s term, you may select from the following options:

(1)	Receive all or part of your ending FTD Value without a surrender charge or MVA;
(2)	Instruct us to apply all or part of your ending FTD Value to one or more new FTDs that you select from the FTDs that we are then offering and are available to you; or
(3)	Do nothing and allow a new FTD to automatically begin.

If any FTD matures after a notice of death is received but before the death benefit is paid, the Contract Value in that FTD will be transferred to the Short Term Holding Account.

We will mail you a notice at least 45 days, but not more than 75 days, prior to maturity of each FTD. Prior to maturity, you must instruct us to either apply the proceeds to one or more new FTDs then available or transfer the proceeds out of the Contract. If no FTDs are then available, you may apply the proceeds to the Short Term Holding Account.

If we have not received valid instructions from you before maturity, the proceeds will be applied to a new FTD with the shortest term then available. If no FTDs are then available, the proceeds will be applied to the Short Term Holding Account. If FTDs become available to you while you have a Contract Value in the Short-Term Holding Account, we will mail you a notice after which you will have at least 15 days, but not more than 45 days, to allocate your Short Term Holding Account accumulation among the available FTDs. If we do not receive valid instructions from you in that time frame, your entire Contract Value in the Short Term Holding Account will be applied to a new FTD with the shortest term then available.

Surrenders at the end of an FTD

To surrender your ending Contract Value in an FTD, you must request the surrender in writing prior to the end of the expiring FTD. Surrenders and withdrawals made more than 30 days before the end of an FTD’s term will generally be subject to a surrender charge and an MVA. (See “The Contract” – “Charges” - “Surrender Charge” and “The Contract” - “Market Value Adjustment.”) Any surrendered or withdrawn amount may be subject to income taxes, and a 10% IRS tax penalty on earnings may apply if you are not yet 59 1/2 years old. (See “Federal Income Taxes.”)

Selecting a subsequent FTD

To apply the ending Contract Value in an FTD to one or more new FTDs, you must provide us with written instructions as to the FTDs that you select prior to the end of the expiring FTD. You may select a subsequent FTD only from the FTDs that we are offering at the time you make your selection and that are available to you. Only FTDs ending before the annuity starting date or the calendar month in which the Annuitant or any Contractowner turns age 90 will be available. At least $5,000 must be allocated to any subsequent FTD.

If you request that we allocate the ending Contract Value to an FTD that is not available to you, we will allocate the ending Contract Value to the Short Term Holding Account. We will mail you a notice of the FTDs that are available to you, after which you will have at least 15 days, but not more than 45 days, to allocate the amount in the Short Term Holding Account among one or more of those available FTDs. If we do not receive valid instructions from you, we will apply the amount in the Short Term Holding Account to the FTD with the shortest term then available to you under your Contract.

Automatic subsequent FTDs

Unless you instruct otherwise, the Contract Value at the end of an expiring FTD will be allocated to a subsequent FTD. The subsequent FTD will be the shortest duration FTD that we currently offer. The new FTD will earn interest at the interest rate in effect for that subsequent FTD when your Contract Value is allocated to it. If the shortest duration FTD extends beyond the annuity starting date or the calendar month in which the Annuitant or any Contractowner turns age 90, then we will allocate the Contract Value to the Short Term Holding Account.

CREDITING RATES

Each FTD receives a credited interest rate guaranteed for the entire term. Credited interest rates for each FTD will vary by term, purchase date, and purchase amount. These rates will be rounded to the nearest 0.05%.

We have no specific formula for setting the interest rates for the FTDs. Rates will be influenced by, but not necessarily coincide with, interest rates available on fixed income investments that we may acquire with the amounts we receive as Premiums. You have no direct or indirect interest in the investments we make with the Premiums. We will invest these amounts primarily in investment-grade fixed income securities. We will also consider other factors in determining the interest rates for the FTDs, including regulatory and tax requirements, administrative and sales expenses incurred by us, general economic trends, and competitive factors. We will make the determination as to the interest rate we will declare for each FTD. We cannot predict nor do we guarantee what future interest rates we will declare, but your Contract will have a minimum guaranteed interest rate that we will determine when we issue the Contract to you. You will also be credited with interest on any amounts held in the Short Term Holding Account at an interest rate determined by us, but not less than your Contract’s minimum guaranteed interest rate.

MARKET VALUE ADJUSTMENT (“MVA”)

If, before the end of an FTD’s term, you surrender your Contract, make a withdrawal or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being surrendered, withdrawn or applied to an Income Option. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment.

To determine the MVA for an FTD at the time of a premature withdrawal, surrender, or selection of an Income Option from that FTD, we first calculate an MVA ratio (as described below, under “Market Value Adjustment Formula”). We then multiply this ratio by the amount you have withdrawn, surrendered, or applied to an Income Option to calculate the amount of the MVA.

Note:	An MVA will either increase or decrease your Contract Value, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. You directly bear any investment risk associated with an MVA.

Purpose of an MVA.  An MVA generally reflects the relationship on any given day between the interest rate you would earn if your Contract Value remained in the existing FTD until its maturity, and the interest rate you would earn if your Contract Value were transferred to a new FTD with a comparable remaining term on that day. The greater the difference in interest rates, the greater the effect that an MVA will have on your Contract Value. The amount of time remaining until maturity for a particular FTD also will affect the determination of an MVA; the greater the length of time remaining until maturity, the greater the effect an MVA will have on your Contract Value.

As a general rule, if interest rates have increased since your FTD was issued, the MVA will be negative and will decrease your Contract Value; if interest rates have decreased during that period by more than 0.25%, the MVA will be positive and will increase your Contract Value. The MVA formula (as set forth below) contains a 0.25% factor that is designed to compensate us for certain expenses and losses that we may incur, either directly or indirectly, as a result of a premature surrender, withdrawal, or selection of an Income Option. Thus, even if interest rates remain the same during the period, or decrease by less than 0.25%, the MVA will be negative due to the 0.25% factor.

The possibility of you experiencing a substantial, positive MVA (and, therefore, significant financial gain) due to an early redemption is unlikely.

Exceptions.  Any surrender, withdrawal, or selection of an Income Option from an FTD before the end of its term is considered premature and is subject to an MVA except for:

1)	a surrender to cancel the Contract during the “free look” period;

2)	systematic interest withdrawals;

3)	a surrender or withdrawal made by you within the last 30 days of an FTD’s term;

4)	annuity payments beginning on an annuity starting date that occurs during the last year of an FTD’s term; and

5)	amounts withdrawn to pay the death benefit.

Application of a Market Value Adjustment.  We calculate a separate MVA for each FTD by multiplying the amount that you surrender, withdraw, or from which you apply your Contract Value to an Income Option prematurely by the ratio calculated in accordance with the MVA formula set forth below. If multiple FTDs are affected by your premature surrender, withdrawal, or selection of an Income Option, we will apply multiple MVAs, some of which may be positive and some of which may be negative.

We will apply an MVA to each amount prematurely surrendered, withdrawn, or applied to an Income Option from an FTD. We will calculate the MVA as of the date we receive your written request for surrender or withdrawal or on the annuity starting date before we calculate any annuity payments. If an MVA is positive, we will credit the additional amount to your Contract Value before paying any surrender, withdrawal, or annuity payment; if an MVA is negative, we will deduct the amount from your Contract Value before paying any surrender, withdrawal, or annuity payment. We will also deduct any applicable surrender charges and premium taxes before paying any surrender, withdrawal, or annuity payment. We will calculate any MVA, surrender charge, and/or premium taxes independently of one another, each calculated based on your Contract Value that you are withdrawing or annuitizing before any of the other adjustments.

Market Value Adjustment Formula.  The MVA formula applicable to an FTD equals N multiplied by R, where N and R are calculated as follows:

N =	the number of years remaining until maturity of the FTD. This number is calculated by multiplying the number of days remaining until maturity by 12 and dividing by 365, rounding the result up to the next whole number, and then dividing this result by 12

R =	I reduced by J and further reduced by 0.25%, where I and J are calculated as follows:

M = N rounded up to the next whole number

The transaction date equals the applicable annuity starting date or the effective date of the withdrawal or surrender.

If a new FTD with a term of M years is available to you on the transaction date then,

I = The interest rate applicable to the original FTD

J = The interest rate applicable to a new FTD with a term of M years being offered on the transaction date

If a new FTD with a term of M years is not available to you on the transaction date, then

I = the yield, as of the effective date of the FTD, of the STRIPS for which the time then remaining until maturity is closest, within six months, to the term of the FTD. If no STRIPS within six months is available, then I equals the interpolation of the yields, as of the effective date of the FTD, of the closest STRIPS maturity prior to, and the closest STRIPS maturity following, the term of the FTD; and

J = the yield, as of the transaction date, of the STRIPS for which the time then remaining until maturity is closest, within six months to M years. If no STRIPS within six months is available, then J equals the interpolation of the yields, as of the transaction date, of the closest STRIPS maturity prior to, and the closest STRIPS maturity following, M years.

STRIPS refers to U.S. Treasury STRIPS. The STRIPS yield is the U.S. Treasury STRIPS asked yield reported by the Wall Street Journal, or any successor thereto. If the U.S. Treasury STRIPS asked yield is no longer reported by the Wall Street Journal or its successor, we will choose a substantially similar yield, subject to any requisite approval of the insurance supervisory official of the jurisdiction in which the Contract is issued.

Demonstration of an MVA

Example 1:

If a Contractowner invested $10,000 in a 10 year FTD and then made a full withdrawal from the FTD three years after purchase, the following MVA would be calculated if the interest rate on a new FTD with a seven-year term was 1% less than the interest rate on the original FTD.

	At Purchase	At Withdrawal
Premium	$10,000
Contract Value		$10,927
Original/Remaining Time (years)	10	7
Original FTD Rate	3.00%
New FTD Rate (offered on 7 year FTD at the time of the withdrawal)		2.00%
MVA		$574

MVA = $10,927 x (7 x (3.00%-2.00%-0.25%)) = $574

Example 2:

If a Contractowner invested $10,000 in a 10 year FTD and then made a full withdrawal from the FTD three years after purchase, the following MVA would be calculated if the interest rate on a new FTD with a seven-year term was 1% greater than the interest rate on the original FTD.

	At Purchase	At Withdrawal
Premium	$10,000
Contract Value		$10,927
Original/Remaining Time (years)	10	7
Original FTD Rate	3.00%
New FTD Rate (offered on 7 year FTD at the time of the withdrawal)		4.00%
MVA		($956)

MVA = $10,927 x (7 x (3.00%-4.00%-0.25%)) = -$956

For additional examples of MVA calculations, including the calculation of the applicable surrender charges, see the table at the end of “Charges.”

CASH WITHDRAWALS

At any time before the annuity starting date, you can withdraw some or all of your Contract Value from the FTD(s) and/or from any amounts you have in the Short Term Holding Account. A full withdrawal of your Contract Value is called a surrender. Cash withdrawals must be for at least $1,000, unless the withdrawal would reduce the FTD Value below $5,000, in which case you must withdraw the entire FTD Value. We may also impose the following restrictions:

•	Withdrawals from your Contract can be limited to no more than one per calendar quarter.
•	We may change the cut-off time establishing when a transaction request must be received in order to be effective at the end of that Business Day.

All withdrawal requests must be in accordance with procedures established by us. A withdrawal will be effective, and all values determined, as of the end of the Business Day in which we receive your written request in good order, unless you choose to defer the withdrawal’s effective date to a future date acceptable to us. You may not revoke a request for a withdrawal after its effective date.

If you request a withdrawal of less than the entire Contract Value, you must designate the FTD(s) and/or the Short Term Holding Account from which we should take the withdrawal. If you have not provided these instructions in good order, we will reject your withdrawal request unless we receive your request within the last 30 days of an FTD’s term. If we receive your withdrawal request within the last 30 days of an FTD’s term, we will make the withdrawal from the expiring FTD. However, if the amount of your withdrawal request exceeds the Contract Value in the expiring FTD, we will reject the portion of the withdrawal request that exceeds the Contract Value in the expiring FTD.

If you withdraw your entire Contract Value, we will cancel your Contract and all of our obligations to you under the Contract will end. We will deduct the annual maintenance fee from any surrender proceeds, if your Contract Value is less than $25,000 at the time of surrender.

Surrenders and withdrawals made more than 30 days before the maturity of an FTD’s term may be subject to a surrender charge and an MVA. (See “The Contract” – “Charges” - “Surrender Charge” and “The Contract” - “Market Value Adjustment.”) Withdrawals and surrenders are subject to Federal income tax, and a 10% IRS tax penalty on earnings may apply if you are under age 59 1/2. (See “Federal Income Taxes.”)

SYSTEMATIC INTEREST WITHDRAWALS

If your initial Premium is at least $25,000, you may request systematic withdrawals of the interest that we have credited to your FTD Values. Systematic interest withdrawals must be made from all FTDs in which you are invested. Systematic interest withdrawals can be established for monthly, quarterly, semi-annual or annual withdrawals from the first to the twenty-eighth day of the month. If the scheduled date of a systematic interest withdrawal is not a Business Day, the withdrawal will be paid on the next Business Day.

We do not assess a surrender charge or apply an MVA on systematic interest withdrawals; however, systematic interest withdrawals are subject to Federal income tax, and a 10% IRS tax penalty on earnings may apply if you are under age 59 1/2. (See “Federal Income Taxes.”)

Systematic interest withdrawals can only be initiated when the Contract is issued and cannot be cancelled. Systematic interest withdrawals will continue until the earliest of the following:

•	the annuity starting date,
•	the date we are notified of your death, or
•	the first death benefit payable date.

We may impose a fee of up to $5 per payment for systematic interest withdrawals paid by check.

CHARGES

No Deductions from Premiums.  The Contract does not provide for any front-end charges (except for premium taxes as may be required in certain jurisdictions – and as described below).

Premium Taxes.  Currently, residents of several states may be subject to premium taxes on their Contracts. We normally will deduct any charges for premium taxes from your Contract Value when it is applied to an Income Option. However, if a jurisdiction requires that premium taxes be paid at other times, such as when Premiums are paid, we will deduct premium taxes from your Contract Value at those times. State premium taxes currently range from 1.0% to 3.5% of Premium payments and are determined by state insurance laws.

Annual Maintenance Fee.  Your Contract will be subject to an annual maintenance fee of $25 during the Accumulation Period to compensate us for the expenses associated with administering your Contract. We will assess this fee annually, on every anniversary of the date of issue of your Contract, and if you surrender your Contract. We will waive the maintenance fee if your Contract Value equals or exceeds $25,000 on an anniversary of your Contract or the day you surrender your Contract. We do not deduct this charge during the annuity period. We will deduct this charge first from any amounts you have in the Short Term Holding Account and then from the FTD with the most recent effective date. If more than one FTD became effective on the same most recent date, we will deduct the charge from the FTD with the shortest term on the date when we deduct the charge.

Surrender Charge.  We will assess a surrender charge on any surrender or withdrawal taken from an FTD more than 30 days before the end of its term. The surrender charge will be equal to six months of simple interest on the amount withdrawn at the FTD’s crediting rate (even if the FTD has not been in force for six months), or a lesser amount, if required by state insurance law. We will not assess a surrender charge upon cancellation of your Contract during the “free look” period, systematic interest withdrawals, payment of the death benefit, or if you apply your Contract Value to an Income Option.

Market Value Adjustment.  If, before the end of an FTD’s term, you surrender your Contract, make a withdrawal or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being surrendered, withdrawn, or applied to an Income Option. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment. Accordingly, the value of your Contract could either increase or decrease and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. We will not apply an MVA upon cancellation of the Contract during the “free look” period, on systematic interest withdrawals, upon surrender or withdrawal from an FTD within the last 30 days of an FTD’s term, upon application of the Contract Value to an Income Option during the last year of an FTD’s term, or upon payment of the death benefit.

The following table demonstrates the MVAs and surrender charges that would be applicable if you chose to make a full withdrawal of your FTD Value on each anniversary date. The example is based on hypothetical FTD Values for a $10,000 initial Premium allocated to a 10 year FTD with a 3.0% guaranteed interest rate. The example assumes three potential interest rates for a remaining term FTD and is for illustrative purposes only.

		Assumed FTD Guaranteed Interest Rate = 3.00%
		Market Value Adjustments, Surrender Charges and FTD Values
		2% on Remaining Term FTD			3% on Remaining Term FTD			4% on Remaining Term FTD
End of Anniversary Year	FTD Value	Market Value Adjustment	Surrender Charge	Net FTD Value	Market Value Adjustment	Surrender Charge	Net FTD Value	Market Value Adjustment	Surrender Charge	Net FTD Value
1	$10,300	$695	$(155)	$10,841	$(232)	$(155)	$9,914	$(1,159)	$(155)	$8,987
2	10,609	637	(159)	11,086	(212)	(159)	10,238	(1,061)	(159)	9,389
3	10,927	574	(164)	11,337	(191)	(164)	10,572	(956)	(164)	9,807
4	11,255	506	(169)	11,593	(169)	(169)	10,917	(844)	(169)	10,242
5	11,593	435	(174)	11,854	(145)	(174)	11,274	(725)	(174)	10,694
6	11,941	358	(179)	12,120	(119)	(179)	11,642	(597)	(179)	11,164
7	12,299	277	(184)	12,391	(92)	(184)	12,022	(461)	(184)	11,653
8	12,668	190	(190)	12,668	(63)	(190)	12,414	(317)	(190)	12,161
9	13,048	98	(196)	12,950	(33)	(196)	12,819	(163)	(196)	12,689
10	13,439	-	-	13,439	-	-	13,439	-	-	13,439

THE ANNUITY PERIOD

You can apply your Contract Value to provide you with guaranteed annuity payments. The determination of your annuity payment amounts will be based, among other things, on the amount of your Contract Value and your choice of an Income Option. You may choose to receive monthly, quarterly, semi-annual or annual payments. If your annuity payments would be less than $100 a month, we may decide to change to less frequent payments, and, if we do, we will inform you of that decision. The total value of annuity payments that are eventually made to you may be more or less than the total Premium(s) you paid under the Contract.

If you choose to receive annuity payments that begin more than one year before the end of an FTD’s term, we will apply an MVA to the Contract Value withdrawn from that FTD before we calculate your annuity payments. (See “The Contract” - “Market Value Adjustment.”) We also may deduct any charges for premium taxes from your Contract Value before we apply it to an Income Option. (See “The Contract” – “Charges” - “Premium Taxes.”)

WHEN ANNUITY PAYMENTS BEGIN

Generally, you pick the date when you want annuity payments to begin when you complete your application for a Contract. The date you choose cannot be later than the Annuitant’s or any Contractowner’s 90th birthday. You can choose or change the annuity starting date at any time before annuity payments actually begin. In any case, the annuity starting date will be the first day of a month and cannot be earlier than fourteen months after the day your Contract is issued (twelve months for Contracts issued in Florida). Your first annuity check may be delayed while we process your choice of Income Option and calculate the amount of your initial payment.

For payments to begin on the annuity starting date that you chose, we must receive all information and documentation necessary for the Income Option you have picked at our Administrative Office in good order. If we have not received all the necessary information in good order, we will defer the annuity starting date until the first day of the month after the information has reached us in good order, but not beyond the Annuitant’s or any Contractowner’s 90th birthday. If you have not picked an Income Option, or if we have not otherwise received all the necessary information by that date, we will begin payments under a One-Life Annuity with a 10 year guaranteed period, or a shorter guaranteed period, if required under Federal tax law.

We will send your annuity payments by mail to your home address or (if you request) by mail or electronic fund transfer to your bank. If you want to change the address or bank where you want your annuity payments sent, it is your responsibility to notify us. We can send payments to your residence or most banks abroad.

ANNUITY PAYMENTS

Your annuity payments are based on your Contract Value on the annuity starting date. At the annuity starting date, the dollar amount of each annuity payment resulting from your Contract Value will become fixed, based upon:

•	the Income Option you choose,
•	the length of the guaranteed period you choose, if applicable,
•	the frequency of payment you choose,
•	the ages of the Annuitant and any Second Annuitant,
•	our then-current annuity rates, which will not be less than those specified in your Contract’s rate schedule and
•	any premium taxes and/or MVAs applied to your Contract Value on the annuity starting date, if applicable.

INCOME OPTIONS

You have a number of different Income Options.

•

One-Life Annuity with or without a Guaranteed Period.  This Income Option provides for annuity payments as long as the Annuitant lives. If you choose a guaranteed period (i.e., 10, 15 or 20 years) and your Annuitant dies before the guaranteed period is over, annuity payments will continue to you or your Beneficiary until the end of the guaranteed period you selected. If you do not choose a guaranteed period, all annuity payments end at the Annuitant’s death—so it is possible for the Annuitant to receive only one payment if the Annuitant dies less than a month after annuity payments start.

•

Fixed-Period Annuities.  This Income Option provides for annuity payments for a stipulated period of not less than two years or more than 30 years. At the end of the period you’ve chosen, annuity payments will stop. If you and your joint owner, if any, die before the period is up, your Beneficiary becomes the Contractowner.

•

Two-Life Annuities with or without a Guaranteed Period.  This Income Option provides for annuity payments as long as the Annuitant or Second Annuitant lives, then continues at either the same or a reduced level for the life of the survivor, or until the end of the specified guaranteed period, if you choose one, whichever period is longer. There are three types of Two-Life Income Options, all available with or without a guaranteed period—Full Benefit While Either the Annuitant or the Second Annuitant is Alive, Two-Thirds Benefit After the Death of Either the Annuitant or the Second Annuitant, and a Half-Benefit After the Death of the Annuitant.

We may offer different Income Options in the future.

The commuted value of any annuity payments remaining to be paid after the death of a Beneficiary and during a guaranteed period may be paid in a lump sum, unless the Contractowner(s) direct(s) us otherwise. The commuted value is the present value of the remaining annuity payments that will be paid in a lump sum, and such present value is equal to the sum of the scheduled annuity payments less the interest that would have been earned on those payments, from the effective date of the commuted value calculation to the dates when each of the scheduled annuity payments would have been made.

DEATH BENEFITS

AVAILABILITY AND CHOOSING BENEFICIARIES

Unless the “Special Option For Spouses” (which is described immediately below) applies, the death benefit will be paid to the death benefits payee(s) if any Contractowner or Annuitant dies during the Accumulation Period. When you complete your application for a Contract, you will name one or more Beneficiaries to receive the death benefit if any Contractowner or Annuitant dies. You can change your Beneficiaries at any time during the Accumulation Period. For more information on designating Beneficiaries, you should contact us, and you may also want to consult your qualified legal advisor.

SPECIAL OPTION FOR SPOUSES

If the surviving spouse is the sole Beneficiary when the Contractowner dies, the surviving spouse can either choose to become the Contractowner and continue the Contract, or receive the death benefit. If the surviving spouse does not make a choice within 60 days after we receive proof of the Contractowner’s death, the spouse will automatically become the Contractowner, and no death benefit will be paid to the surviving spouse. The surviving spouse will also become the Annuitant if the deceased owner was the Annuitant.

AMOUNT OF DEATH BENEFIT

The amount of the death benefit is your Contract Value as of the first death benefit payable date. Each payee’s death benefit payable date is the date when we have received proof of the Contractowner’s or Annuitant’s death and all information that we require for payment of the payee’s portion of the death benefit has been received by us at our Administrative Office in good order. We will not deduct a surrender charge or apply an MVA to the death benefit payment.

On the first death benefit payable date, all FTDs will be terminated, and all FTD Values will be applied to the Short Term Holding Account.

METHODS OF PAYMENT OF DEATH BENEFITS

We will pay each death benefit payee’s portion of the death benefit in one payment. Death benefit payments must be made within five years of your death. Upon payment of the death benefit, the Contract will terminate.

In all events, the death benefit and the termination provisions of the Contract will be administered in accordance with the requirements of Sections 72(s) or 401(a)(9) of the IRC, as applicable to your Contract.

FEDERAL INCOME TAXES

The following discussion is based on our understanding of current Federal income tax law, which is subject to change. For complete information on your personal tax situation, you should check with a qualified tax advisor.

TAXATION OF ANNUITIES

The following discussion assumes the Contracts qualify as “annuity contracts” for Federal income tax purposes:

In General.  IRC Section 72 governs annuity taxation generally. We believe that an owner who is a natural person usually will not be taxed on increases in the value of a Contract until there is a distribution (i.e., the Contractowner withdraws all or part of the Contract Value or takes annuity payments.) Assigning, pledging, or agreeing to assign or pledge any part of the Contract Value usually will also be considered a distribution.

Withdrawals of accumulated investment earnings will be taxable as ordinary income. The IRC generally requires withdrawals under your Contract to be first allocated to investment earnings.

The owner of a Contract who is not a natural person (such as a trust) generally must treat any increases in the value of the Contract during the taxable year as income. There are some exceptions to this rule, and a prospective Contractowner who is not a natural person should discuss these potential exceptions with a qualified tax advisor.

The following discussion applies generally to Contracts owned by a natural person:

Withdrawals.  If you make a withdrawal from your Contract, the IRC generally treats the withdrawal as first coming from earnings and then from your Premium(s). Such withdrawn earnings are includable in your income in the calendar year when the withdrawal occurs. The Contract Value immediately before a withdrawal occurs may have to be increased by any positive MVA. There is no definitive guidance on the proper tax treatment of MVAs, and you may want to consult a qualified tax advisor if you receive an MVA as part of a withdrawal.

Required Distributions.  In order for your Contract to be treated as an annuity contract for Federal income tax purposes, Section 72(s) of the IRC requires that it contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of the Contractowner. Specifically, Section 72(s) requires that (a) if any Contractowner dies on or after the annuity starting date, but prior to the time the entire interest in the Contract has been distributed, the entire interest in the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such Contractowner’s death; and (b) if any Contractowner dies prior to the annuity starting date, the entire interest in the Contract will be distributed within five years after the date of such Contractowner’s death. However, if the designated Beneficiary is the surviving spouse of the deceased Contractowner, the Contract may be continued with the surviving spouse as the new Contractowner. (See “Death Benefits” – “Special Option for Spouses”).

The Contract contains provisions that are intended to comply with these IRC requirements, although no regulations interpreting these requirements have yet been issued. We intend to review the applicable provisions in the Contract and modify them, if necessary, to assure that they comply with the IRC requirements when such requirements are clarified by the IRS, by regulation, or otherwise.

The IRC also provides that any amount you receive from your Contract that is included in income may be subject to an IRS tax penalty. The amount of the IRS tax penalty is equal to 10% of the amount that is includable in income. Some withdrawals will be exempt from the tax penalty. They include any amounts:

(1)	paid on or after you reach age 59 1/2;

(2)	paid after you die;

(3)	paid if the you become totally disabled (as that term is defined in the IRC);

(4)	paid in a series of substantially equal payments made annually (or more frequently) for life or a period not exceeding life expectancy;

(5)	paid under an immediate annuity (as that term is defined in the IRC); or

(6)	that come from purchase payments made prior to August 14, 1982.

With respect to (4) above, if the series of substantially equal periodic payments is modified (unless the modification is made under permitted exceptions) before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax that would have been imposed (the 10% tax penalty) but for the exception, plus interest for the tax years in which the exception was used.

Partial 1035 Exchanges.  Section 1035 of the IRC provides that a non-qualified annuity contract may be exchanged in a tax-free transaction for another annuity contract. The IRS has also ruled that a partial exchange of an annuity contract, whereby a portion of an annuity contract is directly transferred into another annuity contract, would also qualify as a non-taxable exchange. However, the IRS has expressed concern that partial exchanges could be used to avoid tax that would otherwise be imposed on withdrawals from an annuity contract. The IRS has indicated that, pending issuance of final regulations, it will consider all the facts and circumstances to determine whether a partial exchange and a subsequent withdrawal from either of the annuity contracts within 24 months of the date of the partial exchange should result in the contracts being treated as a single contract for purposes of determining the tax treatment of the withdrawal. An annuity contract owner may avoid this result by demonstrating that a life event, such as disability, divorce or unemployment, occurred between the partial exchange and the withdrawal and that the withdrawal was not contemplated at the time of the partial exchange. Contractowners should consult their own qualified tax advisors prior to entering into a partial exchange.

TRANSFERS, ASSIGNMENTS OR EXCHANGES OF A CONTRACT

Transferring Contract ownership, pledging the Contract as security for a loan, designating an Annuitant, payee or other Beneficiary who is not also the Contractowner, designating an annuity starting date, or exchanging a Contract can have other tax consequences that we do not discuss here. If you are thinking about any of those transactions, contact a qualified tax advisor.

ANNUITY PAYMENTS

Although the tax consequences may vary depending on the annuity payment option you select, in general, only a portion of the annuity payments you receive will be includable in your gross income. In general, the excludable portion of each annuity payment you receive will be determined as follows: by dividing your “investment in the contract” on the annuity commencement date by the total expected value of the annuity payments for the term of the payments. This is the percentage of each annuity payment that is excludable from your gross income.

The remainder of each annuity payment you receive is includable in your gross income. Once your “investment in the contract” has been fully recovered through the receipt of excludable portions of annuity payments, the full amount of any additional annuity payments will be includable in your gross income and will be taxed as ordinary income.

If, after the annuity commencement date, annuity payments stop because an Annuitant died, the excess (if any) of your “investment in the contract” as of the annuity commencement date over the aggregate amount of annuity payments received that was excluded from gross income may possibly be allowable as a deduction in your tax return.

WITHHOLDING

Annuity distributions are usually subject to withholding for the recipient’s Federal income tax liability at rates that vary according to the type of distribution and the recipient’s tax status. However, recipients can usually choose not to have tax withheld from distributions.

MULTIPLE CONTRACTS

In determining gross income, Section 72(e) will treat as one contract all TIAA-CREF Life non-qualified and TIAA non-qualified deferred annuity contracts issued to the same contract owner during any calendar year. This treatment could affect when income is taxable and how much might be subject to the 10% IRS tax penalty on earnings (see above). You should consult a qualified tax advisor before buying more than one deferred annuity contract in any calendar year from us and/or TIAA for the purpose of gaining a tax advantage.

POSSIBLE CHARGE FOR TIAA-CREF LIFE’S TAXES

Currently, we do not charge the Contracts for any Federal, state, or local taxes on it other than premium taxes (See “The Contract” - “Charges” - “Premium Taxes”), but we reserve the right to charge the Contracts for any tax or other cost resulting from tax laws that we believe should be attributed to the Contracts.

OTHER TAX ISSUES

Federal estate taxes.  While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should keep in mind that the value of a Contract owned by a decedent and payable to a Beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the Contract, the value of the annuity included in the gross estate may be the value of the lump sum amount payable to the designated Beneficiary or the actuarial value of the payments to be received by the Beneficiary. You should consult a qualified estate planning advisor for more information.

Generation-skipping transfer tax.  Under certain circumstances, the IRC may impose a “generation skipping transfer tax” when all or part of a Contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contractowner. Regulations issued under the IRC may require us to deduct this tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

Annuity purchases by nonresident aliens. The discussion above provides general information regarding U.S. Federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers who are not U.S. citizens or residents will generally be subject to U.S. Federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax advisor regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.

Foreign Tax Credits.  We may benefit from any foreign tax credits attributable to taxes paid by certain funds to foreign jurisdictions to the extent permitted under Federal tax law.

TAX ADVICE

What we tell you here about Federal and other taxes is not comprehensive and is for general information only. It does not cover every situation. Taxation varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, you should check with a qualified tax advisor.

TIAA-CREF LIFE INSURANCE COMPANY

BUSINESS

TIAA-CREF Life is a stock life insurance company that was organized under the laws of the State of New York on November 20, 1996. TIAA-CREF Life commenced operations under its former name, TIAA Life Insurance Company, and changed its name on May 1, 1998. Our headquarters are located at 730 Third Avenue, New York, NY 10017-3206. TIAA-CREF Life is a wholly-owned subsidiary of TIAA. We are subject to regulation by the State of New York Superintendent of Insurance as well as by the insurance regulatory authorities of certain other states and jurisdictions. We are licensed to issue life insurance and annuity products in all 50 states and the District of Columbia.

Our primary products are individual annuities, life insurance, and funding agreements; the individual annuities and life insurance products are marketed directly to individuals while the funding agreements are issued directly to states. Our individual products are available to the general public; however, we market primarily to the individuals who own retirement annuities or insurance policies issued by our parent, TIAA. TIAA provides retirement annuities and insurance coverage to more than 3.3 million individuals primarily at 15,000 educational, research, and cultural institutions, other nonprofit organizations, and certain governmental entities across the United States.

We operate three primary business segments: Individual Annuities, Life Insurance, and Funding Agreements. Additional information concerning our business segments may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included herein.

Individual Annuities

The Individual Annuities business segment issues (and provides customer service for) a number of individual after-tax annuity products. We distribute our annuity products through non-commissioned agents appointed by us. Those agents selling variable annuities and/or modified guaranteed annuities are also registered representatives of our affiliated broker-dealers. We offer both flexible premium deferred annuities and single premium immediate annuities.

Our variable annuities offer contract owners the opportunity to invest in various investment subaccounts of the Separate Accounts, based on the contract owners’ investment allocation decisions, while some of the variable annuities also offer a fixed account option through our General Account, which guarantees principal and a minimum interest rate. The Separate Accounts that support our variable annuities are registered with the SEC as unit investment trusts, and their assets are invested in corresponding portfolios of the TIAA-CREF Life Funds or in other, non-proprietary funds.

At December 31, 2007, the General Account reserves associated with our outstanding individual annuities were approximately $1,168.0 million, and total Separate Account liabilities associated with outstanding variable annuities were approximately $676.3 million.

Going forward, we plan to actively market three individual annuity products. One will be an immediate annuity, and two will be deferred annuities, of which one will be the TIAA-CREF Investment Horizon Annuity.

Life Insurance

The Life Insurance business segment distributes term life insurance, universal life insurance, and variable universal life insurance, and we sell our life insurance products through non-commissioned agents appointed by us. Those agents selling variable insurance products are also registered representatives of our affiliated broker-dealers. Our primary marketing efforts for term life insurance products involve direct mail and an Internet web site to direct potential policyholders to a call center staffed by licensed agents. Our universal life and variable universal life insurance products are also sold through non-commissioned agents with leads generated primarily through internal and external referrals.

The term life insurance product line includes annually renewable term and level premium term life insurance policies, both of which offer level death benefit coverage until the policies’ expiration dates. Universal life insurance policies include single life and last survivor individual non-participating flexible premium adjustable life insurance contracts. Variable universal life insurance policies include single life and last survivor individual non-participating flexible premium variable life insurance contracts. Assets associated with variable universal life insurance policies are held in various investment subaccounts of a Separate Account, based on policyholders’ investment allocation decisions. That Separate Account is registered with the SEC as a unit investment trust, and its assets are invested in the corresponding portfolios of the TIAA-CREF Life Funds or in other, non-proprietary funds.

Underwriting.  We establish underwriting policies for risk selection and classification. The information that we use to perform our underwriting includes information from the insurance application, inspection reports, attending physician statements, medical examinations, blood and urine samples or other pertinent information. This information is then used to determine whether we will issue the policy as applied for or other than applied for (i.e., with modifications that are acceptable to us), or whether we will reject the insurance application. The various requirements for the information that we use in our underwriting vary by the age of the applicant and by the amount of coverage being requested. For certain risks, we may also use reinsurers to assist us in the evaluation of the risk.

Reinsurance.  We use reinsurance to manage risk by ceding (i.e., transfering) some of our insurance reserve liabilities to other insurance and reinsurance companies. Even when we enter into a reinsurance contract with another insurance or reinsurance company, we will retain liability with respect to ceded insurance should the reinsurer fail to meet its obligations. Our maximum retention is $1.5 million for one insured life and $2.5 million for two insured lives for contracts issued prior to June 27, 2006, and $5.0 million for one insured life and $9.0 million for two insured lives for contracts issued on or after June 27, 2006. Our maximum retention is less for certain issue ages and underwriting classifications.

At December 31, 2007, we had total life insurance in force of approximately $22.5 billion, of which approximately $17.3 billion was ceded through reinsurance. At December 31, 2007, total policy reserves held in our General Account associated with life insurance policies in force on that date were approximately $55.6 million, and Separate Account liabilities associated with outstanding variable universal life policies were approximately $17.8 million at December 31, 2007.

Funding Agreements

Our Funding Agreements business segment currently focuses on providing non-participating flexible premium funding agreements, which are issued from our General Account, to support education-related investment and/or savings programs sponsored by various states. Several states sponsor a 529 college savings plan (named after section 529 of the IRC), and each plan is a tax-advantaged investment and savings program designed to encourage account owners to save for the future higher education expenses of a designated beneficiary. Some states offer a guaranteed option to those investing in the state’s college savings plan, and we provide funding agreements to certain states to support their guaranteed option, which guarantees a return of account owners’ principal, with interest. We can also make available a funding agreement to any state that provides a state scholarship program for those seeking higher education.

We currently have eight outstanding funding agreements with state 529 college savings plans, and existing accumulations remain in the funding agreements previously issued to three other states. We have one funding agreement with a state associated with their state scholarship program. Total General Account reserves associated with our funding agreements totaled approximately $809.0 million at December 31, 2007.

Three Year Premiums and Deposits by Primary Business Segment

	Year Ended December 31,
	2007	2006	2005
	($ In Millions)
Primary Business Segment
Individual Annuity Premiums	$142.3	$116.9	$125.8
Life Insurance Premiums	28.7	21.7	18.4
Funding Agreement Deposits*	110.1	162.7	216.7

* The deposits that we receive on funding agreements are recorded as liabilities and are not treated as premiums or as revenue under the statutory accounting principles we follow, which are described in the Notes to “TIAA-CREF Life Insurance Company’s Statutory-Basis Financial Statements,” included herein.

ADDITIONAL BUSINESS CONSIDERATIONS

In addition to the preceding description of the products that we distribute through our three primary business segments, there are other elements of our business operations that may affect our operating performance and our financial condition.

INVESTMENTS

Our General Account investment portfolio primarily consists of bonds, mortgage loans secured by commercial real estate properties, stocks, cash, short-term investments, and other long-term investments. Our total assets were approximately $3,115.4 million at December 31, 2007. Of this total amount, the assets in the unit investment trust Separate Accounts equaled approximately $695.5 million, and those in the General Account equaled approximately $2,419.9 million. At December 31, 2007, approximately $2,164.6 million of the General Account’s invested assets was invested in bonds; approximately $87.1 million was invested in mortgage loans; approximately $62.8 million was invested in preferred stock; and the remaining investments were held in cash, short-term investments, and other long-term investments. Our overall General Account portfolio quality was very high with 97.7% of our total invested assets classified as investment grade with approximately 38.5% of our portfolio in the lowest investment grade category.

The selection and management of our General Account investment portfolio reflect the asset/liability analyses that we perform for our various business segments and the specific products that they issue. Our investment objective is to earn the highest possible rates of return within reasonable risk parameters while ensuring a prudently diversified portfolio.

The Notes to “TIAA-CREF Life Insurance Company’s Statutory-Basis Financial Statements,” included herein, contain additional information about our investment portfolio and explain how we value each asset class under the statutory accounting principles that we follow, in accordance with the insurance regulatory framework with which we must comply.

POLICY LIABILITIES AND ACCRUALS

The applicable state insurance laws under which we operate require that we record policy liabilities to meet the future obligations associated with all of our outstanding policies. These liabilities are calculated in accordance with such applicable state insurance laws and are the amounts that allow us to make adequate provision for the anticipated future cash flows required by our contractual obligations on all outstanding policies. These state insurance laws specify the calculation method(s), mortality rates, and interest rates that we are required to use, in order to determine the minimum required liabilities for the various policy types that we issued and have outstanding.

FEDERAL INCOME TAX CONSEQUENCES

Our earnings are subject to the Federal corporation income tax, and the IRC contains specific tax treatment for the operations of life insurance companies. We are taxed by the Federal government in many areas in a manner similar to companies in other industries, but restrictions specifically apply to the combining, in a consolidated U.S. income tax return, of life insurance company taxable income with non-life insurance company taxable losses.

EMPLOYEES

We do not currently have any employees. Our operational needs are met by TIAA and certain of its direct and indirect wholly-owned subsidiaries, pursuant to various service, investment management, administrative, selling, and distribution agreements, or by third party service providers under separate agreements. Certain agreements with TIAA are discussed in the section of this registration statement entitled, “Transactions with Related Persons, Promoters, and Certain Control Persons”. Under the agreements with TIAA and its subsidiaries, we reimburse TIAA (and TIAA reimburses its applicable subsidiaries) for all costs associated with providing these services. We believe that such services are most efficiently performed in this manner to meet our operational needs and that we, thereby, avoid duplicate costs among us, TIAA, and its applicable subsidiaries.

POTENTIAL RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

The operating results of insurance and annuity companies have historically been subject to significant fluctuations. The potential risk factors that could affect our future results include, but are not limited to, general economic conditions and the trends and uncertainties that are discussed more fully below.

We operate in a mature, highly competitive industry, and that could limit our ability to gain or maintain our competitive position in the industry, which could negatively affect our future profitability.

The life insurance and annuity industry in which we operate is a very mature industry and is highly competitive, with many companies of varying sizes offering products that are similar to ours and distributing them through a variety of marketing channels. We compete in the sale of our products with a large number of insurance companies, investment management firms, mutual fund companies, banks and other types of competitors. Many of the entities with whom we compete are larger, have been established for a longer period of time, have broader distribution channels and/or have more resources than us. Furthermore, larger competitors may be better able than us to lower their operating costs or have a better ability to absorb greater risk, while maintaining their financial strength ratings, which may allow them to price their products more competitively.

We offer life insurance protection products, cash value accumulation life insurance products, and annuity products designed to meet the demands of an aging population with evolving retirement savings and wealth protection needs. We have thus far elected to retain our unique distribution approach through the use of non-commissioned agents. We believe that this distribution approach allows us to offer a valuable consumer service based on the concept that it is an added value to our customers that the cost of the products that we distribute can be separated from the cost for financial advice that may be embedded in the products sold by our competitors.

Competition in each of our businesses is based on a number of factors, which include investment performance, efficiency and ease of distribution, servicing capability, range of products, product quality, features, and innovation, competitive fees, financial strength and organizational reputation. Our competitive strengths include our low expenses, historically high credited interest rates, good customer service, and, for certain of our products, low liquidity demands, which permit us to invest the related assets in less liquid, longer-term, higher yielding investments, which in turn improves our ability to deliver strong long-term investment performance. We believe that we are well positioned to maintain and even increase our market position in the face of this competition; however, there are risks to our ability to meet that goal.

Our continued ability to compete depends upon many internal and external factors that may affect us. Some of the internal factors that may affect our future competitiveness include our ability to market to target customers, our ability to effectively market to fee-based financial advisors, our ability to develop and maintain competitive products, our ability to maintain an appropriate cost structure and our ability to maintain strong financial strength ratings from the nationally recognized ratings agencies. Some of the external factors that may affect our future competitiveness include potential changes in the tax treatment of the products that we offer, changes in the relative competitive strengths of the other entities in our marketplace, and the continuing evolution of financial products and services offered by our competitors.

Substantial regulation of the insurance and annuity industry may adversely affect our business.

We are licensed to transact our life insurance and annuity business in all 50 states and the District of Columbia, and we are subject to substantial government regulation in each of the jurisdictions in which we are licensed. Such regulation includes, among others, the authority to grant or revoke operating licenses and to regulate premium rates, benefits, marketing and sales practices, advertising, the form and content of policy forms, underwriting standards, deposits of securities, investments, accounting practices, the maintenance of specified reserves and capital adequacy. Such regulation is concerned primarily with the protection of contract owners rather than stockholders or general creditors.

Most jurisdictions also have laws requiring companies like us to participate as members of their life and health insurance guaranty associations. These associations levy assessments on all member insurers based on the proportionate share of the premiums written by each member in the lines of business in which an impaired or insolvent insurer is engaged. While the amount of future assessments cannot be accurately predicted, we may be required to allocate funds to satisfy unanticipated assessments in the future, and that could adversely affect our results of operations for the period when those assessments occur.

We are required to file detailed annual statutory-basis financial statements with supervisory agencies in each of the jurisdictions in which we are licensed. We are also subject to examination by such agencies at regular intervals.

As life insurers introduce new and often more complex products, regulators may refine capital requirements and introduce new reserving standards for the life insurance industry. Regulations recently adopted or currently under review can potentially impact the reserving/capital requirements and marketing/sales practices for certain products, particularly variable annuities and the optional guaranteed benefits offered with these products.

If an insurer’s risk-based capital falls below specified levels, the insurer would be subject to different degrees of regulatory action, depending upon the level. Possible regulatory actions range from requiring the insurer to take actions to correct the risk-based capital deficiency to placing the insurer under regulatory control.

While the life insurance industry is primarily regulated at the state level, some products are also subject to Federal regulation. Various Federal and state securities regulators and self-regulatory organizations, such as the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”), continue to review and, in many cases, adopt changes to their established rules and policies in areas such as corporate governance, mutual fund trading, mutual fund and variable annuity distribution practices, disclosure practices, and auditor independence that can impact the insurance industry.

In recent years, various legislative proposals have also been introduced in Congress that called for the Federal government to assume some role in the regulation of the insurance industry. To date, none of the Congressional proposals has been enacted. We cannot predict what form any such future proposals might take or what effect, if any, such proposals might have on us if enacted into law. Any legislation that increases government regulation of the industry may have an adverse effect on our operations. Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations may materially increase both our direct and indirect compliance-related costs and other expenses of doing business, thus potentially having a material adverse effect on our financial results.

Future changes in laws and regulation, including the tax treatment of the products we sell, may adversely affect our business.

Federal legislation, administrative policies and court decisions can significantly and adversely affect our business in relation to product tax issues and taxation generally. For example, the following events could adversely affect our business:

•	Changes in tax laws that would reduce or eliminate the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products;
•	Repeal of the Federal estate tax; or
•	Changes in the availability of individual retirement accounts.

Existing Federal laws and regulations affect the taxation and, as a result, the relative attractiveness of the products that we issue. Income tax on investment earnings during the accumulation period of certain life insurance and annuity products is generally deferred for contract owners. This favorable tax treatment may give certain of our products a competitive advantage over other, non-insurance products. To the extent that the IRC may be revised in the future to reduce or eliminate the tax-deferred advantage of life insurance and/or annuity products, or may be revised to create or increase the tax-deferred treatment of competing products, all life insurance companies could be adversely affected with respect to their ability to sell life insurance and/or annuity products. Also, depending upon any grandfathering provisions that may be created if the IRC were revised to reduce or eliminate the tax-deferred advantage of life insurance and/or annuity products, we could be adversely affected by the surrenders of existing annuity contracts and/or life insurance policies.

Additionally, if enacted, currently proposed changes in the Federal tax law that would establish new tax-advantaged retirement and life savings plans could reduce the relative tax advantage of investing in life insurance and/or annuity products. Such proposals include changes that may create new non-insurance vehicles for tax-exempt savings.

Life insurance products are often used to fund estate tax obligations. Current Federal law phases out, and ultimately eliminates, the U.S. estate tax in 2010. The same law, if not explicitly extended by Congress and the President via new legislation, reinstates the U.S. estate tax in full in 2011. If the U.S. estate tax is significantly reduced or repealed, the demand for certain life insurance products could be adversely affected.

We cannot predict what changes, if any, to existing tax law, or the relevant interpretations of such tax law, may ultimately be enacted or adopted, and, as a result, we cannot predict whether any such changes will adversely affect the future taxation of our operations.

A downgrade in our ratings from the nationally recognized rating agencies could materially and adversely affect many aspects of our business.

Ratings from the nationally recognized rating agencies are an important factor in the competitive positioning of life insurance and annuity companies. A downgrade in our ratings could have a material adverse effect on our business, financial condition and operating results. In addition, a downgrade in the our ratings could adversely affect (i) our ability to sell certain of our products and (ii) the returns on the insurance and annuity products we issue and, ultimately, (iii) the results of our operations. Rating agencies regularly review the operating performance and financial condition of insurers, including us. Rating agencies assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating agency about the rated company’s industry, general economic conditions and circumstances outside the rated company’s control. In addition, rating agencies use various models and formulas to assess the strength of a rated company, and may, from time to time, alter their models. Changes to the rating agencies’ models could impact the rating agencies’ judgment of the rating to be assigned to the rated company. We cannot predict what actions the rating agencies may take in the future or how those actions could affect us.

A downgrade in TIAA’s ratings from the nationally recognized rating agencies could materially and adversely affect many aspects of our business.

We have a financial support agreement with TIAA. Under this agreement, TIAA will provide support so that we will have the greater of (a) capital and surplus of $250.0 million, (b) the amount of capital and surplus necessary to maintain our capital and surplus at a level not less than 150% of the National Association of Insurance Commissioners (“NAIC”) Risk Based Capital model or (c) such other amount as necessary to maintain our financial strength ratings from the nationally recognized rating agencies at least the same as TIAA’s ratings at all times. This agreement is not an evidence of indebtedness or an obligation or liability of TIAA and does not provide any of our contract owners with recourse to TIAA.

The risks noted above about a downgrade in our ratings from the nationally recognized rating agencies are also applicable to TIAA, and a downgrade in TIAA’s ratings could have a material adverse effect on us because of the terms of the financial support agreement that we have with TIAA. Under one of the provisions of that financial support agreement, TIAA will provide financial support to us as necessary to maintain our financial strength rating at least the same as TIAA’s rating at all times. TIAA’s Statutory-Basis Financial Statements are included herein for reference purposes.

Our operating results may be negatively affected in the future if actual experience differs from the assumptions and estimates that management used in underwriting and distributing our products.

Our product pricing includes long-term assumptions regarding investment returns, mortality, morbidity, persistency, operating costs and other expenses of our business. We establish target returns for each product based upon these factors and the average amount of capital that we must hold to support in-force contracts, to satisfy rating agencies’ expectations, and to meet regulatory requirements. We monitor and manage our pricing and overall sales mix to achieve target returns on a portfolio basis. Profitability from new business emerges over a period of years depending on the nature and life of the product and is subject to variability as actual results may differ from pricing assumptions.

Our profitability depends on the adequacy of investment margins, the management of market and credit risks associated with our investments, the sufficiency of premiums and contract charges to cover mortality and morbidity benefits, the persistency of policies to ensure recovery of acquisition expenses, and the management of operating costs and expenses within anticipated pricing allowances. Legislation and regulation of the insurance marketplace and products could also affect our profitability.

Our ability to maintain our competitive cost structure is dependent upon us generating a sufficient level of new sales and achieving our projected persistency of existing business.

Our ability to maintain our competitive cost structure is dependent upon a number of factors, such as us generating a sufficient level of new sales, achieving our projected persistency (i.e., continuation or renewal) of existing business, and achieving successful expense management. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs, which could adversely affect our results of operations.

Interest rate fluctuations and market volatility may affect sales of our products and the profitability of our businesses.

Fluctuations in interest rates, volatility in the securities markets, and other economic factors may adversely affect the sales of our products. For example, a decline in market interest rates may result in lower crediting rates on our products, which may adversely affect the desirability of these products to potential customers. Additionally, a protracted period of strong performance of the equity markets could adversely impact the popularity and sales of our fixed annuity products. The level of volatility in the investment markets in which we invest and our overall investment returns also impact our profitability.

The profitability of many of our products, and, in particular our annuity products, depend in large part on our ability to manage the spread between the interest rates that we earn on our investments and the interest rates that we credit to holders of our annuity and life insurance products. As markets become more volatile, it can become increasingly difficult to maintain our anticipated spreads. There can be no assurance that we will be able to successfully manage our spread risk in the future. If we are unable to achieve the interest rate spreads that we projected in pricing our products, our operating performance will be adversely affected.

Additionally, our asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve). In general terms, our results are improved when the yield curve is positively sloped (i.e., when long-term interest rates are higher than short-term interest rates), and will be adversely affected by a flat or negatively sloped yield curve. Our asset/liability management programs and procedures also incorporate assumptions about the relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of our asset/liability management programs and procedures may be negatively affected whenever actual results differ from the assumptions that we used.

Equity market volatility and downturns in the equity markets could negatively impact our business.

Significant downturns and volatility in the equity markets could have an adverse effect on our financial condition and results of operations in three principal ways. First, equity market downturns and volatility may discourage purchases of Separate Account products, such as variable annuities and variable life insurance, because these products have investment returns linked to the performance of the equity markets. Significant downturns and volatility in the equity markets may also cause some of our existing customers to withdraw their cash values or reduce additional investments in those products.

Second, downturns and volatility in the equity markets can have an adverse effect on the revenues that we receive from our Separate Account products. Because these products generate fees generally from the value of the assets under management, a decline in the equity markets could reduce the value of the investment assets that we manage, thereby reducing our revenues.

Finally, all of our variable annuity products include provisions for guaranteed minimum death benefits that are dependent on or are tied to the investment performance of the assets held within the variable annuity. A significant equity market decline could result in declines in customer account values which could increase our obligation to make payments under guaranteed minimum death benefits in connection with variable annuities. An unexpected increase in such payments could have an adverse effect on our financial condition and results of operations.

Our investments are subject to market and credit risks.

Our invested assets and derivative financial instruments are subject to the risks of credit defaults and changes in market values. Additionally the value of our commercial mortgage loan portfolio depends, in part, on the financial condition of the tenants occupying the properties that we have financed and the strength of the commercial real estate market, both generally and in the specific markets where the financed properties are located. Factors that may affect the overall default rate on and market value of our invested assets, derivative financial instruments, and mortgage loans include market interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

We could be forced to sell investments at a loss to pay contract benefits, cover contract owner withdrawals, or fund maturities.

Many of the products that we offer allow contract owners to withdraw their funds under defined circumstances, often without penalties. We manage our liability structure and configure our investment portfolio to maintain sufficient liquidity to support anticipated withdrawal demands, to pay contract benefits and to fund contract maturities. While we own a significant amount of liquid assets, a certain portion of our assets are relatively illiquid. If we experience unanticipated withdrawal, benefit payment or surrender activity, we could exhaust the liquid assets and be forced to liquidate other assets, perhaps on unfavorable terms and incur losses. If we are forced to dispose of assets on unfavorable terms and incur losses, it could have an adverse effect on our financial condition.

We do not have access to the assets held in the unit investment trust Separate Accounts.

At December 31, 2007, $695.5 million of our total assets were held in unit investment trust Separate Accounts that have been allocated to specific Separate Account liabilities. Assets of unit investment trust Separate Accounts are not available to fund the needs of our General Account, but those Separate Account assets are greater than or equal to the Separate Account liabilities that we have recorded for the annuity and variable life insurance contracts that utilize the unit investment trust Separate Accounts. Premiums are allocated to the subaccounts of the unit investment trust Separate Accounts based on the customers’ investment allocation decisions.

We are dependent on the performance of others.

In addition to our reliance on the financial and administrative performance of our reinsurers, which we describe in the next section, our business and operating results may be affected by the performance of others because we have entered into various arrangements involving services provided by other parties. For example, a substantial portion of our business is administered by third parties on our behalf. Because certain of these other parties may act on our behalf or represent us in various capacities, we may be held responsible for obligations that arise from the acts or omissions of these other parties. Additionally, our business operations are dependent on various technologies, some of which are provided and/or maintained by other parties.

As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and in our products. The future actions of our competitors and the potential financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect our retention of existing business and the future sales of our life insurance and annuity products.

Our reinsurers could fail to meet assumed obligations, significantly increase their reinsurance rates, or be subject to adverse developments that could adversely affect our business, our operating results or our organizational reputation.

We cede (i.e., transfer) material amounts of insurance coverage sold by us to other insurance companies through reinsurance and transfer the related assets to our reinsurers. Notwithstanding the transfer of the related assets, we remain liable with respect to the ceded insurance coverage should any reinsurer fail to meet the obligations assumed by it. Therefore, the financial failure of one or more of our reinsurers could negatively impact our earnings and financial position.

Our ability to compete in the insurance industry is dependent on the availability of reinsurance or other substitute capital market solutions. Our premium rates are based, in part, on the assumption that reinsurance will be available to us at a certain cost. Under certain reinsurance agreements, the reinsurer may prospectively increase the rate it charges us for the reinsurance that we have ceded to the reinsurer. Therefore, if the cost of reinsurance were to increase, or if reinsurance were to become unavailable and if alternatives to reinsurance were not available to us, our profitability could be adversely affected.

In recent years, the number of life reinsurers has decreased as the reinsurance industry has continued to consolidate. Access to reinsurance has become more costly for us as well as for the insurance industry in general. This could have a negative effect on our ability to compete successfully in the future. The decreased number of participants in the life reinsurance market also results in an increased concentration risk for insurers, including us. If the reinsurance market further contracts, our ability to continue to offer our products on favorable terms could be adversely impacted.

Financial service companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments. Although we are not currently involved in any significant litigation, there can be no assurance that material litigation will not arise in the future.

We may become subject to class action and individual law suits alleging, among other things, issues relating to sales or underwriting practices, payment of contingent or other sales commissions, claims payments and procedures, product design, product disclosure, administration, denial or delay of benefits, charging excessive or impermissible fees on products, recommending unsuitable products to customers and breaching fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. While we are not a party to any current litigation that should have a material adverse effect on us, litigation may arise in the future that may result in material financial losses or require the dedication of significant management resources.

We are also subject to various regulatory inquiries, such as information requests, subpoenas, and examinations of our books and records, by state and Federal regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action, or investigation, we could suffer significant reputational harm, which could also have an adverse effect on our business, financial condition and results of operations.

Our computer systems (or those of our service providers) may fail or their security may be compromised, which could damage our business and adversely affect our financial condition and results of operation.

Our business is highly dependent upon the effective operation of our computer systems and those of our affiliated and unaffiliated service providers. We rely on these systems throughout our business for a variety of functions, including processing applications and claims, providing information to customers, regulatory bodies, and distributors, performing actuarial analyses, and maintaining our financial records. Despite our implementation of what we consider to be prudent security and back-up measures, our computer systems and those of our business partners may be vulnerable to physical or electronic intrusions, computer viruses or other attacks, programming errors, and similar disruptive problems. The failure of these systems for any reason could cause significant interruptions to our operations, which could result in a material adverse effect on our business, financial condition or results of operation.

We retain confidential information in our computer systems and those of our service providers, and we rely on sophisticated commercial technologies to maintain the security of those systems. Anyone who is able to circumvent our security measures and penetrate our computer systems and those of our service providers could access, view, misappropriate, alter, or delete any information in the systems, including personally identifiable customer information and proprietary business information. An increasing number of states require that customers be notified if a security breach results in the disclosure of personally identifiable customer information. Any compromise of the security of our computer systems and those of our service providers that results in inappropriate disclosure of personally identifiable customer information could damage our reputation in the marketplace, deter people from purchasing our products, subject us to significant civil and criminal liability, and require us to incur significant technical, legal and other expenses.

We are exposed to unanticipated risks, such as natural disasters, pandemics, and malicious or terrorist acts, which could adversely affect our operations.

While we have implemented what we believe are prudent risk management and contingency plans and have taken other preventive measures and precautions, we could still be affected by scenarios that could have an adverse effect on us. In addition, our policies and procedures to identify, monitor and manage risks may not be fully effective. Many of our methods of managing risk and exposures are based upon historical market behavior or statistics based on historical models. As a result, these methods may not predict future exposures, which could be significantly greater than historical measures would indicate. Other risk management methods depend on the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us; however, this information may not always be accurate, complete, up-to-date or properly evaluated.

A natural disaster (such as hurricanes, floods, earthquakes, and tornadoes), a pandemic, or an outbreak of an easily communicable disease could adversely affect our mortality or morbidity experience or that of our reinsurers. Such events could also have an adverse effect on lapses and surrenders of existing policies, as well as a reduction in the sales of new policies. In addition, we are exposed to various risks arising from man-made disasters, including acts of terrorism, malicious acts, and military action. All of these types of risks may adversely affect our results of operations and financial condition. For example, the possible macroeconomic effects of such events could also adversely affect our investment portfolio. Additionally, the disruption of our normal business operations due to catastrophic property damage, loss of life, or disruption of public and private infrastructure, including communications and financial services, could have a negative effect on us.

While we have a business continuation and crisis management plan, there is no assurance that our plan and insurance coverages would be completely effective in mitigating any negative effects on our operations or profitability in the event of such a disaster.

We may be exposed to risks in the future that we have not yet identified or that we do not currently consider to be material risks.

The preceding risks may not be the only risks facing us in the future. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may adversely affect our business, financial condition and/or operating results in the future.

GENERAL MATTERS

TELEPHONE AND INTERNET

To speak with a customer service representative to make requests related to your Contract or to obtain more information, you can call the Administrative Office at 877-694-0305.

You can also use the TIAA-CREF Web Center’s account access feature to check your Contract Value. You will be asked to enter your Contract number and Social Security number. To use the Web Center’s account access feature, access the TIAA-CREF Internet home page at www.tiaa-cref.org.

CONTACTING TIAA-CREF LIFE

We will not consider any notice, form, request, or payment to have been received by us until it reaches our Administrative Office. You can ask questions by calling toll-free 877-694-0305.

ELECTRONIC PROSPECTUSES

If you received this prospectus electronically and would like a paper copy, please call 877-694-0305, and we will send it to you.

DELAYS IN PAYMENTS

We have the right to defer withdrawals from the Short Term Holding Account for up to six months. If we defer such withdrawals for 10 or more Business Days, we will credit interest to such amounts at the rate we are currently crediting to the Short Term Holding Account, but not less than your Contract’s minimum guaranteed interest rate. If, at any time, applicable state law requires the crediting of a higher rate of interest, we will credit such higher rate.

HOUSEHOLDING

To cut costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the prospectus, prospectus supplements, or any other required documents, to your household, even if more than one Contractowner lives there. If you would prefer to continue receiving your own copy of any of these documents, you may write us or call us toll-free at 877-694-0305.

SIGNATURE REQUIREMENTS

For some transactions, we may require your signature to be notarized or guaranteed by a commercial bank or a member of a national securities exchange.

ERRORS OR OMISSIONS

We reserve the right to correct any errors or omissions on any form, report or statement that we send to you.

LOANS

Loans are not available under your Contract.

OTHER ADMINISTRATIVE MATTERS

The Contract and the completed application are the entire contractual agreement between you and TIAA-CREF Life. We will issue the Contract in return for your completed application and the first Premium. Any endorsement to or amendment of the Contract or waiver of any of its provisions will be valid only if in writing and signed by an executive officer or a registrar of TIAA-CREF Life. All benefits are payable at our home office at 730 Third Avenue, New York, NY 10017-3206 or at our Administrative Office.

ASSIGNMENT OF CONTRACTS

You may not assign your Contract prior to the annuity starting date without our prior approval of such assignment. We assume no responsibility for the validity of any such assignment, nor will we be charged with notice of any assignment unless it is in writing and has been received in good order and approved by us. The rights of the Contractowners, Annuitant, any Second Annuitant, any Beneficiaries and any other person to receive benefits under your Contract will be subject to the terms of any assignment. You should consult a qualified tax advisor before making any assignment of your Contract. We reserve the right to restrict any such assignment of Contracts in our sole discretion on a non-discriminatory basis, except where any such restriction would be prohibited by state law. You may not assign your Contract on or after the annuity starting date, except where your right to do so is required by the insurance laws in your state of residence.

PAYMENT TO AN ESTATE, GUARDIAN, TRUSTEE, ETC.

We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that is not a natural person. TIAA-CREF Life will not be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

BENEFITS BASED ON INCORRECT INFORMATION

If the amounts of benefits provided under a Contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by us, appropriate adjustments will be made. Any amounts so paid or charged will include compound interest at the effective rate of 6% per year.

PROOF OF SURVIVAL

We reserve the right to require satisfactory proof that the Annuitant, Second Annuitant, or anyone named to receive benefits under a Contract is living on the date payment is due. If this proof is not received in good order after a request in writing, we will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a Two-Life Annuity we have overpaid benefits because we were not notified of a death, we will reduce or withhold subsequent payments until the amount of the overpayment, plus compound interest at the rate of 6% per year, has been recovered.

PROTECTION AGAINST CLAIMS OF CREDITORS

The benefits and rights accruing to you or any other persons under the Contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

PROCEDURES FOR ELECTIONS AND CHANGE

You have to make any changes or elections under the Contract in a form acceptable to us at our home office at 730 Third Avenue, New York, NY 10017-3206 or at our Administrative Office. If you send us a notice changing your Beneficiaries or other persons named to receive payments, it will take effect as of the date it was signed by you, even if you then die before the notice actually reaches us. Any other notice will take effect as of the date we receive it. If we take any action in good faith before we receive a valid notice, we will not be subject to liability even if our acts were contrary to what you told us in the notice. If a joint owner has been named and both owners are living, authorization from both owners is required for changes and transactions other than the allocation of Premiums.

REPORTS

At least once each year, we will send you a report showing your current Contract Value, FTD Values, interest credited, surrender charges deducted and MVAs applied, if any, during the period covered by the report, and any other information required by law.

STATUTORY-BASIS OF FINANCIAL STATEMENT PRESENTATION

As described in Note 2 to “TIAA-CREF Life Insurance Company’s Statutory-Basis Financial Statements,” included herein, TIAA-CREF Life presents its statutory-basis financial statements in conformity with accounting practices prescribed or permitted by the New York State Insurance Department, which practices differ from U.S. generally accepted accounting principles. The variances between such practices and U.S. generally accepted accounting principles are also described in Note 2. The effects of these variances on TIAA-CREF Life’s statutory-basis financial statements are presumed to be material.

REGISTRATION STATEMENT

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 that relates to the Contract. This prospectus does not contain all of the information in the registration statement, as permitted by Securities and Exchange Commission regulations. You can obtain the omitted information from the Securities and Exchange Commission’s principal office in Washington, DC, upon payment of a prescribed fee.

DISTRIBUTION OF THE CONTRACTS

We offer the Contracts to the public on a continuous basis. We anticipate continuing to offer the Contracts but reserve the right to discontinue the offering.

The Contracts are offered by TIAA-CREF Individual & Institutional Services, LLC, a wholly-owned subsidiary of TIAA. Services is registered with the SEC as a broker dealer, and is a member of FINRA. Services may also enter into selling agreements with affiliated entities or with third parties to distribute the Contracts. Services may be considered the “principal underwriter” for interests in the Contract. Anyone distributing the Contracts must be a registered representative of Services or have entered into a selling agreement with Services. The main offices of Services are at 730 Third Avenue, New York, NY 10017-3206. No commissions are paid in connection with the distribution of the Contracts, although we will reimburse Services from our General Account assets for all reasonable costs and expenses incurred by Services in connection with distributing the Contracts. (We will make the cost and expense reimbursements to TIAA, and TIAA will remit the cost and expense reimbursements to Services.) We intend to recoup the cost and expense reimbursements that we make to Services through a portion of the investment spread that we expect to earn between the investment of Premiums and the interest that we will credit to the Contracts.

LEGAL PROCEEDINGS

There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of TIAA-CREF Life, to which TIAA-CREF Life or any of its subsidiaries is a party or of which any TIAA-CREF Life’s properties is the subject.

EXPERTS

The audited TIAA-CREF Life Insurance Company’s Statutory-Basis Financial Statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited Teachers Insurance and Annuity Association of America’s Statutory-Basis Financial Statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, included in this prospectus, have been so included in reliance on the report of PwC, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The principal business address of PwC is 300 Madison Avenue, New York, NY 10017-6204.

LEGAL MATTERS

George W. Madison, Esq., has provided advice on certain matters relating to the laws of New York regarding the Contracts and our issuance of the Contracts. Sutherland Asbill & Brennan LLP of Washington, DC has provided advice on certain legal matters relating to the Contracts under the Federal securities laws.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with “TIAA-CREF Life Insurance Company’s Statutory-Basis Financial Statements” and related Notes, included herein.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

This discussion reviews our financial condition and results of operations, including our liquidity and capital resources, for the periods covered by the statutory-basis financial statements included in this prospectus. Historical information is presented and discussed and, where appropriate, factors that may affect future financial performance are also identified and discussed. Certain statements included in this section may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements about management’s expectations, beliefs, intentions, or strategies for the future, include the assumptions underlying these forward-looking statements, and are based on the current expectations, estimates, and projections made by management. Forward-looking statements include any statement that may predict, forecast, indicate, or imply future results, performance, or achievements instead of historical facts and may contain words like “believe,” “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “will,” “shall,” “may,” and other words, phrases, or expressions with similar meaning. While management believes the assumptions underlying any of its forward-looking statements to be reasonable, such information may be subject to risks and uncertainties which may be difficult to predict or may be beyond management’s control, and we cannot give assurance that such statements will prove to be correct. Refer to “Potential Risk Factors That May Affect Future Results” for more information about the risks that could affect our future results.

Given these risks and uncertainties, you should not place undue reliance on management’s forward-looking statements as a prediction of actual results. Additionally, management’s forward-looking statements represent management’s views only as of the date of this prospectus, and management does not undertake any obligation to update publicly or otherwise any forward-looking statement, whether as a result of new information, changed assumptions, future events, or otherwise.

OVERVIEW

TIAA-CREF Life is a stock life insurance company that was organized under the laws of the State of New York on November 20, 1996. TIAA-CREF Life commenced operations under its former name, TIAA Life Insurance Company, and changed its name on May 1, 1998. Our headquarters are located at 730 Third

Avenue, New York, NY 10017-3206. TIAA-CREF Life is a wholly-owned subsidiary of TIAA. We are subject to regulation by the State of New York Superintendent of Insurance as well as by the insurance regulatory authorities of certain other states and jurisdictions. We are licensed to issue life insurance and annuity products in all 50 states and the District of Columbia.

Our primary products are individual annuities, life insurance, and funding agreements; the individual annuities and life insurance products are marketed directly to individuals while the funding agreements are issued directly to states. Our individual products are available to the general public; however, we market primarily to the individuals who own retirement annuities or insurance policies issued by our parent, TIAA. TIAA provides retirement annuities and insurance coverage to more than 3.3 million individuals primarily at 15,000 educational, research, and cultural institutions, other nonprofit organizations, and certain governmental entities across the United States.

The majority of the services required for our business operations are provided by TIAA and certain of its direct and indirect wholly-owned subsidiaries pursuant to various service, investment management, administrative, selling, and distribution agreements. Under these agreements, we reimburse TIAA (and TIAA reimburses its applicable subsidiaries) for all costs associated with providing these services. We believe that such services are most efficiently performed in this manner to meet our operational needs and that we, thereby, avoid duplicate costs among us, TIAA, and its applicable subsidiaries. We do not currently have any employees.

Our Business

TIAA-CREF Life provides financial services through the production, sale, distribution, and administration of individual annuities, life insurance, and funding agreements. We operate three business segments, each distinguished by broad product categories and each having a strategic focus. Our segments are Individual Annuities, Life Insurance, and Funding Agreements.

Individual Annuities. We market a number of individual after-tax annuity contracts. We distribute our annuity products through non-commissioned agents appointed by us. Those agents selling variable annuities and/or modified guaranteed annuities are also registered representatives of our affiliated broker-dealers. We offer both flexible premium deferred annuities and single premium immediate annuities. Our variable annuities offer contract owners the opportunity to invest in various investment subaccounts of the Separate Accounts, based on the contract owners’ investment allocation decisions, while some of the variable annuities also offer a fixed account option through our General Account, which guarantees principal and a minimum interest rate. The Separate Accounts that support our variable annuities are registered with the SEC as unit investment trusts, and their assets are invested in corresponding portfolios of the TIAA-CREF Life Funds or in other, non-proprietary funds.

First quarter 2008 premiums were lower than first quarter 2007 premiums as a result of fewer customer-requested IRC Section 1035 exchanges into our annuity products. (An IRC Section 1035 exchange is a tax-free exchange from one annuity contract into another annuity contract). Approximately 66% of new variable annuity premiums received in the first quarter of 2008 were allocated by our customers into the money market investment subaccount option of our variable annuity products. We believe that this higher-than-average allocation percentage to the money market investment subaccount option was a reflection of the very volatile equity markets, which experienced negative returns during the first quarter of 2008. Additionally, existing contract owners continued to add additional premiums into the fixed account option of their existing contracts.

Sales of our annuities exceeded our projections in 2007, up approximately $25.4 million, or 21.7%, from 2006. The growth was primarily attributable to better-than-expected equity market performance and a stabilization of interest rates during the first part of the year. As a result of this market environment in 2007, more individuals than we anticipated purchased our low cost variable annuities. Where protection of their investment is an important issue for our customers, they tend to allocate their premiums into the money market account option of their variable annuity accounts. While we are not currently marketing an annuity that offers a fixed account option, many existing contract owners added additional premiums to the fixed account option of their existing contracts.

Going forward, the TIAA-CREF Investment Horizon Annuity will be one of two deferred annuities that we will be marketing; the other will be a variable annuity product. We expect that these two deferred annuity products will complement each other to meet contract owners’ risk profiles and to provide contract owners with a variety of variable annuity investment subaccount options and fixed term deposits. We will also be marketing a single premium immediate annuity.

Life Insurance. We distribute and sell term life insurance, universal life insurance, and variable universal life insurance products through non-commissioned agents appointed by us. Those agents selling variable insurance products are also registered representatives of our affiliated broker-dealers. Our primary marketing efforts for term life insurance products involve direct mail and an Internet web site to direct potential policy holders to a call center staffed by licensed agents. Our universal life and variable universal life insurance products are also sold through non-commissioned agents with leads generated primarily through internal and external referrals. Assets associated with variable universal life insurance policies are held in various investment subaccounts of a Separate Account, based on policyholders’ investment allocation decisions. That Separate Account is registered with the SEC as a unit investment trust, and its assets are invested in the corresponding portfolios of the TIAA-CREF Life Funds or in other non-proprietary funds.

First quarter 2008 life insurance sales of variable universal life products exceeded first quarter 2007 levels. Our total net life insurance premiums decreased in the first quarter of 2008 compared to first quarter 2007, primarily due to an adjustment for reinsurance ceded premiums of $1.7 million.

We experienced a significant increase in the sales of our life insurance products in 2007, increasing approximately $7.0 million, or 32.3%, from 2006. This increase was primarily due to our recent introduction of a new variable universal life product.

Funding Agreements. Our Funding Agreements business focuses primarily on providing non-participating flexible premium funding agreements issued from our General Account to support education-related investment and/or savings programs sponsored by various states. Several states sponsor a 529 college savings plan (named after Section 529 of the IRC), and each plan is a tax-advantaged investment and savings program designed to encourage account owners to save for the future higher education expenses of a designated beneficiary. Some states offer a guaranteed option to those investing in the state’s college savings plan. We provide funding agreements to certain states to support their guaranteed option, which guarantees a return of account owners’ principal, with interest. We can also make available a funding agreement to any state that provides a state scholarship program for those seeking higher education. We currently have eight outstanding funding agreements with state-sponsored 529 college savings plans, and existing accumulations remain in the funding agreements previously issued to three other states. We have one funding agreement with a state associated with their state scholarship program.

The liability for our funding agreement business decreased by $13.1 million, or 1.53%, from $854.2 million at March 31, 2007, to $841.1 million as of March 31, 2008. This decrease was primarily due to the continued run-off of the funding agreement deposits associated with two states which terminated their contracts in 2006 for new deposits. Withdrawals associated with these two state contracts comprised $15.9 million, or approximately 40.0%, of the $39.8 million in redemptions that we recorded in the first quarter of 2008.

During 2007, we received $110.1 million in new funding agreement deposits (which are recorded as a liability when received, rather than as revenue, in our statutory-basis financial statements), representing a 32.3% decrease from 2006. This decrease in new deposits reflects the run-off of the funding agreement deposits associated with two states which terminated their contracts in 2006 for new deposits. At the end of 2007, deposits associated with these two state contracts accounted for $379.9 million, or 47.0%, of the $809.0 million liability for our funding agreement business segment.

EXECUTIVE SUMMARY

In a challenging year for the financial services industry, we realized higher premium growth in 2007 than we expected. Premiums of $171.0 million in 2007 were $32.4 million, or 23.4%, higher than in 2006. The interest rate environment during 2007 was characterized by historically low rates. Those individuals seeking stability continued to make premium deposits into the fixed accounts of existing annuity contracts or into the money market account option of our variable annuity product. The equity markets, which were stronger than we expected during the first half of 2007, led to premium growth in our individual variable annuity business.

While we avoided significant losses associated with the well-publicized problems in the sub-prime mortgage loan market, which were primarily related to declines in the residential real estate market and lax lending standards, the resulting contraction of credit, or “credit crunch,” in all fixed income markets produced certain valuation impairments in our investment portfolios. We recognized a number of these impairments as realized losses because we deemed those valuation impairments to be other than temporary. The credit market has been affected by the re-pricing of financial risk into transactions and valuations. This re-pricing of risk has been a sharp contrast to the historically low levels of credit spreads that preceded the sharp decline in the sub-prime mortgage loan market during the latter part of 2007. With the market requiring a higher yield to take on credit risk, the valuations of existing investments often declined. The general credit crunch and our recognition of realized impairment losses have continued into the first quarter of 2008.

We recognized a net loss of $11.1 million for the three month period ended March 31, 2008, as compared to net income of $3.4 million for the three month period ended March 31, 2007. Our operations were negatively affected by a $3.8 million decrease in our net investment income, resulting from declining interest rates and a slightly reduced level of invested assets. In addition, we recorded $1.7 million of additional ceded reinsurance premiums in the first quarter of 2008. We had approximately $10.3 million of net realized losses in the first quarter of 2008, due to other-than-temporary impairments within our investment portfolio. At March 31, 2008, total assets were approximately $3,063.1 million, and statutory capital and surplus was approximately $323.6 million.

Net income was $10.1 million for the year ended December 31, 2007, compared to net income of $17.3 million for the year ended December 31, 2006. The decrease in net income in 2007 was primarily due to an increase in net realized capital losses during the year of approximately $7.5 million, primarily related to other-than-temporary impairments in our investment portfolio. At December 31, 2007, total assets were approximately $3,115.4 million, and statutory capital and surplus was approximately $332.1 million.

KNOWN TRENDS AND UNCERTAINTIES

The various trends that could impact our future results of operations and financial condition include, but are not limited to, general economic conditions, including the interest rate environment and equity market returns, changes in those general economic conditions, and changes in life expectancy trends, which could impact our Individual Annuity and Life Insurance businesses. Our future business results could also be affected by the following uncertainties:

•

We operate in a mature, highly competitive industry, and that could limit our ability to gain or maintain our competitive position in the industry, which could negatively affect our future profitability.

•	Substantial regulation of the insurance and annuity industry may adversely affect our business.

•	Future changes in laws and regulation, including the tax treatment of the products we sell, may adversely affect our business.

•	A downgrade in our ratings from the nationally recognized rating agencies could materially and adversely affect many aspects of our business.

•	A downgrade in TIAA’s ratings from the nationally recognized rating agencies could materially and adversely affect many aspects of our business.

•	Our operating results may be negatively affected in the future if actual experience differs from the assumptions and estimates that management used in underwriting and distributing our products.

•	Our ability to maintain our competitive cost structure is dependent upon us generating a sufficient level of new sales and achieving our projected persistency of existing business.

•	Interest rate fluctuations and market volatility may affect sales of our products and the profitability of our businesses.

•	Equity market volatility and downturns in the equity markets could negatively impact our business.

•	Our investments are subject to market and credit risks.

•	We could be forced to sell investments at a loss to pay contract benefits, cover contract owner withdrawals, or fund maturities.

•	We do not have access to the assets held in the unit investment trust Separate Accounts.

•	We are dependent on the performance of others.

•

Our reinsurers could fail to meet assumed obligations, significantly increase their reinsurance rates, or be subject to adverse developments that could adversely affect our business, our operating results or our organizational reputation.

•

Financial service companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments. Although we are not currently involved in any significant litigation, there can be no assurance that material litigation will not arise in the future.

•

Our computer systems (or those of our service providers) may fail or their security may be compromised, which could damage our business and adversely affect our financial condition and results of operation.

•	We are exposed to unanticipated risks, such as natural disasters, pandemics, and malicious or terrorist acts, which could adversely affect our operations.

•	We may be exposed to risks in the future that we have not yet identified or that we do not currently consider to be material risks.

CRITICAL ACCOUNTING POLICIES

Our accounting policies require management to make interpretative and valuation judgments and to make estimates based on assumptions that affect the amounts of assets, liabilities, revenues, and expenses reported in our statutory-basis financial statements. Because the use of assumptions and estimates inherently entails uncertainty, the effects of accounting policies under different conditions could produce results that are significantly different. Additionally, actual amounts may differ from our estimates. A discussion of the statutory basis of presentation and the business factors that affect our critical accounting policies is presented below.

Basis of Presentation

Our statutory-basis financial statements have been prepared on the basis of statutory accounting principles (“SAP”) prescribed or permitted by the New York State Insurance Department (the “Department”), a comprehensive basis of accounting that differs from accounting principles generally accepted in the United States (“GAAP”). The Department requires insurance companies domiciled in the State of New York to prepare their statutory-basis financial statements in accordance with the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”), subject to any deviation prescribed or permitted by the Department (“New York SAP”).

The Financial Accounting Standards Board (“FASB”) requires that financial statements that are intended to be in conformity with GAAP follow all applicable authoritative accounting pronouncements. As a result, we cannot refer to financial statements prepared in accordance with NAIC SAP as having been prepared in accordance with GAAP. The effects of the differences between GAAP and NAIC SAP, while not determined, would be presumed to have a material effect on our statutory-basis financial statements, and the primary differences are summarized in the Notes to our “Statutory-Basis Financial Statements,” included herein.

Accounting for Investments

Because of the types of products that we issue from our General Account, we primarily invest in fixed income investments; our General Account investment portfolio primarily consists of bonds, mortgage loans secured by commercial real estate properties, preferred stocks, cash, short-term investments, and other long-term investments. In accordance with NAIC SAP, the majority of our invested assets are carried at amortized cost and, therefore, our investment balances do not generally reflect the investments’ current fair values. At December 31, 2007, approximately $2.2 billion of the General Account’s invested assets was invested in bonds; approximately $87.1 million was invested in mortgage loans; approximately $62.8 million was invested in preferred stock; and the remaining investments were held in cash, short term investments, and other long term investments. Our overall General Account portfolio quality was very high at December 31, 2007, with 97.7% of our total invested assets classified as investment grade, with approximately 38.5% of our portfolio in the lowest investment grade category.

The selection and management of our General Account investment portfolio reflect the asset/liability analyses that we perform for our various business segments and the specific products that they issue. Our investment objective is to earn the highest-possible rates of return within reasonable risk parameters while ensuring a prudently diversified portfolio. As a result of the kinds of investments that we make, our investment portfolio is primarily exposed to credit risk and interest rate risk. To manage our risks, our Board of Directors establishes investment limits that are followed in constructing our investment portfolio; some of these limits identify maximum investment amounts by individual investment and by issuer, based on the credit quality of the issuers. We also utilize a risk management department that is independent of the investment management function to monitor the risk exposures that are represented in our investment portfolio. We utilize a structured investment impairment review process, and it is performed for the entire portfolio at least once each quarter. The investment impairment review process is co-led by the finance and valuation departments, which are also both independent of the investment management function.

Because our invested assets comprise such a large percentage of our total assets and because the performance of our investment portfolio has such a dramatic effect on our overall performance, the accounting policies which guide the valuation of our investments represent some of our most critical accounting policies. Because we prepare statutory-basis financial statements, we follow the investment valuation requirements promulgated by the NAIC, but the application of statutory accounting principles still requires management to make interpretive and valuation judgments.

Our bond portfolio consists primarily of government securities and high quality publicly-traded corporate debt securities. We invest a significant portion of our portfolio in high quality, publicly-traded bonds in order to maintain and manage liquidity and to reduce the risk of credit default in the portfolio. We do, however, also make investments in private placement bonds to increase portfolio diversification and to obtain higher yields than can be earned by investing in comparable quality, publicly-traded securities. To control risk when utilizing privately-placed securities, we rely upon broader access to management information, stronger (negotiated) protective covenants, call protection features, and a higher level of collateralization than can customarily be achieved in the public market.

Our preferred stock portfolio consists primarily of high quality publicly-traded and non-publicly traded corporate securities that meet the definition of a preferred stock investment or are hybrid securities, as defined by the NAIC, which, since December 31, 2006, are required to be classified under NAIC SAP as preferred stocks.

The NAIC Securities Valuation Office (“SVO”) rates investment credit risk of bonds and preferred stocks based upon the issuer’s credit quality. NAIC ratings designations range from 1 through 6. An NAIC designation of 1 denotes obligations of the highest quality in which credit risk is at its lowest and the issuer’s credit profile is stable; an NAIC designation of 6 is assigned to obligations that are in, or near, default. Classes 1 and 2 are considered to be investment grade; Class 3 is medium quality; and Classes 4 through 6 are non-investment grade. The vast majority of our bond and preferred stock portfolios, including our privately-placed securities, are investment grade.

Our mortgage loan portfolio is comprised of loans collateralized by commercial real estate properties and is broadly diversified by property type and by geographic region. Our underwriting standards generally limit such investments to first mortgage liens on completed, income-producing properties. We utilize a mortgage loan quality framework developed by a third party to evaluate the credit quality of the individual mortgage loans in our portfolio. We had no below investment grade mortgage loans at December 31, 2007 or at March 31, 2008.

All investments are subjected to our investment impairment process, which is performed at least quarterly. We may perform investment impairment monitoring and analysis procedures more frequently, for example, during periods of significant market turmoil. Management considers all available evidence to evaluate the potential impairment of its investments. The investment quarterly impairment review process utilizes, but is not limited to, a screening process based on the fair values of the investments. Management considers a wide range of factors in the impairment review process, including, but not limited to, the following:

(a)	The extent to which and the length of time that the fair value has been below our amortized cost basis.

(b)	The financial condition and near-term prospects of the issuer.

(c)	Whether the issuer is current on contractually-obligated interest and principal payments.

(d)	Our ability and intent to retain the investment for a sufficient period of time to allow for a recovery in its fair value or for the investment to be repaid.

(e)	Information obtained from regulators and rating agencies.

(f)	The potential for impairments in an industry sector or sub-sector.

(g)	The potential for impairments in economically-depressed geographic regions.

A realized loss is recorded when an impairment is considered to be other than temporary. An other-than-temporary impairment of an investment is considered to have occurred if an event or change in circumstance indicates that the carrying value of the asset may not be recoverable or the receipt of contractual payments of principal and interest may not occur when scheduled. When a mortgage loan impairment is considered to be temporary, a valuation reserve is established for the excess of the carrying value of the mortgage over its estimated fair value. Changes in valuation reserves for mortgages are included in net unrealized capital gains/losses on investments. When an other-than-temporary impairment has been determined to have occurred, the investment is written down to fair value (and a new cost basis is established), except for loan-backed and structured securities (which are written down to the sum of their undiscounted expected future cash flows), and the realized loss is recorded. We do not change the revised cost basis for subsequent recoveries in value. Once an impairment write-down has been recorded, we will continue to review the impaired investment for appropriate valuation on an ongoing basis.

Other Critical Accounting Policies

Non-Admitted Assets. This is an accounting category that exists under SAP but does not have a corollary under GAAP. Our statutory-basis financial statements do not actually show non-admitted assets because they cannot be included in a life insurance company’s balance sheets that are filed with the Department; non-admitted assets are excluded in determining the reported admitted asset amounts. The determination of non-admitted assets requires little, if any, management judgment. Certain investment balances and corresponding investment income due and accrued may be designated as non-admitted assets in accordance with New York SAP, based on delinquencies, defaults, and other statutory criteria. Our largest non-admitted asset is our deferred federal income tax asset, which is calculated under a structured formula in accordance with NAIC SAP. All changes in non-admitted assets are charged or credited directly to surplus and have no impact on our results of operations.

Policy and Contract Reserves. Policy and contract reserves are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial formulae. The reserves established utilize assumptions for interest (at rates ranging from 4.00% to 6.75% and averaging approximately 4.53%), mortality and other risks insured. Such reserves are designed to be sufficient for all contractual benefits guaranteed under policy and contract provisions. These reserves reflect both management’s assumptions, which must be in line with the Department’s requirements, and the activity that has occurred in relation to our policies and contracts in-force (e.g., new issues, lapses, surrenders, etc.). The period-to-period changes in these reserves directly increase or decrease our results of operations.

Reserves for deposit-type funds, which do not contain any life contingencies, are equal to the sum of the deposits received and the interest credited to the benefit of contract holders, less withdrawals that represent a return to the contract holder. These reserves do not entail the exercise of management’s judgment, and, other than the interest expensed when credited to these contracts, the changes in these reserves do not affect our results of operations.

Reinsurance. We use reinsurance to manage risk by ceding (i.e., transferring) some of our life insurance reserve liabilities to other insurance and reinsurance companies. Even when we enter into a reinsurance contract with another insurance or reinsurance company, we will retain liability with respect to ceded insurance should the reinsurer fail to meet its obligations. As a result, we evaluate the financial stability of an insurance or reinsurance company before we enter into a reinsurance contract, which is often long-term in nature. Once we have concluded that the reinsurance contract meets the reinsurance criteria under SAP, which involves some management judgment in relation to the NAIC’s requirements, we reduce our policy and contract reserves by the portion ceded under the reinsurance contract. Our maximum retention is $1.5 million for one insured life and $2.5 million for two insured lives for contracts issued prior to June 27, 2006, and $5.0 million for one insured life and $9.0 million for two insured lives for contracts issued on or after June 27, 2006. Our maximum retention is less for certain issue ages and underwriting classifications.

Asset Valuation Reserve. The Asset Valuation Reserve (“AVR”), which covers all invested asset classes, is a reserve required by NAIC SAP to provide for potential future credit and equity losses related to our investment portfolio. Reserve components of the AVR are maintained for each of our asset classes. Realized and unrealized credit and equity capital gains and losses, net of capital gains taxes, are credited to or charged against the related components of the AVR. Statutory formulae determine the required reserve components, and the formulae are primarily based on NAIC-determined factors applied to asset classes. Insurance companies may also establish additional reserves for any AVR component, at management’s discretion; however, the ultimate balance cannot exceed the statutory maximum reserve for that component. We did not make any voluntary contributions to the AVR in either 2007 or 2006; however, we made a $9.0 million voluntary contribution to the AVR during the first quarter of 2008 in response to the realized losses that we recognized in 2007 and into 2008, which were primarily associated with other-than-temporary impairments in our investment portfolio. The net change in the AVR is reported as a change in surplus in our Statutory-Basis Statements of Changes in Capital and Surplus; the net realized capital gains and losses that are credited to or charged against the AVR are also a component of our Statutory-Basis Statements of Operations.

Interest Maintenance Reserve. The Interest Maintenance Reserve (“IMR”) is a formulaic reserve required by NAIC SAP, which accumulates realized interest rate-related capital gains and losses, as defined by NAIC SAP, on sales of fixed income investments. Such capital gains and losses are recognized as a reserve liability and are amortized out of the IMR, under the grouped method of amortization, as an adjustment to our net investment income over the remaining lives of the assets sold.

Separate Account Assets and Liabilities. Separate Accounts are established in conformity with insurance laws, and the Separate Account assets are carried at fair value and are segregated from our General Account. Separate Accounts are generally maintained for the benefit of variable annuity contract holders and variable life insurance policyholders, so that those individuals directly benefit in the investment performance of the Separate Accounts; however, the investment performance of the Separate Account established for the TIAA-CREF Investment Horizon Annuity, in accordance with the Department’s regulations, will benefit our General Account. Any of our General Account seed money investments that remain in the other Separate Accounts, which are included in Separate Account Assets in the accompanying statutory-basis balance sheets, are stated at fair value. Separate Account liabilities are equal to Separate Account assets, net of any General Account seed money investments.

Income Taxes. We file a consolidated federal income tax return with our parent, TIAA, and its affiliates. The consolidated group has entered into a tax-sharing agreement that follows the current reimbursement method, whereby members of the group will generally be reimbursed for their losses on a pro-rata basis by other members of the group to the extent that they have taxable income, subject to the limitations imposed under the IRC.

The consolidated group is subject to the domestic federal statutory rate of 35%. Our effective federal tax rates for the periods presented differ from the statutory rate based on adjustments from statutory to tax basis reporting. Refer to Note 13 to the “Statutory-Basis Financial Statements,” included herein, for additional information.

SELECTED FINANCIAL DATA

The selected financial data provided in the following sections should be considered in conjunction with “TIAA-CREF Life Insurance Company’s Statutory-Basis Financial Statements” and related Notes, included herein. The selected financial data provided in the following sections have been derived from the applicable audited and unaudited statutory-basis financial statements as of and for the periods presented.

	March 31,		December 31,
Statements of Admitted Assets, Liabilities, and Capital and Surplus	2008	2007	2007	2006	2005	2004	2003
	($ In Millions)
General Account Assets	$2,429.7	$2,549.8	$2,419.9	$2,644.3	$2,905.0	$3,020.5	$2,899.8
Separate Account Assets	633.4	608.9	695.5	564.1	421.9	355.5	249.3

Total Admitted Assets	$3,063.1	$3,158.7	$3,115.4	$3,208.4	$3,326.9	$3,376.0	$3,149.1

General Account Liabilities	$2,107.3	$2,207.8	$2,089.2	$2,305.0	$2,581.8	$2,721.6	$2,621.1
Separate Account Liabilities	632.2	607.5	694.1	562.8	420.7	354.4	248.5

Total Liabilities	2,739.5	2,815.3	2,783.3	2,867.8	3,002.5	3,076.0	2,869.6

Capital and Surplus	323.6	343.4	332.1	340.6	324.4	300.0	279.5

Total Liabilities, Capital and Surplus	$3,063.1	$3,158.7	$3,115.4	$3,208.4	$3,326.9	$3,376.0	$3,149.1

	For the quarter ended March 31,		For the year ended December 31,
Statements of Operations	2008	2007	2007	2006	2005	2004	2003
	($ In Millions)
Total Revenue	$54.5	$77.6	$299.5	$279.8	$293.8	$375.2	$763.6
Total Benefits and Expenses	56.1	72.6	274.9	255.5	259.9	340.3	738.3

Income (Loss) Before Federal Income Taxes and Realized Losses	(1.6)	5.0	24.6	24.3	33.9	34.9	25.3
Federal Income Tax Expense (Benefit)	(0.8)	1.6	6.2	6.2	11.5	8.9	11.6
Net Realized Losses	(10.3)	—	(8.3)	(0.8)	(1.0)	(0.5)	(2.5)

Net Income (Loss)	$(11.1)	$3.4	$10.1	$17.3	$21.4	$25.5	$11.2

RESULTS OF OPERATIONS

The following table sets forth our statutory-basis statements of operations.

	Quarter Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	($ In Millions)
REVENUES
Individual annuity premiums and other considerations	$21.9	$39.6	$142.3	$116.9	$125.8
Life insurance premiums	2.3	3.9	28.7	21.7	18.4

Total premiums and other considerations	24.2	43.5	171.0	138.6	144.2
Net investment income	30.3	34.1	128.5	141.2	149.6

TOTAL REVENUES	54.5	77.6	299.5	279.8	293.8

EXPENSES
Policy and contract benefits	38.1	79.5	227.9	391.4	308.6
Change in policy and contract reserves	10.8	(55.8)	(121.1)	(276.4)	(167.6)
Operating expenses	9.9	10.7	44.0	49.3	50.7
Transfers to (from) Separate Accounts, net	(8.0)	31.4	97.5	66.2	43.5
Other, net	5.3	6.8	26.6	25.0	24.7

TOTAL EXPENSES	56.1	72.6	274.9	255.5	259.9

Income (loss) before federal income taxes and net realized capital losses	(1.6)	5.0	24.6	24.3	33.9
Federal income tax expense (benefit)	(0.8)	1.6	6.2	6.2	11.5
Net realized capital losses, net of taxes and after transfers to the IMR	(10.3)	—	(8.3)	(0.8)	(1.0)

NET INCOME (LOSS)	$(11.1)	$3.4	$10.1	$17.3	$21.4

The individual components of net investment income are presented in the table below.

	Quarter Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	($ In Millions)
Bonds	$28.5	$31.1	$118.6	$131.8	$140.9
Preferred stocks	1.4	0.6	3.0	1.2	0.1
Mortgage loans	1.1	1.6	5.4	7.3	10.2
Cash, cash equivalents, and short-term investments	0.7	1.3	4.8	2.5	0.6
Other long-term investments	(0.1)	0.1	(0.1)	0.4	(1.2)

TOTAL GROSS INVESTMENT INCOME	31.6	34.7	131.7	143.2	150.6
Less investment expenses	(0.8)	(0.8)	(3.0)	(3.2)	(3.2)

Net investment income before amortization of net IMR gains (losses)	30.8	33.9	128.7	140.0	147.4
Amortization of net IMR gains (losses)	(0.5)	0.2	(0.2)	1.2	2.2

TOTAL NET INVESTMENT INCOME	$30.3	$34.1	$128.5	$141.2	$149.6

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Net Loss. Our net loss totaled $11.1 million for the quarter ended March 31, 2008, compared to net income of $3.4 million for the quarter ended March 31, 2007. Our operations in the first quarter of 2008 were negatively affected by a $3.8 million decrease in net investment income, resulting from declining interest rates on a declining level of invested assets. Additionally, we recognized $10.3 million in net realized losses due to other-than-temporary impairments within our investment portfolio.

Premium Income. Total premiums and other considerations totaled $24.2 million for the quarter ended March 31, 2008, compared to $43.5 million for the quarter ended March 31, 2007, resulting in a decrease of $19.3 million, or 44.4%.

Premium income and other considerations on Individual Annuities decreased by $17.7 million, or 44.7%, in the first quarter of 2008 and were impacted by a decrease in customer-requested IRC Section 1035 exchanges. Premium volume in the first quarter of 2008 was also impacted by worse-than-expected financial performance in the equity markets, which adversely impacted sales of our variable annuities.

Premium income on Life Insurance products decreased by $1.6 million, or 41.0%, in the first quarter of 2008 and was impacted by a $1.7 million adjustment to ceded reinsurance premiums on traditional term life business. Direct term insurance premiums received in the first quarter of 2008, which do not include the impact of this reinsurance adjustment, were slightly higher than in the first quarter of 2007. The net decrease in premium income on our traditional term life products was partially offset by an increase of $0.6 million in premiums on the variable universal life product, while sales of the fixed universal life product decreased slightly in the first quarter of 2008, as compared to the first quarter of 2007.

Net Investment Income. Net investment income totaled $30.3 million for the quarter ended March 31, 2008, compared to $34.1 million for the quarter ended March 31, 2007, resulting in a decrease of $3.8 million, or 11.1%. The year-over-year change was impacted by a 20 basis point (a basis point is equal to one percent of one percent) decrease in the annualized net earned rate on our invested asset portfolio resulting from a declining interest rate environment experienced on a year-over-year basis. The invested assets balance also declined by approximately $100.0 million, from approximately $2.5 billion as of March 31, 2007 to approximately $2.4 billion as of March 31, 2008.

Policy and Contract Benefits. Policy and contract benefits totaled $38.1 million for the quarter ended March 31, 2008, compared to $79.5 million for the quarter ended March 31, 2007, resulting in a decrease of $41.4 million, or 52.1%. This decrease was driven almost exclusively by activity on our individual annuity products. Policy and contract benefits include income benefit payments, annuity and surrender benefits, interest and adjustments on contracts, and death payments. Surrender benefits, which decreased by $42.3 million, or 56.6%, were driven by reduced surrender activity on one of our fixed annuity products. As interest rates continued to stabilize, the portfolio rate on this product became more competitive, and, as a result, customer outflows decreased on a year-over-year basis.

Change in Policy and Contract Reserve. The change in policy and contract reserves of $10.8 million during the first quarter of 2008 varied by $66.6 million from the first quarter of 2007. This change was impacted primarily by net customer transfers from our Separate Accounts into the General Account fixed account components of our individual variable annuity products as a result of negative equity market performance during the first quarter of 2008.

Net Transfers to (from) Separate Accounts. Net transfers from Separate Accounts of $8.0 million during the first quarter 2008, compared to $31.4 million of net transfers to Separate Accounts during the first quarter of 2007, represented a $39.4 million change. This change is the result of discretionary contract-holder activity and reflects the volatile and negative returns of the equity markets during the first quarter of 2008, as customers moved investment balances from our Separate Accounts into the General Account fixed account component of our variable annuity products.

Net Realized Capital Losses. Net realized capital losses of $10.3 million were primarily due to other-than-temporary impairment write-downs on our bond and preferred stock portfolios.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net Income. Our net income totaled $10.1 million for the year ended December 31, 2007, compared to net income of $17.3 million for the year ended December 31, 2006. Our operations in 2007 were negatively affected by a $12.7 million decrease in net investment income, resulting from declining interest rates on a declining level of invested assets. Additionally, we recognized $8.3 million in net realized losses due to other-than-temporary impairments within our investment portfolio. These declines were partially offset by improvements in our net individual annuity and life insurance operations coupled with a $5.3 million decrease in our operating expenses.

Premium Income. Total premiums and other considerations totaled $171.0 million for the year ended December 31, 2007, compared to $138.6 million for the year ended December 31, 2006, resulting in an increase of $32.4 million, or 23.4%.

Premium income on Individual Annuities increased by $25.4 million, or 21.7%, in 2007, when compared to 2006, driven by an increase in variable annuity sales. The growth was primarily attributable to better-than-expected equity market performance during the first part of 2007 and a stabilization of interest rates. In an equity market where returns are projected to be in the single digits, we expect our low cost annuity products to provide higher net performance returns for policyholders. Premium income on Life Insurance increased by $7.0 million, or 32.3%, in 2007, primarily due to our recent introduction of a new variable universal life product.

Net Investment Income. Net investment income totaled $128.5 million for the year ended December 31, 2007, compared to $141.2 million for the year ended December 31, 2006, resulting in a decrease of $12.7 million, or 9.0%. Investment income declined on our bond and mortgage loan portfolios, only partially offset by an increase in income earned on preferred stocks and on cash, cash equivalents, and short-term investments. The decline in net investment income in 2007 was primarily due to a decline in average invested assets, which decreased from approximately $2.7 billion as of December 31, 2006 to approximately $2.5 billion as of December 2007. The decline in average invested assets was primarily caused by continuing withdrawals from one of our fixed annuity products.

Policy and Contract Benefits. Policyholders’ benefits and payments, which include income benefit payments, annuity and surrender benefits, interest and adjustments on contracts, and death payments, totaled $227.9 million for the year ended December 31, 2007, compared to $391.4 million for the year ended December 31, 2006, resulting in a decrease of $163.5 million, or 41.8%. This change was due primarily to a decrease of $154.3 million in surrenders from one of our fixed annuity products. As interest rates stabilized, the portfolio rate on our fixed account product became more competitive, and, as a result, customer outflows decreased when compared to the prior year. Approximately $20.1 million of the surrender activity was also reflected in Individual Annuity premiums as customer-requested IRC Section 1035 exchanges among our individual annuity products.

Change in Policy and Contract Reserves. The decrease in policy and contract reserves of $121.1 million in 2007, compared to the decrease of $276.4 million in 2006, varied by $155.3 million, primarily due to much lower surrender activity on one of our fixed annuity products. Surrender activity decreased from $363.7 million in 2006 to $211.4 million in 2007.

Net Transfers to Separate Accounts. Net transfers to Separate Accounts of $97.5 million for the year ended December 31, 2007, compared to $66.2 million for the year ended December 31, 2006, resulted in an increase of $31.3 million due to $32.0 million in increased premium activity from one of our variable annuity products.

Net Realized Capital Losses. In 2007, net realized capital losses (after the transfer of $3.4 million of interest-related capital losses to the IMR), increased by $7.5 million, to $8.3 million from $0.8 million in 2006, primarily due to an increase in other-than-temporary impairment losses associated with our bond and mortgage loan portfolios.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net Income. Our net income totaled $17.3 million for the year ended December 31, 2006, compared to net income of $21.4 million for the year ended December 31, 2005. Our operations in 2006 were negatively affected by a $8.4 million decrease in net investment income, resulting from declining interest rates on a declining level of invested assets. This decrease was partially offset by a $5.3 million reduction in our Federal income tax expense.

Premium Income. Total premiums and other considerations totaled $138.6 million for the year ended December 31, 2006, compared to $144.2 million for the year ended December 31, 2005, resulting in a decrease of $5.6 million, or 3.9%.

In 2006, premium income on Individual Annuities decreased by $8.9 million, or 7.1%, when compared to 2005. In May 2005, we stopped marketing one of our fixed individual deferred annuities because the declining interest rate environment made our 3% minimum interest rate guarantee on the fixed account unsupportable for new business. During that time, most industry competitors had also stopped selling fixed annuities for similar reasons. In 2006, premium income on Life Insurance increased by $3.3 million, or 17.9%, over 2005, primarily driven by our mid-year introduction of a new variable universal life product.

Net Investment Income. In 2006, net investment income totaled $141.2 million, compared to $149.6 million for 2005, resulting in a decrease of $8.4 million, due primarily to decreases in bond and mortgage loan investment income, partially offset by increases in income on preferred stock and on cash, cash equivalents, and short-term investments. The net investment income decrease in 2006 was primarily due to a decline in average invested assets, which fell from approximately $2.9 billion as of December 31, 2005 to approximately $2.7 billion as of December 31, 2006. The decline in average invested assets was primarily caused by continuing withdrawals from one of our fixed annuity products.

Policy and Contract Benefits. In 2006, policyholders’ benefits and payments of $391.4 million, compared to $308.6 million in 2005, increased by $82.8 million, or 26.8%, due primarily to increases in surrenders of $69.0 million from one of our fixed annuity products as our credited rate lagged behind rising interest rates. Approximately $12.0 million of the surrender activity was also reflected in Individual Annuity premiums as customer-requested IRC Section 1035 exchanges among our individual annuity products.

Change in Policy and Contract Reserves. The decrease in policy and contract reserves of $276.4 million for the year ended December 31, 2006, compared to the decrease of $167.6 million for the year ended December 31, 2005, varied by $108.8 million or 64.9%. The majority of the change was due to surrender activity increasing from $294.0 million in 2005 to $363.7 million in 2006.

Net Transfers to Separate Accounts. Net transfers to Separate Accounts of $66.2 million during the year ended December 31, 2006, compared to $43.5 million for the year ended December 31, 2005, resulted in an increase of $22.7 million or 52.2% due to $20.6 million in increased premium activity from one of our variable annuity products.

FINANCIAL CONDITION

The following table sets forth our statutory-basis statements of admitted assets, liabilities and capital and surplus.

	March 31, 2008	December 31,
		2007	2006
	($ In Millions)
ASSETS
Bonds	$2,172.2	$2,164.6	$2,317.9
Preferred stocks	62.8	62.8	34.8
Mortgage loans	86.7	87.1	109.5
Other long-term investments	1.8	1.9	1.5
Cash, cash equivalents, and short-term investments	65.0	61.6	113.2
Investment income due and accrued	29.3	28.2	31.4
Separate account assets	633.4	695.5	564.1
Federal income tax recoverable from parent	1.6	0.8	3.9
Deferred federal income tax asset	2.8	2.5	2.0
Other assets	7.5	10.4	30.1

TOTAL ASSETS	$3,063.1	$3,115.4	$3,208.4

LIABILITIES
Policyholders’ reserves and deposit-type-contract liabilities	$2,052.3	$2,043.7	$2,238.5
Asset valuation reserve	10.9	10.3	15.8
Interest maintenance reserve	1.7	1.2	4.4
Separate account liabilities	632.2	694.1	562.8
Other liabilities	42.4	34.0	46.3

TOTAL LIABILITIES	2,739.5	2,783.3	2,867.8

CAPITAL AND SURPLUS
Capital (2,500 shares of $1,000 par value common stock issued and outstanding)	2.5	2.5	2.5
Additional paid-in-capital	287.5	287.5	287.5
Surplus	33.6	42.1	50.6

TOTAL CAPITAL AND SURPLUS	323.6	332.1	340.6

TOTAL LIABILITIES, AND CAPITAL AND SURPLUS	$3,063.1	$3,115.4	$3,208.4

Assets

Total assets of $3,063.1 million as of March 31, 2008, compared to $3,115.4 million as of December 31, 2007 decreased by $52.3 million, or 1.7%, primarily due to a $62.1 million decline in Separate Account assets, offset by a $9.8 million increase in our General Account assets. The Separate Account assets experienced a $53.1 million decline due to depreciation in the underlying investment accounts, which was due to negative equity market performance in the first quarter of 2008. The remaining portion of the decline was associated with contract holder activity in which withdrawals exceeded premium deposits.

Total assets of $3,115.4 million as of December 31, 2007, compared to $3,208.4 million as of December 31, 2006 decreased by $93.0 million, or 2.9%, primarily due to reductions in bonds, mortgage loans, and cash, cash equivalents, and short-term investments. These decreases were partially offset by increases in preferred stocks and Separate Account assets. Invested assets decreased by $198.9 million, or 7.7%, in 2007. The decline in invested assets was primarily driven by withdrawals experienced on one of our individual annuity products.

Invested Assets

Bonds. The following table sets forth our bond portfolio by industry.

	March 31, 2008		December 31,
			2007		2006
Industry Category	Carrying Value	% of Total	Carrying Value	% of Total	Carrying Value	% of Total
	($ In Millions)

Finance and financial services	$448.5	20.7%	$479.0	22.1%	$487.0	21.0%
Public utilities	286.5	13.2	274.0	12.7	277.6	12.0
Residential mortgage-backed securities	238.7	11.0	242.7	11.2	222.2	9.6
Manufacturing	248.6	11.4	243.3	11.2	301.0	13.0
Commercial mortgage-backed securities	185.2	8.5	195.7	9.0	238.6	10.3
Communications	132.8	6.1	163.9	7.6	196.4	8.5
Asset-backed securities	173.7	8.0	133.8	6.2	128.0	5.5
Oil and gas	153.0	7.0	122.0	5.6	105.4	4.5
Services	87.8	4.0	81.2	3.7	105.7	4.6
Retail and wholesale trade	63.0	2.9	73.6	3.4	102.6	4.4
Transportation	57.6	2.7	58.0	2.7	72.5	3.1
U.S., Canada, and other government	35.6	1.6	35.9	1.7	37.2	1.6
REIT	29.8	1.4	29.8	1.4	21.5	0.9
Mining	17.0	0.8	17.0	0.8	—	—
Revenue and special obligations	14.4	0.7	14.7	0.7	22.2	1.0

Total	$2,172.2	100.0%	$2,164.6	100.0%	$2,317.9	100.0%

The table below sets forth the NAIC SVO credit quality ratings for our bond portfolio.

	March 31, 2008		December 31,
			2007		2006
NAIC Classes	Carrying Value	% of Total	Carrying Value	% of Total	Carrying Value	% of Total
	($ In Millions)

1	$1,283.8	59.1%	$1,234.4	57.0%	$1,223.1	52.8%
2	860.8	39.6	876.9	40.5	1,038.6	44.8

Investment grade	2,144.6	98.7	2,111.3	97.5	2,261.7	97.6

3	10.3	0.5	38.4	1.8	51.3	2.2
4	14.6	0.7	8.2	0.4	4.0	0.2
5	—	—	—	—	—	—
6	2.7	0.1	6.7	0.3	0.9	0.0

Below investment grade	27.6	1.3	53.3	2.5	56.2	2.4

Total	$2,172.2	100.0%	$2,164.6	100.0%	$2,317.9	100.0%

Bonds totaled $2,172.2 million as of March 31, 2008, compared to $2,164.6 million as of December 31, 2007, and increased by $7.6 million, or 0.35%. Bonds represented 90.9% of our invested asset portfolio at March 31, 2008. The portfolio primarily consisted of investment grade securities (98.7%) and publicly-traded securities (77.0%).

Bonds totaled $2,164.6 million as of December 31, 2007, compared to $2,317.9 million as of December 31, 2006, and experienced a decrease of $153.3 million, or 6.6%. This decrease in our bond portfolio was primarily due to customer withdrawals from our individual annuity segment. During 2007, we purchased $553.7 million in debt securities and received $657.6 million in proceeds from sales and maturities. The bond portfolio was also reduced by amortization of $45.6 million and $7.6 million in other-than-temporary impairments. Our bond portfolio as of December 31, 2007 was primarily comprised of investment grade securities (97.5%) and publicly-traded securities (78.2%).

Preferred Stock. The preferred stock portfolio balance of $62.8 million was essentially unchanged at the end of the first quarter of 2008, as compared to December 31, 2007. As of March 31, 2008, preferred stocks represented approximately 2.6% of our total invested asset balance. Approximately 97.6% of the portfolio was classified as investment grade, and approximately 61.8% of the portfolio was comprised of publicly-traded securities. Approximately 43.7% of the March 31, 2008 portfolio balance was comprised of foreign securities, but we had no emerging market securities in the portfolio.

Preferred stock of $62.8 million as of December 31, 2007, compared to $34.8 million as of December 31, 2006, increased by $28.0 million, or 80.5%. Effective December 31, 2006, the NAIC required that certain securities be reclassified from bonds to preferred stock if they met the definition of a hybrid security. A hybrid security is defined by the NAIC as a preferred stock if it is a financial instrument that possesses the characteristics of both a debt and equity security within the same investment. The 2007 increase in the preferred stock portfolio was primarily the result of implementing the NAIC definition of a hybrid security and classifying certain securities as preferred stocks.

Mortgage Loans. Mortgage loans did not change significantly from the end of 2007 to March 31, 2008. There were no new acquisitions or impairments in the mortgage loan portfolio during the first quarter of 2008. Mortgage loans of $87.1 million as of December 31, 2007, compared to $109.5 million as of December 31, 2006, decreased by $22.4 million, or 20.5%. The decrease was primarily the result of borrower prepayments ($9.4 million), scheduled principal payments ($1.6 million), and sales of mortgages ($8.3 million). The mortgage portfolio also experienced other-than-temporary impairments of $3.0 million in 2007.

The following table sets forth our mortgage loan portfolio by property type:

	March 31, 2008		December 31,
			2007		2006
	Carrying Value	% of Total	Carrying Value	% of Total	Carrying Value	% of Total
	($ In Millions)

Office buildings	$42.5	49.0%	$42.8	49.1%	$64.6	59.0%
Shopping centers	38.6	44.5	38.8	44.6	39.2	35.8
Apartments	5.6	6.5	5.5	6.3	5.7	5.2

Total	$86.7	100.0%	$87.1	100.0%	$109.5	100.0%

The following table sets forth our mortgage loan portfolio by geographic location:

	March 31, 2008		December 31,
			2007		2006
	Carrying Value	% of Total	Carrying Value	% of Total	Carrying Value	% of Total
	($ In Millions)
South Atlantic	$27.7	31.9%	$27.9	32.0%	$28.6	26.1%
North Central	20.6	23.8	20.6	23.7	20.6	18.8
Pacific	18.7	21.6	18.7	21.5	28.6	26.1
Mountain	9.2	10.6	9.3	10.7	17.8	16.3
South Central	5.6	6.5	5.6	6.4	5.7	5.2
Mid-Atlantic	4.9	5.6	5.0	5.7	8.2	7.5

Total	$86.7	100.0%	$87.1	100.0%	$109.5	100.0%

Cash, Cash Equivalents, and Short-Term Investments. These investments totaled $65.0 million as of March 31, 2008, compared to $61.6 million as of December 31, 2007, resulting in an increase of $3.4 million, or 5.5%. This increase was primarily due to an increase in liquidity required to fund the expected redemptions on funding agreements for the two states that had terminated their contracts in 2006 for new deposits.

Cash, cash equivalents, and short-term investments of $61.6 million as of December 31, 2007, compared to $113.2 million as of December 3, 2006, resulted in a decrease of $51.6 million, or 45.6%. This decrease primarily occurred during the second half of 2007 and was driven by increased long-term investment activity. This increased long-term activity was a result of the widening of interest rate spreads in all credit markets, resulting in more attractive returns. Our short-term investment portfolio is highly liquid and of high quality.

Other Assets

Investment Income Due and Accrued. The Investment Income Due and Accrued balance of $29.3 million as of March 31, 2008 represents earned income in the form of interest and dividends that we have not yet received. The balance changes from period-to-period primarily due to the timing of investment income cash receipts, and it can also be affected by the size, composition, and the earned rate of the invested asset portfolio.

Separate Account Assets. Total Separate Account assets of $633.4 million as of March 31, 2008, compared to $695.5 million as of December 31, 2007, resulted in a decrease of $62.1 million, or 8.9%. Depreciation of the underlying investment accounts accounted for $53.1 million of the decline, due to negative returns in the equity markets during the first quarter of 2008, and the rest of the decrease was due to discretionary customer withdrawals exceeding new premiums and IRC Section 1035 roll-overs.

Total Separate Account assets of $695.5 million as of December 31, 2007, compared to $564.1 million as of December 31, 2006, resulted in an increase of $131.4 million, or 23.3%. This increase was primarily due to positive customer cash flows of $97.8 million and $37.5 million in market value appreciation of the underlying investment accounts, offset by $3.9 million in fees deducted from the Separate Accounts.

Federal Income Tax Recoverable From TIAA and Net Deferred Income Tax Asset. Amounts due from TIAA for federal income taxes were $1.6 million at March 31, 2008, and $0.8 million at December 31, 2007.

Our gross deferred tax assets are primarily attributable to 1) differences between our statutory reserves and required tax reserves and 2) the capitalization of a percentage of net premiums as deferred acquisition costs, which are required to be capitalized under the IRC. Our gross deferred tax liability is attributable to deferred market discount on bonds. Utilizing a formulaic calculation that is primarily based on our level of capital and surplus, NAIC SAP limits the amount of our net deferred tax assets which we can treat as an admitted asset. The net admitted deferred tax assets were $2.8 million at March 31, 2008, and $2.5 million at December 31, 2007.

The following table presents the federal income tax recoverable and the components of the net deferred federal income tax asset by period:

	March 31,	December 31,
	2008	2007	2006
	($ In Millions)

Federal income tax recoverable from TIAA	$1.6	$0.8	$3.9

Net deferred federal income tax asset
Gross deferred tax assets	$13.3	$12.8	$11.8
Gross deferred tax liabilities	—	—	(0.7)
Deferred tax assets non-admitted	(10.5)	(10.3)	(9.1)

Net admitted deferred tax asset	$2.8	$2.5	$2.0

Other Assets. Other assets totaled $7.5 million as of March 31, 2008, compared to $10.4 million as of December 31, 2007, resulting in a decrease of $2.9 million, or 27.9%, primarily due to ceded reinsurance premium adjustments reflected during the first quarter of 2008.

Other assets decreased by $19.7 million, or 65.4%, to $10.4 million as of December 31, 2007 from $30.1 million as of December 31, 2006. The decrease was primarily due to $23.9 million in deferred premium recorded as a non-admitted asset in compliance with New York SAP guidelines, offset by a $1.5 million increase in amounts recoverable from reinsurers.

Liabilities, Capital and Surplus

Total liabilities of $2,739.5 million as of March 31, 2008, compared to $2,783.3 million as of December 31, 2007, resulted in a decrease of $43.8 million, or 1.6%. This decrease was due to a decrease in Separate Account liabilities of $61.9 million, offset by an increase in General Account liabilities of $18.1 million. The decline in Separate Account liabilities was primarily due to negative performance in the equity markets during the first quarter of 2008. The increase in General Account liabilities was caused by an increase in reserves on individual annuity contracts and a $4.0 million increase in our revolving line of credit with TIAA.

Total liabilities of $2,783.3 million as of December 31, 2007, compared to $2,867.8 million as of December 31, 2006, resulted in a decrease of $84.5 million, or 2.9%. This decrease was primarily due to decreases in policyholders’ reserves and liabilities for deposit-type contracts, partially offset by an increase in Separate Account liabilities.

Policy and Contract Reserves. Policy and contract reserves of $2,052.3 million as of March 31, 2008, compared to $2,043.6 million as of December 31, 2007, increased $8.6 million, primarily due to $8.0 million in net customer transfers from Separate Accounts due to unfavorable equity market performance.

As of December 31, 2007, policyholders’ reserves of $2,043.7 million decreased by $194.8 million, or 8.7% from $2,238.5 million as of December 31, 2006, primarily due to a decrease in individual annuity reserves of $131.9 million. The annuity reserve decrease was primarily driven by surrender activity on one of the individual annuity products exceeding premiums and interest credited on outstanding contracts. Reserves for deposit-type contracts decreased by $73.5 million, or 8.0%, in 2007, primarily due to redemptions associated with the two state funding agreement contracts that were terminated for new deposits in 2006. These decreases were partially offset by an increase in life insurance reserves of $10.8 million.

Asset Valuation Reserve. The AVR did not change dramatically from December 31, 2007 to March 31, 2008, despite approximately $10.3 million in realized capital losses, resulting primarily from other-than-temporary impairments in our invested asset portfolio. The ending March 31, 2008 AVR balance was not significantly affected because we made a $9.0 million voluntary contribution from our surplus to the AVR.

As of December 31, 2007, the AVR totaled $10.3 million, which represented a decrease of $5.5 million, or 34.8%, from December 31, 2006. This decrease was primarily due to after-tax net realized and unrealized capital losses of $9.0 million related to bonds, mortgage loans, and preferred stocks charged against the AVR, partially offset by the formulaic reserve increase (i.e., a transfer from our surplus) of $3.5 million, primarily related to bonds.

Interest Maintenance Reserve. The IMR of $1.7 million as of March 31, 2008 increased approximately $0.5 million from December 31, 2007, primarily due to the amortization of previously recorded net realized interest-related losses.

The IMR of $1.2 million as of December 31, 2007, compared to $4.4 million as of December 31, 2006, decreased by $3.2 million, or 72.7%. The decrease was primarily due to net realized interest-related capital losses of $3.3 million.

Separate Account Liabilities. These liabilities, totaling $632.2 million as of March 31, 2008, compared to $694.1 million as of December 31, 2007, decreased $61.9 million, or 8.9%, due to customer transfers and depreciation of the underlying investment accounts, both due to negative returns in the equity markets.

The Separate Account liabilities of $694.1 million as of December 31, 2007, compared to $562.8 million as of December 31, 2006, increased by $131.3 million, or 23.3%. This increase was primarily due to positive customer cash flows of $97.8 million and $37.5 million in market value appreciation of the underlying investment accounts, offset by $3.9 million in fees deducted from the Separate Accounts.

Other Liabilities. Other liabilities consist mainly of inter-company payables, which change primarily due to fluctuations in the amounts payable for expenses allocated from TIAA, offset by payments made.

Capital and Surplus. Capital and surplus totaled $323.6 million as of March 31, 2008, compared to $332.1 million as of December 31, 2007. The $8.5 million decrease in capital and surplus during the first quarter of 2008 was primarily due to our net loss of $11.1 million during the quarter, offset by changes in our non-admitted assets.

Capital and surplus totaled $332.1 million as of December 31, 2007, compared to $340.6 million as of December 31, 2006. The $8.5 million, or 2.5%, decrease in capital and surplus during 2007 was driven by a $25.1 million increase in non-admitted assets (which reduced surplus), partially offset by net income of $10.1 million and a $5.5 million reduction in AVR.

LIQUIDITY AND CAPITAL RESOURCES

We have a financial support agreement with TIAA, and, under this agreement, TIAA will provide financial support so that we will have the greater of (a) capital and surplus of $250.0 million, (b) the amount of capital and surplus necessary to maintain our capital and surplus at a level not less than 150% of the NAIC Risk Based Capital model or (c) such other amount as necessary to maintain our financial strength rating at least the same as TIAA’s rating at all times. This agreement is not an evidence of indebtedness or an obligation or liability of TIAA and does not provide any contract owner with recourse to TIAA. TIAA’s Statutory-Basis Financial Statements are included herein for reference purposes.

We also maintain a $100.0 million unsecured 364-day revolving line of credit arrangement with TIAA. As of December 31, 2007, $30.0 million of this facility was maintained on a committed basis for which we paid a commitment fee of 3.0 basis points on the unused committed amount. During 2007, we made 59 draw downs under this line of credit arrangement, which totaled approximately $76.0 million, all of which were repaid by December 31, 2007. We had $4.0 million outstanding under this line of credit at March 31, 2008. We have no material off-balance sheet arrangements for financing or other purposes.

The following table presents our total adjusted capital, which, as defined by the NAIC, includes the AVR, by period.

	March 31, 2008	December 31,
		2007	2006
	($ In Millions)
Total Adjusted Capital
Surplus	$323.6	$332.1	$340.6
Asset Valuation Reserve	10.9	10.3	15.8

Total Adjusted Capital	$334.5	$342.4	$356.4

Our total adjusted capital declined by $7.9 million from $342.4 million at December 31, 2007 to $334.5 million at March 31, 2008. The decrease was primarily due to other-than-temporary impairment write-downs on our bond and preferred stock portfolios.

The $14.0 million decline in total adjusted capital that we recorded in 2007 was primarily impacted by increases in our non-admitted assets associated with deferred premiums and deferred federal income taxes of $26.1 million, offset by net income of $10.1 million.

Our financial strength (i.e., claims-paying ability) ratings are AAA (Extremely Strong) from Standard and Poor’s, A++ (Superior) from A.M. Best Company, AAA (Exceptionally Strong) from Fitch Ratings, and Aaa (Excellent) from Moody’s Investors Service. Each rating agency independently assigns a rating based on its own independent review and takes into account a variety of factors, which are subject to change, in making its decision. Accordingly, there can be no assurance of the ratings that will be afforded to us in the future. These ratings do not apply to the unit investment trust Separate Accounts because the underlying assets have been allocated to specific Separate Account liabilities and are not available to fund the needs of our General Account.

A significant portion of our General Account investments consist of investment grade publicly-traded bonds, which can be readily converted to cash. We carefully review our liquidity position on an ongoing basis.

The following table illustrates our cash flows provided by or used in operating, investing, and financing activities for the following periods:

	Quarter Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	($ In Millions)
Cash flow:
Net cash provided by (used in) operating activities	$30.9	$(32.6)	$(26.2)	$(173.5)	$(92.7)
Net cash provided by (used in) investing activities	(27.5)	43.7	91.7	322.4	10.1
Net cash provided by (used in) financing and other activities	0.1	(50.3)	(117.1)	(36.7)	42.9

Net change in cash, cash equivalents, and short term investments	$3.5	$(39.2)	$(51.6)	$112.2	$(39.7)

Total net cash flow provided by operating activities includes premiums and investment income received less benefit payments, expenses, and net transfers to/from Separate Accounts. Cash flow from operating activities is affected by the level of premiums from the sale of our individual annuity and life insurance products, investment income received, expenses paid, and customer decisions to move funds into or out of Separate Accounts. As an insurance entity, the positive cash flows generated from premiums received and net investment income earned are often offset by benefits and surrenders paid and customers’ net transfers to Separate Accounts.

The $63.5 million change in net cash provided by (used in) operating activities between the first quarter of 2007 and the first quarter of 2008 was primarily due to decreases in surrender benefits on individual annuity contracts and decreases in net transfers to Separate Accounts, partially offset by decreases in premium income and net investment income. The decrease in cash flow used in operating activities in 2007, from $173.5 million in 2006 to $26.2 million in 2007, was primarily due to decreases in the payment of policy and contract benefits and of operating expenses, partially offset by an increase in net transfers to Separate Accounts. In 2006, total net cash flow used in operating activities increased from $92.7 million to $173.5 million, primarily as a result of an increase in the payment of policy and contract benefits.

The $71.2 million change in net cash provided by (used in) investing activities between the first quarter of 2007 and the first quarter of 2008 was primarily due to a $113.5 million increase in bond purchases offset by a $40.7 million increase in the proceeds from bond sales or maturities. Total net cash flow from investing activities, which represent proceeds received from investments sold or matured less the cost of investments acquired, was $91.7 million in 2007, compared with $322.4 million in 2006. The decrease in 2007 was primarily due to increases in acquisitions of mortgage loans and preferred stock. In 2006, total net cash flows from investing activities were $322.4 million, or $312.3 million greater than the $10.1 million of net cash flows from investing activities generated in 2005. The increase from 2005 to 2006 was primarily due to a decrease of $193.7 million in bond purchases and an increase in bond sales and maturities of $120.3 million.

The $50.4 million change in net cash provided by (used in) financing and other activities between the first quarter of 2007 and the first quarter of 2008 was primarily due to a $26.0 million decrease in net withdrawal activity on deposit-type contracts and a $24.4 million change in other assets and liabilities. Total net cash flow used in financing and other activities was $117.1 million in 2007, primarily comprised of $104.5 million of net outflows on deposit-type contracts. In 2006, total cash flow used in financing and other activities was $36.7 million, comprised of $70.0 million of net outflows on deposit-type contracts, offset by a $33.3 million change in other assets and liabilities.

MARKET RISK

TIAA-CREF Life is primarily exposed to market risk through our investment and insurance activities; however, the majority of our investments are carried at amortized cost and not at fair value. The Notes to our “Statutory-Basis Financial Statements,” included herein, contain disclosures about how we determine the carrying values for each major category of investments in our portfolio. Because our investment balances do not generally reflect current fair values, the market risk factors discussed below do not generally have a significant direct impact on our financial position or results of operations.

Our financial position and earnings are indirectly subject to various market risks, including changes in interest rates, changes in the yield curve, changes in spreads between risk-adjusted and risk-free interest rates, changes in foreign currency rates and equity price risks. These market risks may impact our prospective earnings on future investments, which may, in turn, affect the interest that we will prospectively credit on our General Account products. We analyze and manage the risks arising from market exposures of financial instruments, as well as other risks, through an integrated asset/liability management process. Our asset/liability management programs and procedures involve the monitoring of asset and liability durations for various product lines, cash flow testing under various interest rate scenarios, and the continuous rebalancing of assets and liabilities with respect to yield, risk, and cash flow characteristics. The primary focus of our asset/liability program is the management of interest rate risk within our insurance operations. This includes monitoring the duration of both investments and insurance liabilities to maintain an appropriate balance between risk and surplus generation for each product category and for TIAA-CREF Life as a whole.

We believe our asset/liability management programs and procedures and certain product features provide protection against the effects of changes in interest rates under various scenarios. Additionally we believe our asset/liability management programs and procedures provide sufficient liquidity to enable us to fulfill our obligation to pay benefits under our various insurance and deposit contracts. However, our asset liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve), relationships between risk-adjusted and risk-free interest rates, market liquidity and other factors, and the effectiveness of our asset/liability management programs and procedures may be negatively affected whenever actual results differ from those assumptions.

Our investments in bonds, preferred stocks, and mortgages are also subject to the following general risks:

•

Financial Risk – The risk, for debt securities, that the issuer will not be able to pay principal and interest when due and, for preferred stock, that the issuer’s current earnings will fall or that its overall financial soundness will decline, reducing the security’s value.

•

Market Risk – The risk that our investments will experience price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.

•	Interest Rate Volatility – The risk that interest rate volatility may affect our investment income from future investments.

In addition, mortgage-backed securities, which are included in our bond category, are subject to prepayment risk or extension risk (i.e., the risk that borrowers will repay the loans earlier or later than anticipated). If the underlying mortgage assets experience faster than anticipated repayments of principal, we could fail to recoup some or all of our initial investment in these securities, since the original price paid by us was based in part on assumptions regarding the receipt of interest payments. Note that the potential for appreciation, which could otherwise be expected to result from a decline in interest rates, may be limited by any increased prepayments. If the underlying mortgage assets are repaid later than anticipated, we could lose the opportunity to reinvest the anticipated cash flows at a time when interest rates might be rising. The rate of prepayment depends on a variety of geographic, social, and other functions, including prevailing market interest rates and general economic factors. The fair value of these securities is also highly sensitive to changes in interest rates. These securities may also be harder to sell than other securities.

As noted in the Accounting for Investments in our Critical Accounting Policies, the determination of investment impairments utilizes, but is not limited to, a screening process based on the fair values of the investments.

IMPACT OF INFLATION

The level of inflation during the periods covered by the statutory-basis financial statements included in this prospectus has not had a significant impact on our revenues, expenses, or net income (loss).

Increased levels of inflation tend to increase the need for life insurance. Many policyholders who once had adequate insurance coverage may increase their life insurance coverage to provide the same relative financial benefit and protection. Higher interest rates can also result in higher sales of our individual fixed annuities.

The higher interest rates that have traditionally accompanied inflation could also affect certain other aspects of our operations. Policy loans increase as policy loan interest rates become relatively more attractive. As interest rates increase, disintermediation of existing annuity account balances and individual life policy cash values may increase customer withdrawals. The fair value of our fixed-rate, long-term investments may decrease, and our ability to make attractive mortgage loans may decrease. Our margins, representing the difference between the interest rate earned on investments and the interest rate credited to life insurance and annuity products, may also be adversely affected by rising interest rates.

Inflation could also increase the costs that we might incur in the future to operate our business. Should inflation increase our future operating costs, we would attempt to adjust the crediting rates that we provide on the individual fixed annuity, life insurance (to the extent applicable), and funding agreement contracts that we issue in order to maintain our margins.

CONTRACTUAL OBLIGATIONS

The table below sets forth our estimated future Contractual Obligations as of December 31, 2007 related to contract owner, policyholder, and funding agreement obligations:

Amounts Due By Period	($ In Millions)
Less than one year	$290.3
One to three years	591.0
Three to five years	545.9
More than five years	2,119.4

Total	$3,546.6

The estimated due dates for our estimated contractual obligations are based on various assumptions, including mortality and lapse assumptions of the individual annuity and life insurance lines of business, using historical experience, which we use for asset/liability modeling. These estimated obligations begin with our actual General Account balance sheet values and include interest expected to be credited during the remaining estimated periods; due to the significance of the assumptions used, the amounts presented could materially differ from actual future results. (Because Separate Account liabilities are legally separated from the General Account, the unit investment trust Separate Accounts will fully fund the Separate Account liabilities.) Cash flows from the General Account’s investments are anticipated to fully fund the General Account’s obligations.

RECENTLY ISSUED ACCOUNTING STANDARDS

The NAIC promulgates Statutory Accounting Principles primarily through the issuance of Statements of Statutory Accounting Principles (SSAPs). The NAIC has not recently adopted any SSAPs that have had or will have a material impact on TIAA-CREF Life.

EXECUTIVE OFFICERS AND DIRECTORS

DIRECTORS

All directors are employees of TIAA, the parent company of TIAA-CREF Life, and do not receive additional compensation for their board service. Directors are selected by the Nominating and Personnel Committee of the Board. The election of Directors generally occurs at the annual meeting of the stockholder. The annual meeting is held each year on the second Wednesday of November. At such annual meeting, all Directors are elected for the ensuing year. The names, ages, and a description of the business experience, principal occupation, and employment during at least the last five years of each of the directors of TIAA-CREF Life are set forth below:

Bret L. Benham, 47, has been Chairman, President, and Chief Executive Officer of TIAA-CREF Life since June 2005. He is also the Chairman of the Executive Committee of the Board. He joined TIAA in 2004 to manage TIAA’s individual life and annuity operations. Mr. Benham is a 25-plus year veteran of the insurance and financial services industries. Before joining the TIAA organization, Mr. Benham was the Senior Vice President of Life Insurance with Fidelity Investments since 2001. He is a member of the Board of the American Council of Life Insurers and the Board of the Life Insurance Council of New York.

Elizabeth D. Black, 49, has been Managing Director and Head of Fixed Income Portfolio Management at TIAA since October 2006. Ms. Black was named a Managing Director at TIAA in 1998 and was first elected to the Board in June 2006.

Brian Browdie, 45, has been a Vice President in Corporate Communications at TIAA since June 2003. He was first elected to the Board in June 2006.

Stephen Gruppo, 48, is the Chairman of the Investment Committee of the Board. He has served as TIAA’s Acting Head of Risk Management since March 2008 and has served as Senior Managing Director and Chief Credit Officer since he joined TIAA in August 2004. Prior to joining TIAA, Mr. Gruppo held various positions in Credit Risk and Market Risk Management at Lehman Brothers since 1996. Mr. Gruppo was first elected to the Board in June 2006.

Sanjeev Handa, 46, is a Managing Director and Head of Global Public Markets at TIAA. He has been with TIAA since 1998 and was first elected to the Board in November 2007. Prior to assuming his current position in September 2006, Mr. Handa managed TIAA’s asset-backed and CDO portfolios for eight years.

Nancy Heller, 52, is a Managing Director and Head of Institutional Relationships at TIAA and has held this role since 2006. From 2003 to 2006, she was Senior Managing Director and Head of TIAA-CREF Asset Management, a division of Teachers Advisors, Inc. From 2000 to 2003, she served as Managing Director, Public Markets. Ms. Heller was first elected to the Board in November 2007.

Harry I. Klaristenfeld, 57, has been Senior Vice President and Chief Actuary of TIAA since July 2005. From March 2000 to June 2005, he was Executive Vice President and Chief Actuary of TIAA. He has been employed by TIAA in various actuarial and management positions since June 1971. Mr. Klaristenfeld is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Mr. Klaristenfeld has been serving on the Board since 2005.

Matthew Kurzweil, 41, is Vice President and Corporate Controller at TIAA. Prior to joining TIAA in October 2006, he was a Partner for more than five years in the Financial Services Advisory Practice with Ernst & Young. Mr. Kurzweil was first elected to serve on the Board in May 2008.

Padel Lattimer, 46, has been serving as Senior Managing Director, Asset Management Product Management since November 2006. He was first elected to the Board in June 2006. From November 2004 to November 2006, he served as Managing Director, Asset Management Product Management. Prior to joining TIAA in 2004, he served as Sales Manager, US Asset Management at Mellon Financial Corporation from 2002 to 2004.

Lisa Mancini, 47, has been the Chief Underwriter and Director of New Business and Underwriting for TIAA and TIAA-CREF Life since November 2005. Ms. Mancini was employed by AXA, serving as Vice President, Underwriting from May 2005 to November 2005, and as an Assistance Vice President, Underwriting from June 2003 to May 2005. Ms. Mancini is a member of the Association of Home Office Underwriters (AHOU) and holds the designation of Fellow, Academy of Life Underwriting (FALU) through that organization. She currently serves as committee member of the American Council of Life Insurers Risk Classification Committee. Ms. Mancini was first elected to serve on the Board in May 2008.

Steven Maynard, 44, has served as Director of Business Administration and Policyowner Services for the Insurance and Advisory Product Area of TIAA Client Services since November 2004. Prior to joining TIAA in 2003, Mr. Maynard served as Vice President, Project Services in Wachovia Bank’s Wealth Management Business Unit since 1998. He holds FINRA Series 6 and 63 designations, North Carolina life and health insurance agent licenses. In addition, he holds CLU, ChFC, and FLMI designations. Mr. Maynard was first elected to the Board in December 2006.

Peter F. Murphy, III, 47, is Senior Vice President and Chief Technology Officer for TIAA. Mr. Murphy joined TIAA in November 2005 as Chief Information Security Officer. From March 2004 to November 2005, he served as SVP/Senior Operational Risk Manager in Risk Management at Bank of America. From January 2002 to March 2004, he served as Chief Information Security Officer for AmSouth Bank. Mr. Murphy was first elected to the Board in November 2007.

Craig K. Nordyke, 53, was first elected to the Board in June 2006 and is the Chairman of the Audit Committee of the Board. He joined TIAA in 2005 and is the Vice President and Actuary for the life insurance product line at TIAA and TIAA-CREF Life. From 1996 to 2005, Mr. Nordyke served as Executive Vice President and Chief Actuary of Paragon Life Insurance Company.

Kim Petry, 39, is Vice President of Corporate Finance and joined TIAA in 2006. Prior to her current role, she was Managing Director of Finance, Planning and Strategy at U.S. Trust Corporation from 1998 through 2006. Ms. Petry was first elected to the Board in November 2007.

Douglas A. Rothermich, 47, serves as Vice President, Wealth Planning Strategies within TIAA’s Wealth Management Group. He assumed his current role in 2003 and has been with TIAA since June 1997. Mr. Rothermich was first elected to the Board in November 2007.

Susan E. Tannehill, 53, is a Managing Director and Head of Wealth Management Investments at TIAA. She was first elected to the Board in November 2007. Ms. Tannehill also serves as the Chief Investment Officer of the TIAA-CREF Trust Company, a subsidiary of TCT Holdings, Inc., which is a subsidiary of TIAA. She joined TIAA in November 2005. From April 2002 to November 2005, she served as a Regional Director with PNC Advisors.

Wayne Williams, 47, is Vice President, Market and Channel Integration for TIAA’s and TIAA-CREF Life’s individual products. Prior to joining TIAA in 2004, Mr. Williams had served in senior positions in product management, marketing, distribution and information technology at Sun Life Financial since 2001. Mr. Williams was first elected to the Board in November 2007.

The Board has an Audit Committee that reviews the scope and results of the audit and other services provided by TIAA-CREF Life’s independent registered public accounting firm, and reviews and approves matters pertaining to accounting, internal control procedures, and related policies. The Board has an Executive Committee that has the full powers of the Board during intervals between the meetings of the Board. The

Board has an Investment Committee that determines the investment policies and supervises the investment of the funds of TIAA-CREF Life. The Board has a Nominating and Personnel Committee that nominates directors and executive officers and designates principal officers. The Board does not have a Compensation Committee because TIAA-CREF Life does not have any employees. The Board may, from time to time, establish certain other committees and subcommittees to facilitate the management of TIAA-CREF Life.

EXECUTIVE OFFICERS

All executive officers are denoted by (*). All officers are employees of TIAA and do not receive any compensation from TIAA-CREF Life for their services. The names, ages, position, and a description of the business experience, principal occupation, and employment during at least the last five years of each of the officers of TIAA-CREF Life are set forth below:

Mary (Maliz) E. Beams, 52, was named Vice President of TIAA-CREF Life in May 2008. She joined TIAA in 2004 and has been Executive Vice President of Individual Client Services of TIAA since July 2007 and of TIAA-CREF Institutional Mutual Funds, CREF, TIAA- CREF Life Funds and TIAA Separate Account VA-1 (collectively, the “TIAA-CREF Fund Complex”) since September 2007; President and Chief Executive Officer, TIAA-CREF Individual & Institutional Services, LLC (“Services”) since July 2007; and Senior Managing Director and Head of Wealth Management Group, TIAA since 2004. Prior to joining TIAA, she was Partner, Spyglass Investments from 2002 to 2003; Partner and Managing Director, President of Global Business Development for the Mutual Fund Group and Head of International Mutual Fund and Offshore Business of Zurich Scudder Investments; and Head of U.S. Scudder Direct Retail Business and Chief Executive Officer of Scudder Brokerage from 1997 to 2003.

Bret L. Benham * - For Mr. Benham’s business experience, principal occupation, and employment history, see information under “Directors.”

Linda Dougherty *, 59, became Vice President and Assistant Controller of TIAA in January 2007 and has served as the Chief Financial Officer of TIAA-CREF Life since 2004. She has served in various finance and management positions since she joined TIAA in March 1999.

Marjorie Pierre-Merritt, 41, is Vice President and Secretary of TIAA-CREF Life and Assistant Corporate Secretary of TIAA. She served as Acting Corporate Secretary of TIAA and the TIAA-CREF Funds Complex from September, 2007 to April 2008. Prior to that role, she was Assistant Corporate Secretary of TIAA since 2006. Before joining TIAA, Ms. Pierre-Merritt was Assistant Corporate Secretary of The Dun & Bradstreet Corporation from 2003 to 2006, and Counsel at The New York Times Company from 2001 to 2003.

Harry I. Klaristenfeld - For Mr. Klaristenfeld’s business experience, principal occupation, and employment history, see information under “Directors.”

Ana Ramirez, 45, has been a Director of Business Unit Finance since 2006. From 2004 to 2006, she served as Manager, Business Reporting and Analysis. From 2000 to 2004, she served as Vice President, Financial Planning and Analysis at Scottish Reinsurance.

Clara Hansen, 42, has served as Director, Strategic Planning and Business Development in TIAA-CREF Life’s Insurance and Advisory Products area since November 2006. From July 2004 through October 2006, she served as Special Assistant to the Executive Vice President, Product Management. From June 2002 through June 2004, she served as Manager of Business Research and Analysis in Product Management Finance. Ms. Hansen joined TIAA in April 1998.

Craig K. Nordyke - For Mr. Nordyke’s business experience, principal occupation, and employment history, see information under “Directors.”

Dennis Rupp, 45, serves as a Director of Insurance Wholesaling. He has served in this position since joining TIAA in 2005. Before joining TIAA, Mr. Rupp was a Vice President at Fidelity Investments from 1995 to 2005.

Greg Smith, 49, has served as Director, Product Management since joining TIAA in 2005. From 1995 to 2005, he was a Vice President at Kansas City Life Insurance Company.

John Wesley, 54, has served as Director, After-Tax Annuities of TIAA since 2003 and has been with TIAA since June 1991. He is licensed as an insurance agent in all 50 states and holds FINRA Series 6, 7, 24 and 26 designations. He is a Certified Financial Planner, vice-chairman of the LIMRA Annuity Committee, and a member of NAVA.

Lisa Mancini - For Ms. Mancini’s business experience, principal occupation, and employment history, see information under “Directors.”

Stephen Steinberg, 41, has served as Vice President and Actuary since joining TIAA in April 2005. Prior to that, he served as Vice President and Actuary at ING from July 2002 to April 2005.

Steven Maynard - For Mr. Maynard’s business experience, principal occupation, and employment history, see information under “Directors.”

Wayne Smiley, 46, is the Chief Compliance Officer of TIAA-CREF Life. He has been a Director, Compliance Officer with TIAA since 2006. Prior to his employment with TIAA, Mr. Smiley was Assistant Vice President and Chief Compliance Officer of Old Mutual Financial Network in Baltimore, Maryland from 2000 to 2006.

Wayne B. Williams - For Mr. Williams’ business experience, principal occupation, and employment history, see information under “Directors.”

EXECUTIVE COMPENSATION

We do not currently have any employees. Our operational needs are met by TIAA and certain of its direct and indirect wholly-owned subsidiaries. All employees who provide services to us are TIAA employees and are paid by TIAA. Their compensation-related costs are allocated to us based on various factors, the primary being the estimated time allocated to providing service to TIAA-CREF Life, or as general corporate overhead, based primarily on assets under management. Our directors and officers are not specifically compensated for their work for TIAA-CREF Life. The description of the compensation plans, the Corporate Scorecard, and the compensation-related information presented below is primarily related to TIAA. The compensation tables contain the compensation-related costs allocated from TIAA to TIAA-CREF Life for the Named Executive Officers.

Compensation and Benefits Philosophy

The compensation and benefits programs for TIAA executives are designed with the goal of providing compensation that is fair, reasonable and competitive. The programs are intended to help TIAA recruit and retain qualified executives, and motivate executives by providing rewards that are linked to performance while also aligning the interests of executives with those of TIAA’s institutional clients and individual customers (referred to in this document as “participants”).

The design of specific programs is based on the following guiding principles:

Performance

TIAA believes that the best way to accomplish alignment of compensation plans with the interest of its participants is to link pay directly to individual, business area, and company-wide performance. When performance exceeds expectations, pay levels are targeted to be above the competitive median. When performance falls below expectations, pay levels are targeted below the competitive median.

Competitiveness

Compensation and benefits programs are designed to be competitive with those provided by companies with whom TIAA competes for talent. In general, programs are considered competitive when they are targeted at the competitive median of these competitor companies and vary based on level of performance. Benefits programs are designed to provide competitive levels of protection and financial security and are not based on performance.

Cost

Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of TIAA’s participants are considered.

Comparator Groups

The relevant comparator group for compensation and benefit programs consists of financial services firms, including insurance companies, mutual funds, and other investment companies. Information regarding compensation and benefit programs of the firms included in the comparator group is provided to TIAA by independent compensation survey providers. The survey data further enables the Human Resources Committee of TIAA’s Board of Trustees (the “Committee”) to compare the competitiveness of the compensation of its executive officers with those firms with which TIAA competes for talent.

Internal Equity

The guiding principles described above are the same principles that govern the design of the compensation and benefit plans provided to TIAA’s non-executive workforce. TIAA believes that this alignment of philosophy is an important element in creating an environment of trust and teamwork that furthers the long-term interests of the organization.

Components of Total Compensation

TIAA’s executive compensation and benefits package consists of direct compensation and company-sponsored benefit plans. Each component is designed to achieve a specific purpose and contribute to a total package that is competitive, appropriately performance-based, and valued by TIAA’s executives.

Direct Compensation

Direct compensation consists of base salary and variable compensation (which includes an Annual Cash Award and a Long-Term Performance Plan Award). All elements of compensation are targeted at the competitive median. Both elements of variable compensation are linked to performance – individual, business area, and company-wide. When performance exceeds expectations, pay levels are targeted to be above the competitive median. When performance falls below expectations, pay levels are targeted below the competitive median. By creating these links, TIAA seeks to achieve its objectives of performance-based, cost-effective compensation programs.

Base Salary

Purpose: Base salary is designed to attract and retain experienced executives who can drive the achievement of TIAA’s business goals.

Performance drivers: An executive’s initial base salary is determined by an assessment of the competitive median. Executives who are new to a role may have base salaries below the competitive median; similarly, executives who have significant experience and have demonstrated sustained superior performance over time may have salaries above the competitive median. However, TIAA does not typically grant regular, annual base salary increases to executives but, rather, grants salary increases as needed to reflect changes in role, responsibility, and the competitive median.

Annual Cash Award

Purpose: The Annual Cash Award is designed to place a significant portion of annual compensation at risk – that is, linked directly to performance. This is achieved by linking the overall funding of Annual Cash Awards to TIAA’s Corporate Scorecard, described in the “Establishing Compensation Levels” section.

Performance drivers: Once overall funding levels are determined based on Scorecard performance, individual awards are determined with reference to compensation guidelines based on competitive benchmarks. Against those guidelines, actual award recommendations are based on individual and, where applicable, business area performance. This process of determining both overall funding and individual performance is described in the “Establishing Compensation Levels” section.

Long-Term Performance Plan Award

Purpose: The Long-Term Performance Plan (LTPP) is an essential element of TIAA’s total compensation pay package. Most of the organizations with which TIAA competes offer stock-related plans that enable executives to align their interests with shareholders and is consistent with the success of the enterprise. The LTPP seeks to incent executives by linking the overall funding of long-term awards to the Corporate Scorecard. Overall funding available for long-term awards is determined by Scorecard performance, described in the “Establishing Compensation Levels” section. By also doing this, the LTPP thus plays the final and necessary role in the total compensation program of TIAA, strengthening the link between long-term compensation and increased returns for participants.

LTPP awards granted to individual executives are discretionary and generally are made annually under TIAA’s LTPP in the form of performance units. The number of units awarded is determined by dividing the dollar value of the individual’s approved award by the plan’s performance unit value. An individual’s award of units is approved in February for the previous year’s performance, using the performance unit value as of the prior December 31. Units are subject to a three-year performance cycle and vest and are distributed on the third anniversary of the grant date. Generally, individuals must be employed on the applicable anniversary of the grant date in order to receive a distribution of their performance unit. During each performance cycle, until distribution, the value of the unit is adjusted annually, based on each year’s overall Corporate Scorecard factor. The current performance unit value is increased (or decreased) annually by the amount by which the final Corporate Scorecard performance factor exceeds (or falls short of) target, subject to adjustment at the discretion of the Committee. Payment of an individual’s LTPP award is also subject to such individual complying with certain non-competition, non-solicitation and confidentiality covenants.

Performance drivers: Once overall funding levels are adjusted based on Corporate Scorecard performance, the size of an individual Long-Term Performance Plan Award is determined using compensation guidelines based on competitive benchmarks. Within those guidelines, actual award recommendations are based on individual and, where applicable, business area performance.

Company-Sponsored Benefit Plans

TIAA provides company-sponsored insurance, retirement, and severance benefit plans to executives. The benefits package is designed to assist executives in providing for their own financial security in a manner that recognizes individual needs and preferences.

Insurance Plans

The core insurance package includes health, dental, disability, and basic group life insurance coverage. In general, executives participate in these benefits on the same basis as other TIAA employees.

Retirement and Deferred Compensation Plans

TIAA provides qualified (under the IRC) and non-qualified retirement and deferred compensation benefits to executives.

Retirement Plan

The Retirement Plan is a qualified defined contribution plan intended to help provide for an employee’s financial security in retirement. TIAA employees who have completed six months of service and are age 21 or older are eligible to participate in the plan. TIAA makes contributions that may be invested in TIAA and/or CREF retirement annuities and TIAA-CREF mutual funds available under the plan, as directed by the employee. Contributions are expressed as a percentage of base salary and the percentage increases upon attainment of certain ages. TIAA does not offer a defined benefit retirement plan.

Retirement Benefit Equalization Plan

The Retirement Benefit Equalization Plan is a non-qualified plan that covers all employees for whom TIAA’s annual contributions to the Retirement Plan are restricted by IRC limitations. Under the Retirement Benefit Equalization Plan, TIAA contributes an amount equal to what would otherwise have been provided under the Retirement Plan except for the restrictions imposed by tax law.

TIAA 401(k) Plan and TIAA 401(k) Excess Plan

The TIAA 401(k) plan provides employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the TIAA 401(k) plan on the same basis as all other TIAA employees. Both the TIAA 401(k) Plan and the TIAA 401(k) Excess Plan do not provide for matching contributions. Employees whose deferrals are subject to IRC limits may defer excess amounts under the TIAA 401(k) Excess Plan, a non-qualified plan.

Severance Plan

Executives whose employment terminates involuntarily because their positions are eliminated, relocated, or their job duties change due to company reorganization qualify for competitive severance benefits based on years of service and base salary. In general, the severance benefit is based on the number of years of completed service and is tiered based on the employee’s base salary. The minimum severance benefit is six weeks of salary and the maximum is 52 weeks of salary.

In addition, employees who are eligible for benefits under the Severance Plan are also eligible to receive a prorated portion of their prior year Annual Cash Award. Also, any outstanding performance units awarded in 2005 or later under the LTPP will continue to vest per the vesting schedule under which the awards were granted. Awards granted prior to 2005 will vest on a prorated basis. Severance benefits are conditional on the executive signing a Separation and Release Agreement.

Perquisites

There were no perquisites for the Named Executive Officers.

Determining Benefit Levels

These benefit levels, in aggregate, are reviewed periodically to ensure that the plans and programs provided are generally competitive and cost-effective for TIAA and support TIAA’s human capital needs. Benefit levels are not directly tied to company-wide, business area, or individual performance.

Establishing Compensation Levels

Direct compensation levels (base salary, Annual Cash Award, and LTPP Award) are established based on several factors: competitive benchmarking and company-wide, business area, and individual performance.

Competitive Benchmarking

Each year, competitive compensation levels are established through the use of market data provided by third party surveys and public disclosures by relevant comparator companies. These comparator companies include: both public and private asset managers; insurance companies; other financial services organizations; and other general industry companies, as appropriate. The data sources for the analysis are obtained from two independent compensation survey providers. These market analyses include base salary, annual cash awards, and long-term awards. Based on the competitive market data, compensation guidelines are established for each position. These guidelines provide information on the 25th, 50th (median) and 75th percentile pay levels in the competitive market.

Company Performance

The actual amount of total funding recommended for the Annual Cash Award and LTPP Award for all employees depends on overall TIAA performance, as measured by the Corporate Scorecard. Contingent on affordability, when Scorecard performance is at target, the overall recommended funding for variable awards will approximate the competitive median. When Scorecard performance is below target, overall recommended funding will generally be below the competitive median; similarly, when Scorecard performance exceeds target, overall recommended funding may be above the competitive median.

Determining Incentive Compensation Allocation—Annual and Long-Term Incentives

In determining aggregate funding levels, the amount of funding allocated to annual versus long-term compensation is initially determined based on the results of the annual competitive benchmarking process. As a result, the “mix” between annual and long-term compensation generally matches the competitive median. These two components are each subject to adjustment based on annual Corporate Scorecard performance. Final funding levels are ultimately subject to a discretionary adjustment based on the judgment of the Committee to ensure appropriate alignment with the interests of TIAA’s participants. However, the Committee may consider the total compensation to be delivered to individual executives and, as such, may exercise discretion in determining the portion allocated to annual and long-term incentives. TIAA believes that this “total compensation” approach—permitting flexibility to shift the mix of annual and long-term compensation—provides the ability to align pay decisions with the short- and long-term needs of the business. It also allows for the flexibility needed to recognize differences in performance by providing differentiated pay.

Determining Individual Compensation Levels

Executives

Individual compensation levels for executives are determined based on overall company-wide, business area, and individual performance and is subject to funding availability as described above in “Company Performance.” Cross-evaluations (sometimes referred to as 360-degree evaluations) from peers and subordinates throughout TIAA are included in the assessment of individual development and performance. Within the approved funding levels, executives whose performance exceeds expectations will generally receive total compensation above the competitive median of their compensation guideline; executives whose performance meets expectations will receive total compensation comparable to the competitive median of their guideline; and executives with below-expectation performance will receive total compensation below the competitive median of their guideline.

Base Salary

TIAA does not typically grant regular, annual base salary increases to executives. Instead, increases to base salary are awarded when necessary to address significant changes in the external competitive market for a given position, to recognize an executive for assuming significant additional responsibilities, or to achieve an appropriate competitive level due to a promotion to a more senior position.

Annual Cash Award and Long-Term Performance Plan Award

In determining the amount of an executive’s variable compensation—the Annual Cash Award and the LTPP Award—the Committee uses the market-based compensation guidelines described above. Within those guidelines, the Committee considers the overall funding available for annual and long-term awards, the executive’s performance, and the desired mix between the annual and long-term awards. TIAA does not employ the use of incentive target percentages for the annual or long-term award, and does not use any formula-based approach in determining individual awards. Rather, discretion is exercised in determining the overall total compensation to be awarded to the executive, and the amount of that total that will be recommended in the form of the Annual Cash Award and the LTPP Award. As a result, the amounts delivered in the form of an Annual Cash Award and in the form of a LTPP Award are designed to work together in conjunction with base salary to deliver an appropriate total compensation level to the executive.

TIAA believes that the discretionary design of its variable compensation programs support its overall compensation objectives by allowing for significant differentiation of pay based on performance; by providing the flexibility necessary to ensure that pay packages for the executive group are competitive relative to the external market; and by providing the Committee with the ability to deliver compensation in a manner that is linked to results that benefit TIAA’s participants as well as being internally equitable and appropriately reflecting the contributions of each executive to the short- and long-term success of the organization.

The Annual Compensation Process

The Committee reviews the benchmarking and performance results presented by management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Committee considers quantitative performance results (as measured by the Corporate Scorecard), the overall need of the organization to attract, retain, and incent the executive team, and the total cost of compensation programs.

Compensation in the Last Fiscal Year

Summary Compensation Table*

For the Year Ended December 31, 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Bret L. Benham Chairman, President and CEO	2007	105,114	160,923	—	—	87,927	—	22,230	376,194

Linda S. Dougherty Vice President and CFO	2007	6,619	5,977	—	—	2,428	—	1,469	16,493

Dennis Rupp Director, Insurance Wholesaling	2007	120,797	62,900	—	—	22,100	—	20,857	226,654

Craig K. Nordyke Vice President and Actuary	2007	99,616	41,856	—	—	21,504	—	14,054	177,030

Stephen Steinberg Vice President and Actuary	2007	96,309	48,287	—	—	24,808	—	13,545	182,949

*	Amounts represent the executives’ compensation allocated to TIAA-CREF Life

Compensation in the Last Fiscal Year

The 2007 Scorecard established key performance indicators in four quadrants: Customer Impact, Financial Results, Operations, and People. Specific strategic objectives, performance measures, and targets were established for each quadrant. The strategic objectives and measures are described below; however, TIAA believes that disclosure of specific targets would disclose proprietary and confidential information, and has determined that disclosure of these targets is not appropriate.

The final performance result – called the Scorecard Factor – was determined by comparing the performance on each measure to the targets established at the beginning of 2007. Each of the four quadrants was weighted differently, and the factor was set such that if performance on each measure exactly met the established target, the result would be a Scorecard Factor of 1.00.

The Scorecard Factor is used to adjust both the total variable compensation funding from the competitive median and the value of performance units under the LTPP, in each case to reflect corporate performance. Where the Committee determines that the total variable compensation funding amount, as adjusted by the raw Scorecard Factor, is not appropriate, the Committee may adjust the Scorecard Factor and/or total funding amounts in its discretion. This discretion is not routinely exercised and is reserved for instances where the Corporate Scorecard did not appropriately reflect the performance of TIAA.

Retirement Benefit Equalization Plan

The Retirement Benefit Equalization Plan is an unfunded non-qualified plan that works together with the Retirement Plan to provide for an employee’s financial security in retirement. TIAA contributes an amount equal to what otherwise would have been provided under the Retirement Plan except for the contribution restrictions imposed by the IRC. Amounts are credited to notional accounts according to the elections made by the executive under the Retirement Plan. Benefits are payable from this plan following the executive’s separation from service and at the same time as benefits are payable under the Retirement Plan. All amounts deferred under the Plan are fully vested after three years of service.

Non-Qualified Contribution and Other Deferred Compensation Plans

As of Year Ended December 31, 2007

Name and Principal Position	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Bret L. Benham Chairman, President & CEO	—	995	—	—	—
Linda S. Dougherty Vice President & CFO	—	—	—	—	—
Dennis Rupp Director, Insurance Wholesaling	—	—	—	—	—
Craig K. Nordyke Vice President and Actuary	—	—	—	—	—
Stephen Steinberg Vice President and Actuary	—	—	—	—	—

TIAA 401(k) Excess Plan

The TIAA 401(k) Excess Plan is a non-qualified plan that works together with the TIAA 401(k) Plan to provide employees the opportunity to save for retirement on a tax-favored basis. Amounts that may not be deferred to the 401(k) due to IRC limits may be deferred to this plan. Amounts deferred to this plan are credited to notional accounts according to the elections made by the executive under the TIAA 401(k) Plan. Benefits are payable from this plan following the executive’s separation from service and at the same time as benefits are payable under the TIAA 401(k) Plan. All amounts deferred under the Plan are fully vested at all times.

Payments and Benefits Triggered by Termination

Named Executive Officers. The amount of compensation (if any) that is payable to the Named Executive Officers upon termination of employment depends on the nature and circumstances under which employment is ended. All such Named Executive Officers are entitled to severance benefits under the Severance Plan under the same terms as are applicable to all TIAA employees.

Resignation by the Executive. If a Named Executive Officer voluntarily resigns from TIAA, no Annual Cash Award is payable and no amounts under the LTPP will be payable unless the Named Executive Officer meets the retirement requirements under that plan at the time of termination. The Named Executive Officer may be entitled to receive benefits from the Retirement Plan and the Retirement Equalization Plan to the extent those benefits have been earned under the provisions of the plan and he or she has met the vesting requirements of the plan. In addition, the Named Executive Officer would be entitled to receive any amounts voluntarily deferred (and the earnings thereon) under the TIAA 401(k) Plan and the TIAA 401(k) Excess Plan.

Termination by TIAA Meeting Severance Plan Eligibility. If a Named Executive Officer’s employment is involuntarily terminated by TIAA under circumstances that meet the eligibility provisions of the TIAA Severance Plan (generally an involuntary termination due to their position being eliminated or relocated or a change in their job duties due to company reorganization), described in the “Compensation Discussion and Analysis” section, he or she will be entitled to receive the following:

•	Earned and vested amounts under the Retirement Plan and the Retirement Equalization Plan.

•	Deferred amounts (and earnings) under the TIAA 401(k) Plan and the TIAA 401(k) Excess Plan.

•	Severance benefits based on salary and years of service.

•

A payment of the Named Executive Officer’s Annual Cash Award for the preceding year, depending on his or her Termination Date. If the Termination Date occurs before Annual Cash Awards have been paid for the prior year, the amount of payment will be equal to 100% of the Annual Cash Award that the Named Executive Officer was paid in the prior year, plus 75% of the amount of the prior year’s Annual Cash Award, prorated based on completed months of service from January 1 of the year of termination through his or her Termination Date. If the Termination Date occurs after the Annual Cash Awards have been paid for the prior year, the executive will receive 75% of the Annual Cash Award that he or she was paid in the year of termination, prorated based on completed months of service from January 1 of the year of termination through his or her Termination Date.

•	For LTPP Awards granted, the award will continue to vest and be paid based on the terms under which the award was granted.

Termination by TIAA Not Meeting Severance Plan Eligibility. If a Named Executive Officer’s employment is involuntarily terminated by TIAA under circumstances that do not meet the eligibility provisions of the Severance Plan, no amounts are generally payable as severance or with respect to Annual Cash Awards or under the LTPP. In addition, if the Named Executive Officer is terminated for misconduct or other serious infraction of TIAA policy, all LTPP performance units will be forfeited regardless of whether the Named Executive Officer qualifies for retirement under such plan. The Named Executive Officer may be entitled to receive benefits from the Retirement Plan and the Retirement Equalization Plan to the extent those benefits have been earned under the provisions of such plans and he or she has met the vesting requirements of such plans. In addition, the Named Executive Officer would be entitled to receive any amounts voluntarily deferred (and the earnings thereon) under the TIAA 401(k) Plan and the TIAA 401(k) Excess Plan.

Change in Control

TIAA has no post-employment compensation programs designed to provide benefits upon the change in control of TIAA. In addition, none of TIAA’s compensation and benefit plans contain provisions for payments in connection with a change in control.

Discussion of Potential Payments Triggered by Termination

The values set forth on the “Payments and Benefits Triggered by Termination” table below list the estimated additional compensation that would have been payable to each of the Named Executive Officers if employment had been terminated as of December 31, 2007 under various scenarios (generally corresponding to those described above).

The Named Executive Officers are generally eligible for benefits under the Severance Plan in the event of an applicable termination. With respect to payments shown for “Severance Plan Eligible” terminations:

•	amounts listed under “Severance” reflect the portion of the Severance Plan benefit that is based on salary level and years of service,

•	amounts listed under “Annual Cash Award” are based on a pro-rata portion of any unpaid bonus attributable to Named Executive Officer’s employment in the year in which such termination occurs, and

•

amounts listed under “Long-Term Performance Plan Awards” represent the value of previously-granted LTPP awards held by the Named Executive Officers as of December 31, 2007 that become vested due to the termination and which would otherwise have been forfeited upon termination of employment (other than due to death or disability).

In the event of termination due to death or disability, all previously granted LTPP awards held as of December 31, 2007 would vest in accordance with LTPP, as listed in the “Long-Term Performance Plan Awards” column.

Payments and Benefits Triggered by Termination*

As of December 31, 2007

Name and Reason for Termination	Vesting of Previously Granted LTPP Awards	Severance		Total
		Salary(2)	Annual Cash Award(3)

Bret L. Benham By Executive for Voluntary Resignation	—	—	—	—

By TIAA - Severance Plan Eligible	$212,784	$22,256	$160,923	$395,963

By TIAA - Not Severance Plan Eligible	—	—	—	—

Death or Disability (1)	212,784	—	—	212,784

Linda S. Dougherty By Executive for Voluntary Resignation	—	—	—	—

By TIAA - Severance Plan Eligible	5,185	2,231	5,977	13,393

By TIAA - Not Severance Plan Eligible	—	—	—	—

Death or Disability (1)	5,185	—	—	5,185

Dennis Rupp By Executive for Voluntary Resignation	—	—	—	—

By TIAA - Severance Plan Eligible	53,060	13,148	62,900	129,108

By TIAA - Not Severance Plan Eligible	—	—	—	—

Death or Disability (1)	53,060	—	—	53,060

Craig K. Nordyke By Executive for Voluntary Resignation	—	—	—	—

By TIAA - Severance Plan Eligible	45,608	10,229	41,856	97,693

By TIAA - Not Severance Plan Eligible	—	—	—	—

Death or Disability (1)	45,608	—	—	45,608

Stephen Steinberg By Executive for Voluntary Resignation	—	—	—	—

By TIAA - Severance Plan Eligible	52,616	10,186	48,287	111,089

By TIAA - Not Severance Plan Eligible	—	—	—	—

Death or Disability (1)	52,616	—	—	52,616

*	Amounts represent the executives’ payments and benefits which would be allocable to TIAA-CREF Life

(1)	In the event of termination due to death or disability, all previously granted LTPP awards held as of December 31, 2007 would vest in accordance with the LTPP.
(2)	Amounts represent the executives’ portion of the Severance Plan that is based on salary level and years of service.
(3)	Because none of the executives have been terminated in 2008 under the Severance Plan, the amounts represent 100% of the executives’ unpaid annual cash award bonus available on December 31, 2007.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

Except for the agreements described below, there have been no transactions between TIAA-CREF Life and any related person since January 1, 2007, nor are any such related person transactions currently being contemplated for which disclosure would be required.

TIAA is the sole stockholder of TIAA-CREF Life, and TIAA-CREF Life and TIAA are parties to the following agreements:

Investment Management Agreement

The Investment Management Agreement provides that TIAA serves as investment adviser with respect to our investment portfolio that we maintain in connection with our business as an insurer. Under the Agreement, TIAA provides investment management services as we may request or as we may determine is reasonably necessary for the proper administration of our investment portfolio, and TIAA agrees to maintain sufficient facilities and trained personnel to perform those services. In consideration for the services provided under the Agreement, we agree to pay TIAA each calendar quarter a fee, which will be the cost to TIAA of performing the investment management services under the Agreement and to reimburse TIAA for any expenses relating to the performance of those services.

Amended and Restated Service Agreement

The Amended and Restated Service Agreement provides that TIAA will perform certain administrative and special services for our business operations, including accounting and bookkeeping services, treasury tasks, tax related services, provide operations systems, telecommunications and mail services, data processing services, maintenance of records, files and other information, legal advisory services, corporate secretarial services, actuarial advisory services, personnel services, public relations services, and such other services as we may request from time to time. In addition, the Agreement allows us to use, in our day-to-day operations, certain property, equipment, and facilities of TIAA, including, without limitation, data processing equipment, business property (whether owned or leased), and communication equipment. In consideration for the services provided under the Agreement, we agree to reimburse TIAA each quarter for the cost to TIAA of performing the services under the Agreement, as reasonably and equitably determined to be attributable to us by TIAA, including all direct and directly-allocable expenses, plus a reasonable charge for direct overhead as agreed to by us and TIAA from time to time.

Financial Support Agreement

We have a financial support agreement with TIAA, and, under this agreement, TIAA will provide financial support so that we will have the greater of (a) capital and surplus of $250.0 million, (b) the amount of capital and surplus necessary to maintain our capital and surplus at a level not less than 150% of the NAIC Risk Based Capital model or (c) such other amount as necessary to maintain our financial strength rating at least the same as TIAA’s rating at all times. This agreement is not an evidence of indebtedness or an obligation or liability of TIAA and does not provide any contract owner with recourse to TIAA. TIAA’s Statutory-Basis Financial Statements are included herein for reference purposes.

Tax Allocation Agreement

As a subsidiary of TIAA, we are included in TIAA’s consolidated group for U.S. Federal income tax purposes. With respect to tax returns for any taxable period in which we are included in TIAA’s consolidated group, the amount of taxes to be paid by us is determined, subject to some adjustments, as if we filed our own separate tax return. Under the Tax Allocation Agreement, TIAA agrees to prepare, and TIAA Board of Overseers, the sole, collective owner of TIAA, will execute and file, all consolidated returns with respect to the consolidated group. We agree to pay to TIAA an amount equal to the Federal income payments that we would be obligated to pay the Federal government if we filed a separate return. TIAA agrees to pay each of its subsidiaries, including us, any reductions in the consolidated group’s Federal income tax liability that are attributable to the tax losses of the subsidiary, and any refund owed to the subsidiary.

Related Person Fees

For the services provided in accordance with the agreements identified above, TIAA-CREF Life paid $43.7 million in total fees to TIAA during the year ended December 31, 2007.

Transactions with Related Persons Prohibited

The Board of Directors and Executive Officers of TIAA-CREF Life, as employees of TIAA, must adhere to a Corporate Code of Conduct and a Code of Ethics for Senior Financial Officers adopted by TIAA’s Board of Trustees. The policies proscribe activities and transactions where the director’s or executive officer’s private interests interfere with the interests of TIAA, its affiliates and subsidiaries. Under these rules, no director or officer would be permitted to engage in transactions with TIAA for which disclosure is required under SEC rules. Annually, directors and executive officers must submit a form to TIAA’s General Counsel confirming that he or she has received, read and understands the Code of Ethics and has complied with the requirements of the Code; and notify the General Counsel promptly if he or she becomes aware of any existing or potential violation of this Code.

STATUTORY - BASIS FINANCIAL STATEMENTS

TIAA-CREF LIFE INSURANCE COMPANY

REPORT OF MANAGEMENT RESPONSIBILITY

April 1, 2008

To the Policyholders of

TIAA-CREF Life Insurance Company:

The accompanying statutory-basis financial statements of TIAA-CREF Life Insurance Company (“TIAA-CREF Life”) are the responsibility of management. They have been prepared on the basis of statutory accounting principles, a comprehensive basis of accounting comprised of accounting principles prescribed or permitted by the New York State Insurance Department. The statutory-basis financial statements of TIAA-CREF Life have been presented fairly and objectively in accordance with such statutory accounting principles.

TIAA-CREF Life has established and maintains an effective system of internal controls over financial reporting designed to provide reasonable assurance that assets are properly safeguarded, that transactions are properly executed in accordance with management’s authorization, and to carry out the ongoing responsibilities of management for reliable financial statements. In addition, TIAA-CREF Life’s internal audit personnel provide regular reviews and assessments of the internal controls and operations of TIAA-CREF Life, and the Senior Vice President of Internal Audit regularly reports to the Audit Committee of the TIAA-CREF Life Board of Directors.

The independent registered public accounting firm of PricewaterhouseCoopers LLP has audited the accompanying statutory-basis financial statements of TIAA-CREF Life for the years ended December 31, 2007, 2006 and 2005. To maintain auditor independence and avoid even the appearance of a conflict of interest, it continues to be TIAA-CREF Life’s policy that any management advisory or consulting services which is not in accordance with TC Life’s specific auditor independence policies designed to avoid such conflicts, be obtained from a firm other than the independent registered public accounting firm. The report of the independent registered public accounting firm expresses an opinion on the fairness of presentation of these statutory-basis financial statements.

The Audit Committee of the TIAA-CREF Life Board of Directors meets regularly with management, representatives of the independent registered public accounting firm and internal audit personnel to review matters relating to financial reporting, internal controls and auditing. In addition to the annual independent audit of the TIAA-CREF Life statutory-basis financial statements, the New York State Insurance Department and other state insurance departments regularly examine the operations and statutory-basis financial statements of TIAA-CREF Life as part of their periodic corporate examinations.

/S/ BRET L. BENHAM
Bret L. Benham
Chairman, President and
Chief Executive Officer

/S/ LINDA S. DOUGHERTY
Linda S. Dougherty
Vice President and
Chief Financial Officer

REPORT OF THE AUDIT COMMITTEE

To the Policyholders of

TIAA-CREF Life Insurance Company:

The Audit Committee (“Committee”) oversees the financial reporting process of TIAA-CREF Life Insurance Company (“TIAA-CREF Life”) on behalf of TIAA-CREF Life’s Board of Directors. The Committee is a standing committee of the Board and operates in accordance with a formal written charter (copies are available upon request) that describes the Committee’s responsibilities.

Management has the primary responsibility for TIAA-CREF Life’s statutory-basis financial statements, the development and maintenance of an effective system of internal controls over financial reporting, operations, and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Committee reviewed and approved the audit plans of the internal audit group and the independent registered public accounting firm in connection with their respective audits. The Committee also meets regularly with the internal auditors and independent registered public accounting firm, both with and without management present, to discuss the results of their examinations, their evaluation of internal controls, and the overall quality of financial reporting. The Committee has direct responsibility for the appointment, compensation and oversight of the external financial accounting firm. As required by its charter, the Committee will evaluate rotation of the external financial accounting firm whenever circumstances warrant, but in no event will the evaluation be later than the tenth year of service.

The Committee reviewed and discussed the accompanying audited statutory-basis financial statements with management, including a discussion of the quality and appropriateness of the accounting principles and financial reporting practices followed, the reasonableness of significant judgments, and the clarity of disclosures in the statutory-basis financial statements. The Committee has also discussed the audited statutory-basis financial statements with PricewaterhouseCoopers LLP, the independent registered public accounting firm, who are responsible for expressing an opinion on these statements based upon their audits.

The discussion with PricewaterhouseCoopers LLP focused on the effectiveness of TC Life’s internal control over financial reporting, significant accounting policies and practices and significant judgments made by management. In addition, the Committee discussed with PricewaterhouseCoopers LLP the auditors’ independence from management, and the Teachers Insurance and Annuity Association of America’s Board of Trustees has received a written disclosure regarding such independence, as required by the Public Company Accounting Oversight Board.

Based on the review and discussions referred to above, the Committee has approved the release of the accompanying audited statutory-basis financial statements for publication and filing with appropriate regulatory authorities.

Craig K. Nordyke, Audit Committee Chairperson

Elizabeth D. Black, Audit Committee Member

Kim Petry, Audit Committee Member

Peter F. Murphy III, Audit Committee Member

Steven J. Maynard, Audit Committee Member

April 17, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

TIAA-CREF Life Insurance Company:

We have audited the accompanying statutory statements of admitted assets, liabilities and capital and surplus of TIAA-CREF Life Insurance Company (the “Company”) as of December 31, 2007 and 2006, and the related statutory statements of operations, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of New York, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2007 and 2006, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2007.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and capital and surplus of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, on the basis of accounting described in Note 2.

/s/    PricewaterhouseCoopers LLP

New York, NY

April 1, 2008

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TIAA-CREF LIFE INSURANCE COMPANY

STATUTORY-BASIS STATEMENTS OF ADMITTED ASSETS,

LIABILITIES AND CAPITAL AND SURPLUS

	March 31,	December 31,
	2008	2007	2006
	(Unaudited)
ASSETS	(in thousands)
Bonds	$2,172,224	$2,164,565	$2,317,956
Preferred stocks	62,820	62,836	34,845
Mortgages	86,731	87,120	109,495
Other long term investments	1,848	1,863	1,507
Cash, cash equivalents and short-term investments	65,015	61,566	113,178
Investment income due and accrued	29,342	28,225	31,359
Separate account assets	633,425	695,507	564,128
Federal income tax recoverable from TIAA	1,561	755	3,865
Net deferred federal income tax asset	2,759	2,506	2,029
Other assets	7,366	10,407	30,011

TOTAL ASSETS	$3,063,091	$3,115,350	$3,208,373

LIABILITIES, CAPITAL AND SURPLUS
Liabilities
Reserves for life and health, annuities and deposit-type contracts	$2,052,360	$2,043,643	$2,238,501
Asset valuation reserve	10,878	10,326	15,779
Interest maintenance reserve	1,709	1,229	4,392
Separate account liabilities	632,162	694,131	562,765
Other liabilities	42,345	33,891	46,383

TOTAL LIABILITIES	2,739,454	2,783,220	2,867,820

Capital and Surplus
Capital (2,500 shares of $1,000 par value common stock issued and outstanding)	2,500	2,500	2,500
Additional paid-in capital	287,500	287,500	287,500
Surplus	33,637	42,130	50,553

TOTAL CAPITAL AND SURPLUS	323,637	332,130	340,553

TOTAL LIABILITIES, CAPITAL AND SURPLUS	$3,063,091	$3,115,350	$3,208,373

See notes to statutory - basis financial statements

TIAA-CREF LIFE INSURANCE COMPANY

STATUTORY - BASIS STATEMENTS OF OPERATIONS

	For the Quarters Ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)
REVENUES	(in thousands)
Insurance and annuity premiums and other considerations	$24,155	$43,511	$171,025	$138,588	$144,186
Net investment income	30,385	34,132	128,431	141,208	149,674

TOTAL REVENUES	$54,540	$77,643	$299,456	$279,796	$293,860

EXPENSES
Policy and contract benefits	$38,099	$79,522	$227,863	$391,443	$308,574
Increase (decrease) in policy and contract reserves	10,753	(55,761)	(121,111)	(276,425)	(167,593)
Operating expenses	9,938	10,693	43,988	49,299	50,725
Transfers to (from) separate accounts, net	(8,014)	31,417	97,470	66,209	43,474
Other, net	5,355	6,770	26,649	24,934	24,768

TOTAL EXPENSES	$56,131	$72,641	$274,859	$255,460	$259,948

Income (loss) before federal income tax and net realized capital gains (losses)	(1,591)	5,002	24,597	24,336	33,912

Federal income tax expense (benefit)	(806)	1,632	6,173	6,246	11,506

Net realized capital gains (losses) less capital gains taxes, after transfers to interest maintenance reserve	(10,304)	42	(8,326)	(811)	(988)

NET INCOME (LOSS)	$(11,089)	$3,412	$10,098	$17,279	$21,418

See notes to statutory - basis financial statements

TIAA-CREF LIFE INSURANCE COMPANY

STATUTORY - BASIS STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS

	Capital Stock	Additional Paid-In Capital	Surplus (Deficit)	Total
	(in thousands)
Balance, December 31, 2004	$2,500	$287,500	$10,078	$300,078

Net income	—	—	21,418	21,418
Net unrealized capital losses on investments	—	—	(221)	(221)
Change in the asset valuation reserve	—	—	(3,810)	(3,810)
Change in value of seed money in separate account	—	—	64	64
Change in net deferred income tax	—	—	(1,406)	(1,406)
Change in non-admitted assets:
Deferred federal income tax asset	—	—	1,675	1,675
Other	—	—	15	15
Prior year income (surplus) adjustment	—	—	6,617	6,617

Balance, December 31, 2005	$2,500	$287,500	$34,430	$324,430

Net income	—	—	17,279	17,279
Net unrealized capital losses on investments	—	—	(299)	(299)
Change in asset valuation reserve	—	—	(1,205)	(1,205)
Change in value of seed money in separate account	—	—	228	228
Change in net deferred income tax	—	—	(139)	(139)
Change in non-admitted assets:
Deferred federal income tax asset	—	—	259	259

Balance, December 31, 2006	$2,500	$287,500	$50,553	$340,553

Net income	—	—	10,098	10,098
Net unrealized capital losses on investments	—	—	(566)	(566)
Change in asset valuation reserve	—	—	5,453	5,453
Change in value of seed money in separate account	—	—	14	14
Change in net deferred income tax	—	—	1,692	1,692
Change in non-admitted assets:
Deferred federal income tax asset	—	—	(1,215)	(1,215)
Deferred premium asset limitation	—	—	(23,899)	(23,899)

Balance, December 31, 2007	$2,500	$287,500	$42,130	$332,130

Net loss	—	—	(11,089)	(11,089)
Net unrealized capital gains on investments	—	—	647	647
Change in asset valuation reserve	—	—	(553)	(553)
Change in value of seed money in separate account	—	—	(113)	(113)
Change in net deferred income tax	—	—	491	491
Change in non-admitted assets:
Deferred federal income tax asset	—	—	253	253
Deferred premium asset limitation	—	—	1,366	1,366
Prior year income (surplus) adjustment	—	—	505	505

Balance, March 31, 2008 (Unaudited)	$2,500	$287,500	$33,637	$323,637

See notes to statutory - basis financial statements

TIAA-CREF LIFE INSURANCE COMPANY

STATUTORY - BASIS STATEMENTS OF CASH FLOWS

	For the Quarters Ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)
CASH FROM OPERATIONS	(in thousands)
Insurance and annuity premiums and other considerations	$28,437	$44,928	$168,219	$133,899	$140,876
Miscellaneous income	2,590	2,507	10,447	9,632	7,344
Net investment income	40,101	44,530	175,187	198,618	203,806

Total Receipts	71,128	91,965	353,853	342,149	352,026
Policy and contract benefits	38,360	79,399	227,960	388,870	308,394
Operating expenses	10,318	13,812	50,352	59,480	76,527
Federal income tax expense	—	—	3,062	8,357	9,517
Net transfers to Separate Accounts	(8,437)	31,329	98,701	58,926	50,320

Total Disbursements	40,241	124,540	380,075	515,633	444,758

Net cash from operations	30,887	(32,575)	(26,222)	(173,484)	(92,732)

CASH FROM INVESTMENTS
Proceeds from long-term investments sold, matured, or repaid:
Bonds	199,441	158,742	657,595	667,523	547,206
Stocks	2,700	—	17,166	7,515	1,833
Mortgages	386	9,864	19,419	67,372	59,083
Miscellaneous proceeds	4	23	30	(2)	—
Cost of investments acquired:
Bonds	226,749	113,194	553,737	375,728	569,436
Stocks	2,800	11,398	46,656	3,346	8,515
Mortgages and real estate	—	—	—	40,614	20,000
Miscellaneous applications	547	303	1,779	—	—
Net increase (decrease) in contract loans and premium notes	(26)	11	311	368	109

Net cash from investments	(27,539)	43,723	91,727	322,352	10,062

CASH FROM FINANCING AND OTHER
Net deposits on deposit-type contracts funds	(9,609)	(35,565)	(104,539)	(69,975)	48,849
Other cash provided (applied)	9,710	(14,756)	(12,578)	33,246	(5,871)

Net cash from financing and other	101	(50,321)	(117,117)	(36,729)	42,978

NET CHANGE IN CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	3,449	(39,173)	(51,612)	112,139	(39,692)

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS, BEGINNING OF PERIOD	61,566	113,178	113,178	1,039	40,731

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS, END OF PERIOD	$65,015	$74,005	$61,566	$113,178	$1,039

See notes to statutory - basis financial statements

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS

Note 1 – Organization and Operations

TIAA-CREF Life Insurance Company commenced operations as a legal reserve life insurance company under the insurance laws of the State of New York on December 18, 1996, under its former name, TIAA Life Insurance Company and changed its name to TIAA-CREF Life Insurance Company (“TIAA-CREF Life” or the “Company”) on May 1, 1998. TIAA-CREF Life is a direct wholly-owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA” or the “Parent”), a legal reserve life insurance company established under the insurance laws of the State of New York in 1918. As of December 31, 2007, the Company was licensed in 51 jurisdictions.

The Company issues non-qualified annuity contracts with fixed and variable components, fixed and variable universal life contracts, funding agreements, term insurance and single premium immediate annuities.

Note 2 – Significant Accounting Policies

Basis of Presentation:

The Company’s statutory-basis financial statements have been prepared on the basis of statutory accounting principles prescribed or permitted by the New York State Insurance Department (the “Department”), a comprehensive basis of accounting that differs from accounting principles generally accepted in the United States (“GAAP”). The Department requires insurance companies domiciled in the State of New York to prepare their statutory basis financial statements in accordance with the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”), subject to any deviation prescribed or permitted by the Department (“New York SAP”).

The table below provides a reconciliation of the Company’s net income and contingency reserves between NAIC SAP and the New York SAP annual statement filed with the Department. The additional reserves arise because the Company maintains more conservative reserves, as prescribed or permitted by New York SAP, under which annuity reserves are generally discounted on the basis of contractually guaranteed interest rates and mortality tables. The deferred premium asset limitation results from the Department requiring that any deferred premium asset established along with the corresponding mean reserve should be reduced by the proportionate amount reinsured on a coinsurance basis. The deferred premium asset for reinsurance is adjusted based upon the premium mode of the direct policy.

	2007	2006	2005
	(in thousands)
Net Income, New York SAP	$10,098	$17,279	$21,418
Difference in Reserves for:
Term Conversions	105	175	136
Deferred and Payout Annuities issued after 2000	(2)	8	(15)

Net Income, NAIC SAP	$10,201	$17,462	$21,539

Statutory Capital and Surplus, New York SAP	$332,130	$340,553	$324,430
Deferred Premium Asset Limitation	23,899	—	—
Difference in Reserves for:
Term Conversions	864	759	584
Deferred and Payout Annuities issued after 2000	6	8	—

Statutory Capital and Surplus, NAIC SAP	$356,899	$341,320	$325,014

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 2 – Significant Accounting Policies – (continued)

Accounting Principles Generally Accepted in the United States: The Financial Accounting Standards Board (“FASB”) requires that financial statements that are intended to be in conformity with GAAP follow all applicable authoritative accounting pronouncements. As a result, the Company cannot refer to financial statements prepared in accordance with NAIC SAP and New York SAP as having been prepared in accordance with GAAP. The differences between GAAP and NAIC SAP would have a material effect on the Company’s financial statements and the primary differences can be summarized, as follows.

Under GAAP:

•	The asset valuation reserve (“AVR”) is eliminated as a reserve and the credit-related realized gains and losses are reported in the statement of income on a pretax basis as incurred;

•

The interest maintenance reserve (“IMR”) is eliminated and realized gains and losses resulting from changes in interest rates are reported as a component of net income rather than being accumulated in and subsequently amortized into income over the remaining life of the investments sold;

•	Dividends on insurance policies and annuity contracts are accrued as the related earnings emerge from operations rather than being accrued in the year when they are declared;

•	Certain assets designated as “non-admitted assets” are included in the GAAP balance sheet rather than excluded from assets in the statutory balance sheet;

•

Policy acquisition costs are deferred and amortized over the lives of the policies issued rather than being charged to operations as incurred. Policy and contract reserves are based on estimates of expected mortality, morbidity, persistency and interest rather than being based on statutory mortality, morbidity and interest requirements;

•

Investments in wholly-owned subsidiaries, other entities under the control of the parent, and certain variable interest entities are consolidated in the parent’s financial statements rather than being carried at the parent’s share of the underlying audited GAAP equity or statutory surplus of a domestic insurance subsidiary;

•	Investments in bonds considered to be “available for sale” are carried at fair value rather than amortized cost;

•

State taxes are included in the computation of deferred taxes. A deferred tax asset is recorded for the amount of gross deferred tax asset expected to be realized in future years, and a valuation allowance is established for deferred tax assets not realizable, rather than not being included in the deferred income taxes;

•	Annuities that do not incorporate significant insurance risk are classified as investment contracts and are not accounted for as insurance contracts;

•	Derivatives are generally valued at fair value rather than being accounted for in a manner consistent with the hedged item, even when the derivatives qualify for hedge accounting;

•	Loan-backed and structured securities that are determined to have an other-than-temporary impairment are written down to fair value and not to the sum of undiscounted estimated future cash flows;

•

Certain reinsurance transactions are accounted for as financing transactions under GAAP and as reinsurance for statutory purposes and assets and liabilities are reported gross of reinsurance for GAAP and net of reinsurance for statutory purposes.

The effects of these differences, while not determined, are presumed to be material.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 2 – Significant Accounting Policies – (continued)

Accounting Policies:

The preparation of the Company’s statutory-basis financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses at the date of the financial statements. Actual results may differ from those estimates. The following is a summary of the significant accounting policies followed by the Company:

Investments: Publicly traded securities are accounted for as of the date the investments are purchased or sold (trade date). Other investments are recorded on the settlement date. Realized capital gains and losses on investment transactions are accounted for under the specific identification method. A realized loss is recorded when an impairment is considered to be other-than-temporary. An impairment in an investment is considered to have occurred if an event or change in circumstance indicates that the carrying value of the asset may not be recoverable or the receipt of contractual payments of principal and interest may not occur when scheduled. When an impairment has been determined to have occurred, the investment is written down to fair value, except for loan-backed and structured securities which are written down to the sum of their undiscounted expected future cash flows and a realized loss is recorded. Management considers available evidence to evaluate the potential impairment of its investments.

Cash, Cash Equivalents and Short-Term Investments: Short-term investments (debt securities with maturities of one year or less at the time of acquisition) that are not impaired are stated at amortized cost using the interest method. Short-term investments impaired are stated at the lower of amortized cost or market value. Cash and cash equivalents include cash on hand, amounts due from banks, and short term highly liquid investments with original maturities of three months or less.

Bonds: Bonds not backed by loans and not impaired are stated at amortized cost using the interest method. Bonds not backed by loans that are held for sale and NAIC designations 6 and 6Z are valued at the lower of amortized cost or fair value.

Loan-Backed Securities and Structured Securities: Included within bonds are loan-backed securities. Loan-backed securities and structured securities not impaired are stated at amortized cost. The prospective approach is used in determining the carrying amount of interest-only securities, securities for which an other-than-temporary impairment has been recognized or securities whose expected future cash flows are lower than the expected cash flows estimated at the time of acquisition. The retrospective approach, which uses actual and expected future cash flows, is applied when determining the amount of all other loan-backed and structured securities. Estimated future cash flows and expected repayment periods are used in calculating amortization/accretion of premium/discount for loan-backed and structured securities. Loan-backed securities and structured securities held for sale and NAIC designations 6 and 6Z are stated at the lower of amortized cost or fair value. Prepayment assumptions for loaned backed securities and structured securities are obtained from external data services or internal estimates.

Common Stock: Unaffiliated common stocks are stated at fair value.

Preferred Stock: Preferred stocks of relatively high quality in NAIC designations 1, 2 and 3 are stated at amortized cost. Lower quality preferred stocks in NAIC designations 4, 5 and 6 are carried at the lower of amortized cost or fair value.

Mortgages: Mortgages are stated at amortized cost, net of valuation allowances, except that purchase money mortgages are stated at the lower of amortized cost or ninety percent of appraised value. Mortgages held for sale are stated at the lower of amortized cost or fair value. A mortgage is evaluated for impairment when it is

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 2 – Significant Accounting Policies – (continued)

probable that the receipt of contractual payments of principal and interest may not occur when scheduled. If the impairment is considered to be temporary, a valuation reserve is established for the excess of the carrying value of the mortgage over its estimated fair value. Changes in valuation reserves for mortgages are included in net unrealized capital gains/losses on investments. When an event occurs resulting in an impairment that is other-than-temporary, a direct write-down is recorded as a realized loss and a new cost basis is established.

Wholly-Owned Subsidiaries: Investments in wholly-owned subsidiaries are stated at the value of their underlying net assets as follows: (1) domestic insurance subsidiaries are stated at the value of their underlying statutory net assets; (2) non-insurance subsidiaries are stated at the value of their underlying audited GAAP equity. Dividends and distributions from subsidiaries are recorded in investment income and changes in the equity of subsidiaries are recorded directly to surplus as unrealized gains or losses.

Limited Partnerships and Limited Liability Companies: Investments in limited partnerships and limited liability companies are carried at the Company’s percentage of the underlying GAAP equity of the respective entity’s audited financial statements. An unrealized loss is deemed to be other-than-temporary when there is limited ability to recover the loss. A realized loss is recorded for other-than-temporary impairments.

Contract Loans: Contract loans are stated at outstanding principal balances.

Separate Accounts: Separate Accounts are established in conformity with insurance laws and are segregated from the Company’s general account and are maintained for the benefit of separate account contract holders. Seed money investments in the separate account, which are included in Separate Account Assets in the accompanying balance sheets, are stated at fair value.

Derivative Instruments: The Company has filed a Derivatives Use Plan with the Department. This plan details the Company’s derivative policy objectives, strategies and controls, and any restrictions placed on various derivative types. The plan also specifies the procedures and systems that the Company has established to evaluate, monitor and report on the derivative portfolio in terms of valuation, hedge effectiveness and counterparty credit quality. The Company uses derivative instruments for hedging, income generation and asset replication purposes. Derivatives used by the Company include foreign currency swaps and interest rate swaps. See Note 10.

Non-Admitted Assets: Certain investment balances and corresponding investment income due and accrued may be designated as non-admitted assets in accordance with New York SAP, based on delinquencies, defaults, and other statutory criteria, and cannot be included in life insurance company’s balance sheets filed with the Department. The Company had no investment-related non-admitted assets at December 31, 2007 and 2006. Income on bonds in default is not accrued and therefore, is not included in the non-admitted totals. Certain non-investment assets, such as deferred federal income tax (“DFIT”) assets, are also designated non-admitted assets. The non-admitted portion of the DFIT asset was $10,310 thousand and $9,095 thousand at December 31, 2007 and 2006, respectively. Changes in non-admitted assets are charged or credited directly to surplus.

Policy and Contract Reserves: Policy and contract reserves are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial formulae. The reserves established utilize assumptions for interest (at rates ranging from 4.00% to 6.75% and averaging approximately 4.53%), mortality and other risks insured. Such reserves are designed to be sufficient for all contractual benefits guaranteed under policy and contract provisions.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 2 – Significant Accounting Policies – (concluded)

Reserves for deposit-type funds, which do not contain any life contingencies, are equal to deposits received and interest credited to the benefit of contract holders, less withdrawals that represent a return to the contract holder.

Asset Valuation Reserve: The AVR, which covers all invested asset classes, is a reserve required by NAIC SAP to provide for potential future credit and equity losses. Reserve components of the AVR are maintained for bonds, mortgages, other invested assets and derivatives. Realized and unrealized credit and equity capital gains and losses, net of capital gains taxes, are credited to or charged against the related components of the AVR. Statutory formulae determine the required reserve components primarily based on factors applied to asset classes, and insurance companies may also establish additional reserves for any component; however, the ultimate balance cannot exceed the statutory maximum reserve for that component. Contributions and adjustments to the AVR are reported as a change in surplus on the Statement of Changes in Capital and Surplus. No voluntary contributions were made in either 2007 or 2006.

Interest Maintenance Reserve: The IMR is a reserve required by NAIC SAP, which accumulates realized interest rate-related capital gains and losses on sales of debt securities and mortgages, as defined by NAIC SAP. Such capital gains and losses are amortized out of the IMR, under the grouped method of amortization, as an adjustment to net investment income over the remaining lives of the assets sold.

Capitalization Policy: The capitalization threshold was lowered in 2007 to more closely align with industry practices, improve matching of investment benefits and operating expenses, and to better position the Company. Factors considered in developing the capitalization policy included dollar amount of capital expenditures, expected useful life of the asset and the impact of depreciation, process and benefit improvements and the current cost of capitalizable items as it relates to future purchase cost of similar items.

Premiums Revenue: Premiums are recognized as income over the premium-paying period of the related policies. Annuity considerations are recognized as revenue when received. Expenses incurred in connection with acquiring new insurance business are charged to operations as incurred.

Note 3 – Long Term Bonds and Preferred Stocks

The amortized cost and estimated fair values, and the unrealized gains and losses of long-term bonds and preferred stocks at December 31, 2007 and 2006, are shown below (in thousands):

December 31, 2007	Cost**	Gross Unrealized		Estimated Fair Value
		Gains	Losses
U.S. Government	$12,530	$1,957	$—	$14,487
All Other Governments	4,995	—	(20)	4,975
Special Revenue & Special Assessment, Non-guaranteed Agencies & Government	189,336	2,140	(781)	190,695
Public Utilities	162,790	805	(1,688)	161,907
Industrial & Miscellaneous	1,795,362	15,743	(36,480)	1,774,625

Total Bonds	2,165,013	20,645	(38,969)	2,146,689
Preferred Stocks	63,186	665	(2,727)	61,124

Total Bonds and Preferred Stocks	$2,228,199	$21,310	$(41,696)	$2,207,813

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 3 – Long Term Bonds and Preferred Stocks – (continued)

December 31, 2006	Cost**	Gross Unrealized		Estimated Fair Value
		Gains	Losses
U.S. Government	$12,970	$1,391	$(2)	$14,359
All Other Governments	4,990	—	(52)	4,938
Special Revenue & Special Assessment, Non-guaranteed Agencies & Government	178,446	1,289	(2,078)	177,657
Public Utilities	170,732	790	(2,837)	168,685
Industrial & Miscellaneous	1,950,818	10,959	(25,674)	1,936,103

Total Bonds	2,317,956	14,429	(30,643)	2,301,742
Preferred Stocks	34,845	196	(371)	34,670

Total Bonds and Preferred Stocks	$2,352,801	$14,625	$(31,014)	$2,336,412

**	Amortized cost for bonds and original cost for preferred stocks net of cumulative recorded other-than-temporary impairments.

Impairment Review Process: All securities are subjected to the Company’s process for identifying other-than-temporary impairments. The quarterly impairment identification process utilizes, but is not limited to, a screening process based on declines in fair value. The Company writes down securities that it deems to have an other-than-temporary impairment in value in the period the securities are deemed to be impaired, based on management’s case-by-case evaluation of the decline in fair value and prospects for recovery. Management considers a wide range of factors in the impairment evaluation process, including, but not limited to, the following: (a) the extent to which and the length of time the fair value has been below amortized cost; (b) the financial condition and near-term prospects of the issuer; (c) whether the debtor is current on contractually obligated interest and principal payments; (d) the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value or repayment; (e) information obtained from regulators and rating agencies; (f) the potential for impairments in an entire industry sector or sub-sector; and (g) the potential for impairments in certain economically-depressed geographic locations. Where an impairment is considered to be other-than-temporary, the Company recognizes a write-down as an investment loss and adjusts the cost basis of the security accordingly. The Company does not change the revised cost basis for subsequent recoveries in value. Once an impairment write-down has been recorded, the Company continues to review the impaired security for appropriate valuation on an ongoing basis.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 3 – Long Term Bonds and Preferred Stocks – (continued)

Unrealized Losses on Bonds and Preferred Stocks: The gross unrealized losses and estimated fair values for securities, by the length of time that individual securities had been in a continuous unrealized loss position for 2007 and 2006 are shown in the table below (in thousands):

December 31, 2007	Cost**	Gross Unrealized Loss	Estimated Fair Value
Less than twelve months:
Bonds	$477,441	$(20,509)	$456,932
Preferred Stocks	29,905	(1,753)	28,152

Total less than twelve months	$507,346	$(22,262)	$485,084

More than twelve months:
Bonds	$728,723	$(18,460)	$710,263
Preferred Stocks	10,017	(974)	9,043

Total twelve months or more	738,740	(19,434)	719,306

Total – All bonds and preferred stocks	$1,246,086	$(41,696)	$1,204,390

**	Amortized cost for bonds and original cost for preferred stocks net of cumulative recorded other-than-temporary impairments.

December 31, 2006	Cost**	Gross Unrealized Loss	Estimated Fair Value
Less than twelve months:
Bonds	$680,571	$(8,355)	$672,216
Preferred Stocks	23,368	(371)	22,997

Total less than twelve months	$703,939	$(8,726)	$695,213

More than twelve months:
Bonds	$1,017,310	$(22,288)	$995,022
Preferred Stocks	—	—	—

Total twelve months or more	1,017,310	(22,288)	995,022

Total – All bonds and preferred stocks	$1,721,249	$(31,014)	$1,690,235

**	Amortized cost for bonds and original cost for stocks net of cumulative recorded other-than-temporary impairments.

For 2007, the categories of securities where the estimated fair value declined and remained below cost for twelve months or greater were concentrated in commercial mortgage-backed securities (25%), finance (20%), mortgage-backed securities (14%), asset-backed securities (13%), public utilities (8%), manufacturing (5%). The preceding percentages were calculated as a percentage of the gross unrealized loss. The Company holds two securities where the gross unrealized loss was greater than $1 million at December 31, 2007.

For 2006, the categories of securities where the estimated fair value declined and remained below cost for twelve months or greater were concentrated in asset-backed securities (24%), finance (17%), public utilities (14%), manufacturing (12%), communication (8%), mortgaged backed (7%), and oil and gas (6%). The preceding percentages were calculated as a percentage of the gross unrealized loss. The Company holds one security where the gross unrealized loss was greater than $1 million at December 31, 2006.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 3 – Long Term Bonds and Preferred Stocks – (continued)

Scheduled Maturities of Bonds: The statutory carrying values and estimated fair values of long-term bond investments at December 31, 2007, by contractual maturity, are shown below (in thousands):

	Carrying Value	Estimated Fair Value
Due in one year or less	$492,322	$492,322
Due after one year through five years	669,915	668,197
Due after five years through ten years	182,400	181,944
Due after ten years	247,714	246,640

Subtotal	1,592,351	1,589,103
Residential mortgage-backed securities	242,737	241,903
Asset-backed securities	133,761	129,848
Commercial mortgage-backed securities	195,716	185,835

Total	$2,164,565	$2,146,689

Bonds, not due at a single maturity date have been included in the preceding table based on the year of final maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations, although prepayment premiums may be applicable.

Included in the preceding table are NAIC 6 and 6Z long-term bond investments totaling approximately $6,694 thousand of which $831 thousand are categorized as one year or less, $4,500 thousand are categorized as due after one year through five years, $707 thousand are categorized as due after ten years and $656 thousand are categorized as asset-backed securities.

Included in the preceding table under asset-backed securities is the Company’s exposure to sub-prime mortgage investments totaling $60,107 thousand. Ninety-nine percent (99%) of the sub-prime securities were rated investment grade (NAIC 1 and 2).

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 3 – Long Term Bonds and Preferred Stocks – (concluded)

Bond Credit Quality and Diversification: At December 31, 2007 and 2006, approximately 97.5% and 97.6%, respectively, of the long-term bond portfolio was comprised of investment grade securities. The carrying values of long-term bond investments were diversified by industry classification at December 31 as follows:

	2007	2006
Finance and financial services	22.1%	21.0%
Public utilities	12.7	12.0
Residential mortgage-backed securities	11.2	9.6
Manufacturing	11.2	13.0
Commercial mortgage-backed securities	9.0	10.3
Communication	7.6	8.5
Asset-backed securities	6.2	5.5
Oil and gas	5.6	4.5
Services	3.7	4.6
Retail and wholesale trade	3.4	4.4
Transportation	2.7	3.1
US, Canada, Other Government	1.7	1.6
REIT	1.4	0.9
Mining	0.8	—
Revenue and Special Obligation	0.7	1.0

Total	100.0%	100.0%

The Company acquired bonds and stocks through exchanges aggregating. The exchanges were $ 0 and $6,997 thousand during the year ended December 31, 2007 and 2006, respectively. When exchanging securities, the Company generally accounts for assets at their fair value or at the book value if lower unless the exchange was as a result of restricted securities under SEC rule 144A exchanged for unrestricted securities, which are accounted for at book value.

For the years ended December 31, 2007 and 2006, the carrying amount of bonds and stocks denominated in foreign currency was $9,395 thousand and $13,273 thousand, respectively.

Debt securities amounting to approximately $8,754 thousand and $8,784 thousand at December 31, 2007 and 2006, respectively, were on deposit with governmental authorities or trustees, as required by law.

The Company uses a third party proprietary system in determining the market value of its loan-backed securities. In 2007, the Company changed from the retrospective to the prospective method due to negative yields on specific structured securities totaling $1,106 thousand. The Company also changed its accounting to the prospective method for loan-backed securities whose expected cash flows fell substantially below those expected at the time of acquisition.

The Company does not have any restricted common stock or preferred stock.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 4 – Mortgages

The Company originates mortgages that are principally collateralized by commercial real estate. The Company also acquires mezzanine real estate loans, which are secured by a pledge of direct or indirect equity interests in an entity that owns real estate. The Company did not originate conventional loans or acquire mezzanine loans during 2007 therefore there was no coupon rate or maximum percentage of any one loan to the value of the security at the time of the loan, exclusive of insured or guaranteed or purchase money mortgages for commercial loans.

Mortgage Impairment Review Process: The Company monitors the effects of current and expected market conditions and other factors on the collectibility of mortgages to identify and quantify any impairment in value. Any impairment is classified as either temporary, for which, a recovery is anticipated, or other-than-temporary. Mortgages held to maturity with impaired values at December 31, 2007 and 2006 have been written down to net realizable values based upon independent appraisals of the collateral while mortgages held for sale have been written down to the current fair value of the loan , as shown in the table below. For impaired mortgages where the impairments were deemed to be temporary, an allowance for credit losses has been established, as indicated below (in thousands):

	2007	2006	2005
Investment in impaired mortgages, with temporary allowances for credit losses (at net carried value plus accrued interest)	$—	$—	$—
Related temporary allowances for credit losses	$—	$—	$—
Investment in impaired mortgages, net of other-than-temporary impairment losses recognized	$4,964	$16,560	$—
Related write-downs for other-than-temporary impairments	$(3,000)	$(326)	$—
Average investments in impaired mortgages	$11,912	$1,380	$—
Interest income recognized on impaired mortgages during the period	$596	$762	$—
Interest income recognized on a cash basis during the period	$649	$783	$—

Mortgage Diversification: At December 31, 2007 and 2006, the carrying values of mortgage investments were diversified by property type and geographic region, as follows:

	2007	2006
Property Type
Office building	49.1%	59.0%
Shopping centers	44.5	35.8
Apartments	6.4	5.2

Total	100.0%	100.0%

	2007	2006
Geographic Region
South Atlantic	32.0%	26.1%
North Central	23.7	18.8
Pacific	21.5	26.1
Mountain	10.7	16.3
South Central	6.4	5.2
Middle Atlantic	5.7	7.5

Total	100.0%	100.0%

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 4 – Mortgages – (concluded)

At December 31, 2007, approximately 23.7% of the mortgage portfolio was invested in Ohio in the North Central region and approximately 21.9% of the mortgage portfolio was invested in District of Columbia in the South Atlantic region. At December 31, 2006, approximately 26.1% of the mortgage portfolio was invested in the California in the Pacific region.

Scheduled Mortgage Maturities: At December 31, 2007, the contractual maturity schedule of mortgages is shown below (in thousands):

Carrying Value
Due in one year or less	$5,933
Due after one year through five years	69,281
Due after five years through ten years	7,617
Due after ten years	4,289

Total	$87,120

Actual maturities may differ from contractual maturities because borrowers may have the right to prepay mortgages, although prepayment premiums may be applicable.

There were no mortgages with restructured or modified terms at December 31, 2007 and 2006. For the years ended December 31, 2007, 2006 and 2005, the investment income earned on such mortgages were $ 0. When restructuring mortgages, the Company generally requires participation features, yield maintenance stipulations, and/or the establishment of property-specific escrow accounts funded by the borrowers. With respect to impaired loans, the Company accrues interest income to the extent it is deemed collectible. Due and accrued income on any mortgage in default for more than eighteen months is non-admitted. Cash received on impaired mortgages that are performing according to their contractual terms is applied in accordance with those terms. For mortgages in the process of foreclosure, cash received is initially held in suspense and applied as return of principal at the time that the foreclosure process is completed, or the mortgage is otherwise disposed. There were no mortgages with interest more that 180 days past due at December 31, 2007 and 2006.

During 2007, the Company did not reduce the interest rate of outstanding loans.

The Company has no Reverse Mortgages as of December 31, 2007 and 2006.

The Company has no mortgages denominated in foreign currency for the years ended December 31, 2007 and 2006.

The Company does not underwrite nor does it hold sub-prime mortgages in the commercial mortgage portfolio and does not have any material indirect exposure from sub-prime lenders who are tenants in buildings that are secured by commercial mortgages.

Note 5 – Subsidiaries and Affiliates

The Company is a direct wholly-owned insurance subsidiary of TIAA, an insurance company domiciled in the State of New York. TIAA-CREF Life Insurance Agency (“Agency”) is the sole operating subsidiary of TIAA-CREF Life. The Company has no investments in subsidiary, controlled and affiliated entities that exceed 10%

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 5 – Subsidiaries and Affiliates – (concluded)

of its admitted assets. To conform to the NAIC Annual Statement presentation, the Agency carrying values of $1,046 thousand and $1,000 thousand for December 31, 2007 and 2006, respectively, are reported as other invested assets. The carrying value of Agency was not impaired for the years ended December 31, 2007 or 2006. During 2007 and 2006, there was no net amount due from insurance subsidiaries and affiliates.

Note 6 – Other Long-Term Investments

The Company’s carrying value of other long-term investments, which are primarily the interest in Agency and contract loans, derivatives, and investments in process, at December 31, 2007 and 2006 was $1,863 thousand and $1,507 thousand, respectively.

Note 7 – Commitments

At December 31, 2007, the Company had no outstanding commitments to fund future investments. The funding of bond commitments is contingent upon the continued favorable financial performance of the potential borrowers, and the funding of mortgages and real estate commitments are generally contingent upon the underlying properties meeting specified requirements, including construction, leasing and occupancy.

Note 8 – Investment Income and Capital Gains and Losses

Net Investment Income: The components of net investment income were as follows (in thousands):

	2007	2006	2005
Bonds	$118,576	$131,774	$140,889
Stocks	3,015	1,191	86
Mortgages	5,420	7,345	10,169
Cash, cash equivalents and short-term investments	4,768	2,532	645
Other long-term investments	(207)	397	(1,106)

Total gross investment income	$131,572	$143,239	$150,683

Less investment expenses	(2,985)	(3,240)	(3,238)

Net investment income before amortization of net IMR gains	128,587	139,999	147,445
Amortization of net IMR gains	(156)	1,209	2,229

Net investment income	$128,431	$141,208	$149,674

Due and accrued income is excluded from surplus on the following basis: 1) Bonds – income due and accrued on bonds NAIC designation 6 and 6Z or that is over 90 days past due, 2) Mortgages – income due and accrued with amounts greater than the excess of the property value over the unpaid principal balance and on mortgages in default more than eighteen months. No income was excluded from income or surplus for the years ended December 31, 2007 and 2006.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 8 – Investment Income and Capital Gains and Losses – (concluded)

Realized Capital Gains and Losses: The net realized capital gains (losses) on sales and redemptions of investments were as follows (in thousands):

	2007	2006	2005
Bonds	$(6,211)	$(2,531)	$(875)
Stocks	(746)	—	605
Mortgages	(2,938)	(326)	—
Other long term investment	(1,779)	—	—
Cash, cash equivalent and short-term investments	29	(2)	—

Total before capital gains taxes and transfers to the IMR	(11,645)	(2,859)	(270)
Transfers to the IMR	3,319	1,986	(656)
Capital gains tax	—	62	(62)

Net realized capital losses less capital gains taxes, after transfers to the IMR	$(8,326)	$(811)	$(988)

Write-downs of bonds resulting from impairments that are considered to be other-than-temporary, reflected in the preceding table as realized capital losses, were approximately $7,643 thousand, $1,324 thousand and $1,270 thousand at December 31, 2007, 2006 and 2005, respectively. Write-downs of mortgages resulting from impairments that are considered to be other-than-temporary, reflected in the preceding table as realized capital losses, were approximately $3,000 thousand, $326 thousand and $ 0 at December 31, 2007, 2006 and 2005, respectively. Write-downs of preferred stocks resulting from impairments that are considered to be other-than-temporary, reflected in the preceding table as realized capital losses, were approximately $650 thousand for 2007, and $ 0 for 2006 and 2005, respectively.

Proceeds from sales of long-term bond investments during 2007, 2006 and 2005 were $42,587 thousand, $146,587 thousand and $155,253 thousand, respectively. Gross gains of $130 thousand, $2,534 thousand and $2,006 thousand, and gross losses, excluding impairments considered to be other-than-temporary, of $597 thousand, $3,809 thousand and $1,635 thousand were realized on these sales during 2007, 2006 and 2005, respectively.

Unrealized Capital Gains and Losses: For 2007, 2006 and 2005, the net change of unrealized capital gains/(losses) in investments, resulting in a net decrease in valuation of investments was approximately $(566) thousand, $(299) thousand and $(221) thousand, respectively.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 9 – Disclosures About Fair Value of Financial Instruments

The estimated fair value amounts of financial instruments presented in the following tables were determined by the Company using market information available as of December 31, 2007 and 2006 and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data in developing the estimates of fair value for financial instruments for which there are no available market value quotations. The estimates presented are not necessarily indicative of the amounts the Company could have realized in a market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

December 31, 2007	Carrying Value	Estimated Fair Value
	(in thousands)
Assets
Bonds	2,164,565	2,146,689
Preferred Stocks	62,836	61,124
Mortgages	87,120	87,517
Cash, cash equivalents and short-term investments	61,566	61,566
Separate account assets	694,131	694,131
Separate account seed money investments	1,376	1,376
Liabilities
Liability for deposit-type contracts	808,995	808,995
Derivative financial instruments	3,422	3,422
Separate account liabilities	694,131	694,131

December 31, 2006	Carrying Value	Estimated Fair Value
	(in thousands)
Assets
Bonds	2,317,956	2,301,742
Preferred Stocks	34,845	34,670
Mortgages	109,495	107,926
Cash, cash equivalents and short-term investments	113,178	113,178
Separate account assets	562,765	562,765
Separate account seed money investments	1,363	1,363
Liabilities
Liability for deposit-type contracts	883,666	883,666
Derivative financial instruments	3,437	3,437
Separate account liabilities	562,765	562,765

Bonds: The fair values for publicly traded long-term bond investments were determined using prices provided by third party pricing services. For privately placed long-term bond investments without a readily ascertainable market value, such values were determined with the assistance of an independent pricing service utilizing a discounted cash flow methodology based on coupon rates, maturity provisions and credit assumptions.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 9 – Disclosures About Fair Value of Financial Instruments – (concluded)

The aggregate carrying values and estimated fair values of publicly traded and privately placed bonds at December 31, were as follows (in thousands):

	2007		2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Publicly traded bonds	$1,691,897	$1,676,411	$1,820,949	$1,807,640
Privately placed bonds	472,668	470,278	497,007	494,102

Total	$2,164,565	$2,146,689	$2,317,956	$2,301,742

Mortgages: The fair values of mortgages were generally determined by discounted cash flow methodology based on coupon rates, maturity provisions and credit assumptions.

Cash, Cash Equivalents, Short-Term Investments, Contract Loans and Separate Account Seed Money Investments: The carrying values approximate the estimated fair values.

Preferred Stocks: The fair values of preferred stocks were determined using prices provided by third party pricing or valuations from the NAIC.

Deposit-type contracts: For deposit-type contracts the fair value approximates the carrying value of the contract.

Insurance and Annuity Contracts: TIAA-CREF Life’s insurance and annuity contracts entail mortality risks and are, therefore, exempt from the fair value disclosure requirements related to financial instruments.

Derivative Financial Instruments: The fair values of interest rate swap contracts and foreign currency swap contracts are estimated internally based on (models generally used and accepted by the market) estimated future cash flows, anticipated foreign exchange relationships and anticipated interest rates. Such values are reviewed for reasonableness with values provided by TIAA-CREF Life’s derivative counterparties.

Note 10 – Derivative Financial Instruments

The Company uses derivative instruments for hedging and income generation purposes. The Company does not engage in derivative financial instrument transactions for speculative purposes. The Company enters into derivatives directly with counterparties of high credit quality (i.e., rated AA or better at the date of a transaction) and monitors counterparty credit quality on an ongoing basis. The Company does not require cash collateral on derivative instruments. The Company’s counterparty credit risk is limited to the net positive fair value of its derivative positions for each individual counterparty, unless otherwise described below. Effective January 1, 2003, the Company adopted SSAP 86, “Accounting for Derivative Instruments and Hedging Activities,” and has applied this statement to all derivative transactions entered into or modified on or after that date.

Foreign Currency Swap Contracts: The Company enters into foreign currency swap contracts to exchange fixed and variable amounts of foreign currency at specified future dates and at specified rates (in U.S. dollars) as a cash flow hedge to manage currency risks on investments denominated in foreign currencies. This type of derivative instrument is traded over-the-counter, and the Company is exposed to both market and counterparty

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 10 – Derivative Financial Instruments – (concluded)

risk. The changes in the carrying value of foreign currency exchange rates are recognized as unrealized gains or losses. Derivative instruments used in hedging transactions that do not meet or no longer meet the accounting criteria of an effective hedge are accounted for at fair value according to accounting guidance.

Interest Rate Swap Contracts: The Company enters into interest rate swap contracts to hedge against the effect of interest rate fluctuations on certain variable interest rate bonds. These contracts are designated as cash flow hedges and allow the Company to lock in a fixed interest rate and to transfer the risk of higher or lower interest rates. This type of derivative instrument is traded over-the-counter, and the Company is exposed to both market and counter-party risk. The Company also enters into interest rate swaps contracts to exchange the cash flows on certain fixed interest rate bonds into variable interest rate cash flows. These contracts are entered into as a fair value hedge in connection with certain interest sensitive products. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counter party at each due date. Net payments received and net payments made or accrued under interest rate swap contracts are reflected in net investment income. Derivative instruments used in hedging transactions that do not meet or no longer meet the accounting criteria of an effective hedge are accounted for at fair value.

		2007			2006
		(in thousands)			(in thousands)
		Notional	Carrying Value	Estimated FV	Notional	Carrying Value	Estimated FV
Foreign currency swap contracts	Assets	—	—	—	—	—	—
	Liabilities	6,047	(3,332)	(3,332)	10,080	(3,431)	(3,431)

	Subtotal	6,047	(3,332)	(3,332)	10,080	(3,431)	(3,431)
Interest rate swap contracts	Assets	—	—	—	—	—	—
	Liabilities	4,000	(90)	(90)	4,000	(6)	(6)

	Subtotal	4,000	(90)	(90)	4,000	(6)	(6)
Total Derivatives	Assets	—	—	—	—	—	—
	Liabilities	10,047	(3,422)	(3,422)	14,080	(3,437)	(3,437)

	Total	10,047	(3,422)	(3,422)	14,080	(3,437)	(3,437)

Note 11 – Separate Accounts

The Company’s Separate Account VA-1 (“VA-1”) was established as a separate account of TIAA-CREF Life on July 27, 1998 to fund individual non-qualified variable annuities. It currently funds the Personal Annuity Select and Lifetime Variable Select individual flexible premium variable annuities, and Single Premium Immediate Annuities. VA-1 is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. All of its assets are invested in an underlying portfolio of mutual funds. TIAA-CREF Life Funds, the underlying mutual funds, currently has ten investment portfolios: Growth Equity Fund, Growth & Income Fund, International Equity Fund, Stock Index Fund, Social Choice Equity Fund, Large-Cap Value Fund, Small-Cap Equity Fund, Real Estate Securities Fund, Bond Fund and Money Market Fund.

Most of the contracts offered through VA-1 include a nominal guaranteed minimum death benefit. The Separate Account offers full or partial withdrawal at market value with no surrender charge. The assets of these accounts are generally carried at market value.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 11 – Separate Accounts – (concluded)

The Company’s Separate Account VLI-1 (“VLI-1”) is a unit investment trust and was organized May 23, 2001. It was established under New York Law for the purpose of issuing and funding flexible premium variable universal life insurance policies.

The Company provides mortality and expense guarantees to VA-1 and VLI-1, for which it is compensated. The Company also guarantees that expense charges to VLI-1 participants will never rise above the maximum amount stipulated in the contract.

Although the Company owns the assets of the separate accounts, and the obligations under the contracts are obligations of the Company, the separate account’s income, investment gains, and investment losses are credited to or charged against the assets of the separate account without regard to the Company’s other income, gains or losses. Under New York law, the separate account cannot be charged with liabilities incurred by any other than the Company’s separate account or other business activity the Company may undertake.

Information regarding separate accounts of the Company for the years ended December 31, is as follows (in thousands):

	Non-guaranteed Separate Accounts
	2007	2006	2005
Premiums and considerations	$131,071	$144,088	$77,109
Reserves:
For accounts with assets at:
Fair value	694,225	562,814	419,983
Amortized cost	—	—	—

Total reserves	$694,225	$562,814	$419,983
By withdrawal characteristics:
At fair value	694,225	562,814	419,983

Total reserves	$694,225	$562,814	$419,983

The following is a reconciliation of transfers to or (from) the Company to the Separate Accounts (in thousands):

	2007	2006	2005
Transfers as reported in the Summary of Operations of the Separate Accounts Statement:
Transfers to Separate Accounts	$321,631	$233,215	$226,183
Transfers from Separate Accounts	(223,816)	(167,646)	(183,271)

Net transfers to or (from) Separate Accounts	$97,815	$65,569	$42,912

Reconciling Adjustments:
Fund transfer exchange gain/(loss)	$(345)	$640	$562

Transfers as reported in the Summary of Operations of the Life, Accident & Health Annual Statement	$97,470	$66,209	$43,474

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 12 – Related Party Transactions

The majority of services for the operation of the Company are provided, at cost, by TIAA under a Service Agreement. Expense reimbursement payments under the Service Agreement are made quarterly by TIAA-CREF Life to TIAA based on TIAA’s costs for providing such services. The Company also reimburses TIAA on a quarterly basis for certain investment management services, at cost, according to the terms of an Investment Management Agreement.

The Company has a financial support agreement with TIAA. Under this agreement, TIAA will provide support so that TIAA-CREF Life will have the greater of (a) capital and surplus of $250 million, (b) the amount of capital and surplus necessary to maintain the Company’s capital and surplus at a level not less than 150% of the NAIC Risk Based Capital model or (c) such other amount as necessary to maintain TIAA-CREF Life’s financial strength rating at least the same as TIAA’s rating at all times. This agreement is not an evidence of indebtedness or an obligation or liability of TIAA and does not provide any creditor of TIAA-CREF Life with recourse to TIAA. The total capital stock owned by and net paid-in-capital received from TIAA is $290 million.

The Company maintains a $100 million unsecured 364-day revolving line of credit with TIAA. As of December 31, 2007, $30 million of this facility was maintained on a committed basis for which the Company paid a commitment fee of 3 basis points on the undrawn committed amount. During 2007, there were 59 draw downs totaling $76 million which were repaid by December 31, 2007. As of December 31, 2007 outstanding principal plus accrued interest was $ 0.

The Company provides all administrative services for VA-1 and VLI-1 in connection with the operations of its separate accounts. Teachers Personal Investor Services, a wholly-owned subsidiary of TIAA-CREF Enterprises, Inc. (“Enterprises”) distributes contracts for VA-1 and VLI-1.

Services for funding agreements used to fund certain qualified state tuition programs for which TIAA-CREF Tuition Financing, Inc. (“TFI”), a wholly-owned subsidiary of Enterprises, is the program manager, are provided to TIAA-CREF Life by TFI pursuant to a Service Agreement between the Company and TFI.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 13 – Federal Income Taxes

Beginning January 1, 1998, the Company began filing a consolidated federal income tax return with its parent and its affiliates. The consolidated group has entered into a tax-sharing agreement that follows the current reimbursement method, whereby members of the group will generally be reimbursed for their losses on a pro-rata basis by other members of the group to the extent that they have taxable income, subject to the limitations imposed under the Internal Revenue Code (“Code”). Amounts due from TIAA for federal income taxes were $755 thousand and $3,865 thousand at December 31, 2007 and 2006, respectively. Amounts payable to TIAA for capital gains tax were $ 0 at December 31, for both year 2007 and 2006, respectively. The affiliates that file a consolidated federal income tax return with TC Life and its parent TIAA are as follows:

TIAA-CREF Enterprises, Inc.	Teachers Pennsylvania Realty, Inc.
Dan Properties, Inc.	Teachers Personal Investors Services, Inc.
JV Georgia One, Inc.	T-Investment Properties, Inc.
Teachers Michigan Properties, Inc.	T-Land Corp.
JV Minnesota One, Inc.	WRC Properties, Inc.
JWL Properties, Inc.	TIAA-CREF Tuition Financing, Inc.
Liberty Place Retail, Inc.	TIAA-CREF Trust Company, FSB
MOA Enterprises, Inc.	MOA Investors I, Inc.
ND Properties, Inc.	730 Texas Forest Holdings, Inc.
Savannah Teachers Properties, Inc.	TIAA Global Markets, Inc.
TCT Holdings, Inc.	T-C Sports Co., Inc.
Teachers Advisors, Inc.	TIAA Board of Overseers
Teachers Boca Properties, Inc.	TIAA Realty, Inc.
TIAA Park Evanston, Inc.

The components of the Company’s net deferred tax asset were as follows (in thousands):

	2007	2006	Change
Gross deferred tax assets	$12,815	$11,849	$966
Gross deferred tax liabilities	—	(725)	725
Deferred tax assets, non-admitted	(10,309)	(9,095)	(1,214)

Net deferred tax asset, admitted	$2,506	$2,029	$477

The Company’s gross deferred tax assets are primarily attributable to differences in required reserves and the capitalization of deferred acquisition costs required by the Code. The Company’s gross deferred tax liability is attributable to deferred market discount on bonds.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 13 – Federal Income Taxes – (concluded)

The Company is subject to the domestic federal statutory income tax rate of 35%. The Company’s effective federal income tax rate for 2007 and 2006 differs from tax at the statutory income tax rate, as illustrated below (in thousands):

	2007	2006	2005
Net gain from operations after dividends	$24,597	$24,336	$33,912
Statutory rate	35%	35%	35%

Tax at statutory rate	$8,609	$8,518	$11,869
Deferred acquisition costs less amortization	(534)	(729)	(604)
Amortization of interest maintenance reserve	55	(423)	(780)
Net increase in reserves	379	50	304
True-up of prior year’s tax	(373)	(137)	(482)
Bad debts from mortgages	(1,050)	(114)	—
Prior year adjustment	—	—	2,316
Market discount adjustments	(340)	(571)	(291)
Separate account net income	(298)	(246)	(255)
Prepayment penalty	(305)	(102)	(569)
Other adjustments	30	—	(2)

Federal income tax expense	$6,173	$6,246	$11,506

Effective tax rate	25%	26%	34%

As of December 31, 2007, 2006 and 2005, the Company had no net operating loss carryforwards for tax purposes.

The Company incurred federal taxes in the current or preceding years that are available for recoupment in the event of future net losses, are as follows (in thousands):

Year Incurred	Tax Incurred
2005	$11,851
2006	$6,010
2007	$6,545

Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 establishes a minimum threshold for financial statement recognition of the benefits of positions taken in tax returns, and requires certain expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, and is to be applied to all open years as of the effective date. Management has evaluated the Company’s tax position under the principles of FIN 48, and does not have to record any uncertain tax benefits as of December 31, 2007 and as of December 31, 2006.

Note 14 – Pension Plan and Postretirement Benefits

The Company has no employees. The Company’s parent, TIAA allocates employee benefit expenses based on salaries attributable to the Company. The Company’s share of net expense for the qualified defined contribution plan was approximately $1,679 thousand, $2,054 thousand and $1,968 thousand for 2007, 2006 and 2005, respectively and for Other Postretirement Benefit plans was $217 thousand, $327 thousand and $287 thousand for 2007, 2006 and 2005, respectively.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 15 – Policy and Contract Reserves

Policy and contract reserves are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial formulae. The reserves are based on assumptions for interest, mortality and other risks insured and establish a sufficient provision for all benefits guaranteed under policy and contract provisions.

Personal Annuity Select (“PAS”), a deferred annuity, and Funding Agreements (“FA”) represent 94% of the total reserves in the Company. The general account reserves for these products are equal to the account balance plus the present value, at the maximum statutory valuation rate on an issue year basis, of excess interest guaranteed beyond the valuation date. In addition, a reserve is maintained in the general account for the PAS’s and the Lifetime Variable Select’s (“LVS”) Guaranteed Minimum Death Benefit (“GMDB”) provisions. The reserve for the GMDB is calculated on a seriatim basis in accordance with Actuarial Guideline 34, Variable Annuity Minimum Guaranteed Death Benefit Reserves and New York State Regulation 151 and was approximately $771 thousand and $715 thousand at December 31, 2007 and 2006 respectively.

For the product, Lifetime Fixed V, base reserves are calculated in accordance with the Commissioners Annuity Reserve Valuation Method “CARVM” as the greatest present values, at the date of valuation, of all future benefits provided for by the contract on any day of each respective contract year. Reserves are based on the Annuity 2000 Table and interest rates on an issue year basis, varying by benefit type.

For deferred annuities in the pay out stage, Single Premium Immediate Annuities (“SPIA”) and supplementary contracts, the path of future guaranteed benefits with the highest present value is used to set policy reserves. For most fixed period annuity contracts (except for certain issues prior to 2002), this present value is calculated using the maximum statutory valuation interest rate for SPIA. Life annuity contracts are valued based on the Annuity 2000 table, and the maximum valuation interest rates on an issue year basis.

Withdrawal characteristics of annuity actuarial reserves and deposit-type contracts at December 31, are as follows (in thousands):

	2007		2006
	Amount	Percent	Amount	Percent
Subject to discretionary withdrawal:
At book value without adjustment	$1,933,003	72.6%	$2,138,494	77.9%
At book value less current surrender charge of 5% or more	1,133	0.0%	2,374	0.1%
At fair value	676,409	25.5%	555,776	20.2%
Not subject to discretionary withdrawal	50,913	1.9%	49,659	1.8%

Total (gross)	2,661,458	100.0%	2,746,303	100.0%

Reinsurance ceded	—		—

Total (net)	$2,661,458		$2,746,303

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 15 – Policy and Contract Reserves – (concluded)

Annuity reserves and deposit-type contract funds for the year ended December 31, are as follows (in thousands):

	2007	2006
General Account:
Total annuities (excluding supplementary contracts with life)	$1,140,701	$1,272,662
Supplementary contracts with life contingencies	694	709
Miscellaneous reserves, GMDB	771	715
Deposit-type contracts	842,883	916,441

Subtotal	1,985,049	2,190,527
Separate Accounts:
Annuities	676,409	555,776

Total	$2,661,458	$2,746,303

For Ordinary Life Insurance (including term plans, Universal Life and Variable Universal Life), reserves for all policies are calculated in accordance with New York State Insurance Regulation 147 using the 1980 CSO Table or 2001 CSO Table and interest rates of 4.5% and 4.0%. Term conversion reserves are based on TIAA-CREF Life term conversion mortality experience and interest at 4.5% or 4.0%.

Liabilities for incurred but not reported life insurance claims and disability waiver of premium claims are based on historical experience and are set equal to a percentage of paid claims. Reserves for amounts not yet due for incurred but not reported disability waiver of premium claims are a percentage of the total Active Lives Disability Waiver of Premium Reserve.

The Company waives deduction of deferred fractional premiums upon death of the insured and returns any portion of the final premium beyond the date of death. The Company had no policies where the surrender values were in excess of the legally computed reserves at December 31, 2007 and December 31, 2006, respectively. As of December 31, 2007 and 2006, the Company had $2,654,347 thousand and $2,168,127 thousand of insurance in force for which the gross premiums were less than the net premiums according to the standard of valuation set by the State of New York. Reserves to cover the above insurance totaled $9,839 thousand and $10,170 thousand at December 31, 2007 and 2006, respectively.

For retained assets, an accumulation account issued from the proceeds of annuity and life insurance policies, reserves are held equal to the current account balances.

The Tabular Interest has been determined by formula as prescribed by the NAIC. The Tabular Less Actual Reserve Released has been determined by formula as prescribed by the NAIC. The Tabular Cost has been determined by formula as described in the instructions prescribed by the NAIC. For Immediate Annuities not involving life contingencies and Supplementary Contracts not involving life contingencies, for each valuation rate of interest, the tabular interest has been calculated as the product of the valuation rate times the mean liability for the year. For all other funds not involving life contingencies, tabular interest has been calculated as the total interest credited to such funds.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 16 – Reinsurance

In 2004, TIAA and TIAA-CREF Life entered into a series of agreements with Metropolitan Life Insurance Company (“MetLife”) including an administrative agreement for MetLife to service the long-term care business of TIAA and TIAA-CREF Life, an indemnity reinsurance agreement where TIAA and TIAA-CREF Life ceded to MetLife 100% of the long-term care liability and an assumption reinsurance agreement where, after appropriate filings in each jurisdiction, MetLife has begun the process of offering the TIAA and TIAA-CREF Life policyholders the option of transferring the liability for policies from TIAA and TIAA-CREF Life to MetLife. At December 31, 2007, there were still premiums in force of $11,309 thousands.

In addition to the MetLife agreements, the Company enters into reinsurance agreements in the normal course of its insurance business to reduce overall risk. The Company remains liable for reinsurance ceded if the reinsurer fails to meet its obligation on the business assumed. All reinsurance is placed with unaffiliated reinsurers. The regulatory required liability for reserves ceded to unauthorized reinsurers is secured by letters of credit. The Company does not have reinsurance agreements in effect under which the reinsurer may unilaterally cancel the agreement. Amounts shown in the financial statements are reported net of the impact of reinsurance. The major lines in the accompanying financial statements that were reduced by the effect of these reinsurance agreements include (in thousands):

	2007	2006	2005
Premiums	$44,915	$37,817	$30,621
Increase in policy and contract reserves	$18,889	$66,915	$52,446
Policy and contract reserves	$214,682	$195,794	$128,878

Note 17 – Capital and Surplus and Shareholders’ Dividends Restrictions

The portion of contingency reserves represented or reduced by each item below as of December 31, are as follows (in thousands):

	2007	2006
Net unrealized capital (losses)	$(566)	$(299)
Asset valuation reserve	$5,453	$(1,205)
Deferred federal income tax	$1,692	$(139)
Non-admitted asset value	$(25,114)	$259

Capital: The Company has 2,500 shares of common stock authorized, issued and outstanding. All shares are Class A. The Company has no preferred stock outstanding.

Dividend Restrictions: Under the New York Insurance Law, the Company is permitted without prior insurance regulatory clearance to pay a stockholder dividend as long as the aggregated amount of all such dividends in any calendar year does not exceed the lesser of (i) 10% of its surplus to policyholders as of the immediately preceding calendar year and (ii) its net gain from operations for the immediately preceding calendar year (excluding realized investment gains). The Company generally has not paid dividends to its shareholder and has no plans to do so in the current year.

Note 18 – Contingencies

It is the opinion of management that any liabilities which might arise from litigation, state guaranty fund assessments, and other matters, over and above amounts already provided for in the financial statements, are not considered material in relation to the Company’s financial position or the results of its operations.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 19 – March 31, 2008 Data (Unaudited)

The following information presented as of or for the three month period ended March 31, 2008, should be read in conjunction with the previous disclosures included herein.

The amortized cost and estimated fair values, and the unrealized gains and losses of long-term bonds and preferred stocks at March 31, 2008 are shown below (in thousands):

		Gross Unrealized		Estimated Fair Value
	Cost**	Gains	Losses
March 31, 2008
U.S. Government	$12,493	$2,379	$—	$14,872
All Other Governments	4,997	36	—	5,033
Special Revenue & Special Assessment, Non-guaranteed Agencies & Government	213,285	5,911	(209)	218,987
Public Utilities	178,498	2,751	(1,730)	179,519
Industrial & Miscellaneous	1,763,033	31,082	(49,392)	1,744,723

Total Bonds	2,172,306	42,159	(51,331)	2,163,134
Preferred Stocks	62,832	87	(4,720)	58,199

Total Bonds and Preferred Stocks	$2,235,138	$42,246	$(56,051)	$2,221,333

** Amortized cost for bonds and original cost for preferred stocks net of cumulative recorded other-than-temporary impairments.

Unrealized Losses on Bonds and Preferred Stocks: The gross unrealized losses and estimated fair values for securities, by the length of time that individual securities had been in a continuous unrealized loss position for the three month period ended March 31, 2008, are shown in the table below (in thousands):

		Gross Unrealized Loss	Estimated Fair Value
March 31, 2008	Cost**
Less than twelve months:
Bonds	$449,341	$(24,911)	$424,430
Preferred Stocks	27,792	(1,119)	26,673

Total less than twelve months	$477,133	$(26,030)	$451,103

More than twelve months:
Bonds	$307,638	$(26,420)	$281,218
Preferred Stocks	32,753	(3,601)	29,152

Total twelve months or more	340,391	(30,021)	310,370

Total – All bonds and preferred stocks	$817,524	$(56,051)	$761,473

** Amortized cost for bonds and original cost for preferred stocks net of cumulative recorded other-than-temporary impairments.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 19 – March 31, 2008 Data (Unaudited) – (continued)

For the three month period ended March 31, 2008, the categories of securities where the estimated fair value declined and remained below cost for twelve months or greater were concentrated in commercial mortgage-backed securities (34%), finance (27%), asset-backed securities (10%), mortgage-backed securities (8%), manufacturing (5%), and public utilities (4%). The preceding percentages were calculated as a percentage of the gross unrealized loss. The Company holds 11 securities where the gross unrealized loss was greater than $1 million at March 31, 2008.

Net Investment Income: The components of net investment income for the three month period ended March 31, 2008 were as follows (in thousands):

March 31, 2008
Bonds	$28,508
Stocks	1,416
Mortgages	1,073
Cash, cash equivalents and short-term investments	752
Other long-term investments	(54)

Total gross investment income	$31,695
Less investment expenses	(796)

Net investment income before amortization of net IMR gains	30,899
Amortization of net IMR gains	(514)

Net investment income	$30,385

Realized Capital Gains and Losses: The net realized capital gains (losses) on sales and redemptions of investments for the three month period ended March 31, 2008 were as follows (in thousands):

March 31, 2008
Bonds	$(9,133)
Stocks	(662)
Mortgages	—
Other long term investment	(547)
Cash, cash equivalent and short-term investments	4

Total before capital gains taxes and transfers to the IMR	(10,338)
Transfers to the IMR	34
Capital gains tax	—

Net realized capital losses less capital gains taxes, after transfers to the IMR	$(10,304)

Write-downs resulting from impairments that are considered to be other-than-temporary, reflected in the preceding table as realized capital losses, were approximately $9,673 thousand for bonds, $662 thousand for preferred stock and $0 for mortgages for the three month period ended March 31, 2008.

Unrealized Capital Gains and Losses: For the three month period ended March 31, 2008, the net change of unrealized capital gains/(losses) in investments, resulting in a net increase in valuation of investments was approximately $647 thousand.

TIAA-CREF LIFE INSURANCE COMPANY

NOTES TO STATUTORY - BASIS FINANCIAL STATEMENTS – (continued)

Note 19 – March 31, 2008 Data (Unaudited) – (continued)

Estimated Fair Values: The estimated fair value amounts of financial instruments presented in the following table were determined by the Company using market information available as of March 31, 2008 and appropriate valuation methodologies.

	Carrying Value	Estimated Fair Value
March 31, 2008	(in thousands)
Assets
Bonds	2,172,224	2,163,134
Preferred Stocks	62,820	58,199
Mortgages	86,731	89,916
Cash, cash equivalents and short-term investments	65,015	65,015
Separate account assets	632,162	632,162
Separate account seed money investments	1,263	1,263
Liabilities
Liability for deposit-type contracts	808,525	808,525
Derivative financial instruments	2,631	2,631
Separate account liabilities	632,162	632,162

The aggregate carrying values and estimated fair values of publicly traded and privately placed bonds at March 31, 2008 were as follows (in thousands):

	March 31, 2008
	Carrying Value	Estimated Fair Value
Publicly traded bonds	$1,672,262	$1,664,841
Privately placed bonds	499,962	498,293

Total	$2,172,224	$2,163,134

Derivative Financial Instruments: The following table summarizes the Company’s derivative instruments outstanding as of March 31, 2008.

		March 31, 2008
		(in thousands)
		Notional	Carrying Value	Estimated FV
Foreign currency swap contracts	Assets	—	—	—
	Liabilities	5,040	(2,508)	(2,508)

	Subtotal	5,040	(2,508)	(2,508)

Interest rate swap contracts	Assets	—	—	—
	Liabilities	4,000	(123)	(123)

	Subtotal	4,000	(123)	(123)

Total Derivatives	Assets	—	—	—
	Liabilities	9,040	(2,631)	(2,631)

	Total	9,040	(2,631)	(2,631)

STATUTORY - BASIS FINANCIAL STATEMENTS

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

REPORT OF MANAGEMENT RESPONSIBILITY

April 1, 2008

To the Policyholders of Teachers Insurance and Annuity Association of America:

The accompanying statutory-basis financial statements of Teachers Insurance and Annuity Association of America (“TIAA”) are the responsibility of management. They have been prepared on the basis of statutory accounting principles, a comprehensive basis of accounting comprised of accounting principles prescribed or permitted by the New York State Insurance Department. The financial statements of TIAA have been presented fairly and objectively in accordance with such statutory accounting principles.

TIAA has established and maintains an effective system of internal controls over financial reporting designed to provide reasonable assurance that assets are properly safeguarded, that transactions are properly executed in accordance with management’s authorization, and to carry out the ongoing responsibilities of management for reliable financial statements. In addition, TIAA’s internal audit personnel provide regular reviews and assessments of the internal controls and operations of TIAA, and the Senior Vice President of Internal Audit regularly reports to the Audit Committee of the TIAA Board of Trustees.

The independent auditors of PricewaterhouseCoopers LLP has audited the accompanying statutory-basis financial statements of TIAA for the years ended December 31, 2007, 2006 and 2005. To maintain auditor independence and avoid even the appearance of a conflict of interest, it continues to be TIAA’s policy that any management advisory or consulting services, which is not in accordance with TIAA’s specific auditor independence policies designed to avoid such conflicts, be obtained from a firm other than the independent auditor. The independent auditors’ report expresses an opinion on the fairness of presentation of these statutory-basis financial statements.

The Audit Committee of the TIAA Board of Trustees, comprised entirely of independent, non-management trustees, meets regularly with management, representatives of the independent auditor and internal audit personnel to review matters relating to financial reporting, internal controls and auditing. In addition to the annual independent audit of the TIAA statutory-basis financial statements, the New York State Insurance Department and other state insurance departments regularly examine the operations and financial statements of TIAA as part of their periodic corporate examinations.

/s/ Herbert M. Allison, Jr.
Herbert M. Allison, Jr. Chairman, President and
Chief Executive Officer

/s/ Georganne C. Proctor
Georganne C. Proctor Executive Vice President and
Chief Financial Officer

REPORT OF THE AUDIT COMMITTEE

To the Policyholders of

Teachers Insurance and Annuity Association of America:

The Audit Committee (“Committee”) oversees the financial reporting process of Teachers Insurance and Annuity Association of America (“TIAA”) on behalf of TIAA’s Board of Trustees. The Committee is a standing committee of the Board of Trustees and operates in accordance with a formal written charter (copies are available upon request) that describes the Committee’s responsibilities.

Management has the primary responsibility for TIAA’s financial statements, the development and maintenance of an effective system of internal controls over financial reporting, operations, and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Committee reviewed and approved the audit plans of the internal audit group and the independent auditors in connection with their respective audits. The Committee also meets regularly with the internal and independent auditors, both with and without management present, to discuss the results of their examinations, their evaluation of internal controls, and the overall quality of financial reporting. The Committee has direct responsibility for the appointment, compensation and oversight of the external financial accounting firm. As required by its charter, the Committee will evaluate rotation of the external financial accounting firm whenever circumstances warrant, but in no event will the evaluation be later than the tenth year of service.

The Committee reviewed and discussed the accompanying audited statutory-basis financial statements with management, including a discussion of the quality and appropriateness of the accounting principles and financial reporting practices followed, the reasonableness of significant judgments, and the clarity of disclosures in the statutory-basis financial statements. The Committee has also discussed the audited statutory-basis financial statements with PricewaterhouseCoopers LLP, the independent auditors who are responsible for expressing an opinion on these financial statements based on their audits.

The discussion with PricewaterhouseCoopers LLP focused on the effectiveness of TIAA’s internal control over financial reporting, significant accounting policies and practices and significant judgments made by management. In addition, the Committee discussed with PricewaterhouseCoopers LLP the auditors’ independence from management, and the Board has received a written disclosure regarding such independence, as required by the Public Company Accounting Oversight Board.

Based on the review and discussions referred to above, the Committee has approved the release of the accompanying audited statutory-basis financial statements for publication and filing with appropriate regulatory authorities.

Rosalie J. Wolf, Audit Committee Chair

Glenn A. Britt, Audit Committee Member

Donald K. Peterson, Audit Committee Member

David L. Shedlarz, Audit Committee Member

April 16, 2008

REPORT OF INDEPENDENT AUDITORS

To the Board of Trustees of

Teachers Insurance and Annuity Association of America:

We have audited the accompanying statutory statements of admitted assets, liabilities and capital and contingency reserves of Teachers Insurance and Annuity Association of America (the “Company”) as of December 31, 2007 and 2006, and the related statutory statements of operations, changes in capital and contingency reserves, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of New York, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2007 and 2006, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2007.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and capital and contingency reserves of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, on the basis of accounting described in Note 2.

As discussed in Note 2 to the financial statements, on January 1, 2007, the Company adopted Statement of Statutory Accounting Principles No. 97, Investments in Subsidiary, Controlled, and Affiliated Entities, A Replacement of SSAP No. 88.

/s/	PricewaterhouseCoopers LLP

New York, NY

April 1, 2008

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

STATUTORY-BASIS STATEMENTS OF ADMITTED ASSETS,

LIABILITIES AND CAPITAL AND CONTINGENCY RESERVES

	December 31,
	2007	2006
	(in millions)
ADMITTED ASSETS
Bonds	$131,859	$121,775
Mortgages	20,443	23,756
Real estate	1,672	1,455
Preferred stocks	4,375	4,554
Common stocks	4,190	4,050
Other long-term investments	10,293	7,372
Cash, cash equivalents and short-term investments	1,603	2,464
Investment income due and accrued	1,519	1,480
Separate account assets	19,021	15,384
Net deferred federal income tax asset	1,076	964
Other assets	358	390

Total admitted assets	$196,409	$183,644

LIABILITIES, CAPITAL AND CONTINGENCY RESERVES
Liabilities
Reserves for life and health insurance, annuities and deposit-type contracts	$147,622	$142,733
Dividends due to policyholders	2,419	2,229
Federal income taxes	1,207	682
Asset valuation reserve	4,436	3,738
Interest maintenance reserve	603	682
Separate account liabilities	19,021	15,384
Commercial paper	952	—
Other liabilities	2,304	1,846

Total liabilities	178,564	167,294

Capital and Contingency Reserves
Capital (2,500 shares of $1,000 par value common stock issued and outstanding and $550,000 paid-in capital)	3	3
Contingency Reserves:
For investment losses, annuity and insurance mortality, and other risks	17,842	16,347

Total capital and contingency reserves	17,845	16,350

Total liabilities, capital and contingency reserves	$196,409	$183,644

See notes to statutory-basis financial statements

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

STATUTORY-BASIS STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2007	2006	2005
	(in millions)
REVENUES
Insurance and annuity premiums and other considerations	$10,420	$11,154	$10,863
Annuity dividend additions	2,495	2,089	2,065
Net investment income	10,828	10,313	9,985

Total revenues	$23,743	$23,556	$22,913

BENEFITS AND EXPENSES
Policy and contract benefits	$10,133	$9,812	$7,962
Dividends to policyholders	4,578	3,986	3,860
Increase in policy and contract reserves	4,820	4,949	6,243
Net operating expenses	730	581	458
Net transfers to separate accounts	1,511	1,903	2,072
Net, other	39	71	117

Total benefits and expenses	$21,811	$21,302	$20,712

Income before federal income taxes and net realized capital gains (losses)	$1,932	$2,254	$2,201
Federal income tax expense (benefit)	348	(594)	526
Net realized capital gains (losses) less capital gains taxes, after transfers to interest maintenance reserve	(137)	608	297

Net income	$1,447	$3,456	$1,972

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

STATUTORY-BASIS STATEMENTS OF CHANGES IN CAPITAL AND

CONTINGENCY RESERVES

	For the Years Ended December 31,
	2007	2006	2005
	(in millions)
CHANGES IN CAPITAL AND CONTINGENCY RESERVES
Net income	$1,447	$3,456	$1,972
Net unrealized capital gains on investments	865	398	497
Change in the asset valuation reserve	(698)	(689)	(305)
Change in net deferred federal income tax asset	57	(1,154)	110
Change in non-admitted assets:
Net deferred federal income tax asset	55	1,155	(171)
Other invested assets	(199)	(20)	(26)
Other	(36)	14	(81)
Cumulative effect of change in accounting principle	—	—	55
Change in contingency reserves as a result of reinsurance	—	(13)	(17)
Other, net	4	11	(19)

NET CHANGE IN CAPITAL AND CONTINGENCY RESERVES	1,495	3,158	2,015
CAPITAL AND CONTINGENCY RESERVES AT BEGINNING OF YEAR	16,350	13,192	11,177

CAPITAL AND CONTINGENCY RESERVES AT END OF YEAR	$17,845	$16,350	$13,192

See notes to statutory-basis financial statements

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

STATUTORY-BASIS STATEMENTS OF CASH FLOW

	For the Years Ended December 31,
	2007	2006	2005
	(in millions)
CASH FROM OPERATIONS
Insurance and annuity premiums and other considerations	$10,420	$11,153	$10,860
Miscellaneous income	159	106	72
Net investment income	10,789	10,296	9,932

Total Receipts	21,368	21,555	20,864
Policy and contract benefits	10,100	9,788	7,954
Dividends paid to policyholders	1,892	1,849	1,830
Operating expenses	747	674	591
Federal income tax benefit	(10)	(62)	(15)
Net transfers to separate accounts	1,505	1,904	2,068

Total Disbursements	14,234	14,153	12,428

Net cash from operations	7,134	7,402	8,436

CASH FROM INVESTMENTS
Proceeds from long-term investments sold, matured, or repaid:
Bonds	11,663	17,210	17,386
Stocks	3,326	2,269	1,307
Mortgages and real estate	5,556	4,388	4,840
Other invested assets	2,576	2,105	2,049
Miscellaneous proceeds	4	7	(69)
Cost of investments acquired:
Bonds	21,599	20,425	24,832
Stocks	3,120	1,582	1,276
Mortgages and real estate	2,412	3,612	4,544
Other invested assets	4,846	2,409	2,460
Miscellaneous applications	174	173	72

Net cash from investments	(9,026)	(2,222)	(7,671)

CASH FROM FINANCING AND OTHER
Net deposits on deposit-type contracts funds	12	(3)	(9)
Net collateral for security lending disbursements	—	(3,460)	(84)
Net commercial paper issued	952	—	—
Other cash provided (applied)	67	(77)	(295)

Net cash from financing and other	1,031	(3,540)	(388)

NET CHANGE IN CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	(861)	1,640	377
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS, BEGINNING OF YEAR	2,464	824	447

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS, END OF YEAR	$1,603	$2,464	$824

See notes to statutory-basis financial statements

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS

Note 1 – Organization

Teachers Insurance and Annuity Association of America (“TIAA” or the “Company”) was established as a legal reserve life insurance company under the insurance laws of the State of New York in 1918. Its primary purpose is to aid and strengthen nonprofit educational and research organizations, governmental entities and other nonprofit institutions by providing retirement and insurance benefits for their employees and their families and by counseling these organizations and their employees on benefit plans and other measures of economic security.

Note 2 – Significant Accounting Policies

Basis of Presentation:

The accompanying financial statements have been prepared on the basis of statutory accounting principles prescribed or permitted by the New York State Insurance Department (the “Department”), a comprehensive basis of accounting that differs from accounting principles generally accepted in the United States (“GAAP”). The Department requires insurance companies domiciled in the State of New York to prepare their statutory-basis financial statements in accordance with the National Association of Insurance Commissioners’ (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”), subject to any deviation prescribed or permitted by the Department (“NY SAP”).

The table below provides a reconciliation of the Company’s net income and contingency reserves between NAIC SAP and the NY SAP annual statement filed with the Department. The primary differences arise because the Company maintains more conservative reserves, as prescribed or permitted by NY SAP, under which annuity reserves are generally discounted on the basis of contractually guaranteed interest rates and mortality tables (in millions).

	2007	2006	2005
Net Income, NY SAP	$1,429	$2,334	$2,001
NY SAP Prescribed or Permitted Practices:
Additional Reserves for:
Term Conversions	—	1	—
Deferred and Payout Annuities issued after 2000	490	374	395

Net Income, NAIC SAP	$1,919	$2,709	$2,396

Contingency Reserves, NY SAP	$17,824	$15,279	$13,220
NY SAP Prescribed or Permitted Practices:
Goodwill Limitation	28	34	—
Additional Reserves for:
Term Conversions	9	9	8
Deferred and Payout Annuities issued after 2000	3,385	2,895	2,521

Contingency Reserves, NAIC SAP	$21,246	$18,217	$15,749

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 2 – Significant Accounting Policies – (continued)

Reconciliations of Net Income and Contingency Reserves: Subsequent to the filing of its NY SAP financial statements, the Company made the following adjustments to the Statutory-Basis financial statements. Reconciliations of TIAA’s net income and contingency reserves between the NY SAP as originally filed and these audited financial statements are shown below (in millions):

	2007		2006
	Net Income	Capital and Contingency Reserves	Net Income	Capital and Contingency Reserves
NY SAP—as filed with Department	$1,429	$17,827	$2,334	$15,282
Adjustment to Current Federal Income Taxes	18	18	1,122	1,122
Change to Deferred Income Taxes	—	—	—	(1,117)
Change in Non-Admitted Deferred Income Taxes	—	—	—	1,063

Audited Financial Statement	$1,447	$17,845	$3,456	$16,350

Application of Accounting Pronouncements: Beginning January 1, 2005, the Company implemented SSAP No. 88, Investments in Subsidiary, Controlled, and Affiliated Entities, A Replacement of SSAP No. 46. As a result of this guidance, the Company started recording its equity investment in its investment subsidiaries based on audited GAAP equity. Previous statutory accounting guidance required the insurer to make statutory adjustments to convert GAAP equity to a statutory equity basis. As a consequence of this change, prepaid expenses and leasing commissions recorded as assets under GAAP, for investment subsidiaries that contain real estate, were admitted and included on the balance sheets. The initial application of this standard resulted in a $55 million increase in the carrying value of the investment subsidiaries and to the Company’s net admitted assets and aggregate write-ins for special surplus funds at January 1, 2005.

For reporting periods ending on or after December 31, 2007, SSAP No. 97, Investment in Subsidiary, Controlled, and Affiliated Entities, A Replacement of SSAP No. 88, was implemented. The statement establishes statutory accounting principles for investments in subsidiaries, controlled and affiliated entities. SSAP 97 clarified the bases that a company could use to value its equity investment in its investment subsidiaries. The initial application of this statement resulted in a $249.5 million increase in non-admitted assets.

For reporting periods ending December 31, 2007 and thereafter, SSAP No. 96, Settlement Requirements for Intercompany Transactions, An Amendment to SSAP No. 25, became effective. This statement established a statutory aging threshold for admission of loans and advances to related parties outstanding as of the reporting date. The statement requires transactions between related parties to be in the form of a written agreement and must provide for timely settlement of amounts owed, with a specific due date. This change resulted in a $30.5 million increase in non-admitted assets.

For reporting periods beginning after January 1, 2007, SSAP No. 95, Exchanges of Nonmonetary Assets, A Replacement of SSAP No. 28—Nonmonetary Transactions, was implemented. This statement established statutory accounting principles for certain types of nonmonetary transactions.

Accounting Principles Generally Accepted in the United States: The Financial Accounting Standards Board (“FASB”) dictates the requirements for financial statements that are prepared in conformity with GAAP with the applicable authoritative accounting pronouncements. As a result, the Company cannot refer to financial statements prepared in accordance with NAIC SAP and NY SAP as having been prepared in

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 2 – Significant Accounting Policies – (continued)

accordance with GAAP. The differences between GAAP and NAIC SAP would have a material effect on the Company’s financial statements and the primary differences can be summarized as follows:

Under GAAP:

•	The asset valuation reserve (“AVR”) is eliminated as a reserve and the credit-related realized gains and losses are reported in the statement of income on a pretax basis as incurred;

•

The interest maintenance reserve (“IMR”) is eliminated and the realized gains and losses resulting from changes in interest rates are reported as a component of net income rather than being accumulated in and subsequently amortized into income over the remaining life of the investment sold;

•	Dividends on insurance policies and annuity contracts are accrued as the related earnings emerge from operations rather than being accrued in the year when they are declared;

•	Certain assets designated as “non-admitted assets” are included in the GAAP balance sheet rather than excluded from assets in the statutory balance sheet;

•

Policy acquisition costs are deferred and amortized over the lives of the policies issued rather than being charged to operations as incurred. Policy and contract reserves are based on estimates of expected mortality, morbidity, persistency and interest rather than being based on statutory mortality, morbidity and interest requirements;

•

Investments in wholly-owned subsidiaries, other entities under the control of the parent, and certain variable interest entities are consolidated in the parent’s financial statements rather than being carried at the parent’s share of the underlying audited GAAP equity or statutory surplus of a domestic insurance subsidiary;

•	Investments in bonds considered to be “available for sale” are carried at fair value rather than amortized cost;

•

State taxes are included in the computation of deferred taxes. A deferred tax asset is recorded for the amount of gross deferred tax assets expected to be realized in future years, and a valuation allowance is established for deferred tax assets not realizable, rather than not being included in the deferred income tax asset;

•	For purposes of calculating the defined benefit and the post-retirement benefit obligations, active participants not currently vested would also be included in determining the liability;

•	Annuities that do not incorporate significant insurance risk are classified as investment contracts and are not accounted for as insurance contracts;

•	Derivatives are generally valued at fair value rather than being accounted for in a manner consistent with the hedged item, even when the derivatives qualify for hedge accounting;

•	Loan-backed and structured securities that are determined to have an other-than-temporary impairment are written down to fair value and not to the sum of undiscounted estimated future cash flows;

•

Certain reinsurance transactions are accounted for as financing transactions under GAAP and as reinsurance for statutory purposes, and assets and liabilities are reported gross of reinsurance for GAAP and net of reinsurance for statutory purposes.

The effects of these differences, while not determined, are presumed to be material.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 2 – Significant Accounting Policies – (continued)

Accounting Policies:

The preparation of the Company’s statutory-basis financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date of the financial statements. Actual results may differ from those estimates. The following is a summary of the significant accounting policies followed by the Company:

Investments: Publicly traded securities are accounted for as of the date the investments are purchased or sold (trade date). Other investments are recorded on the settlement date. Realized capital gains and losses on investment transactions are accounted for under the specific identification method. A realized loss is recorded when an impairment is considered to be other-than-temporary. An impairment in an investment is considered to have occurred if an event or change in circumstance indicates that the carrying value of the asset may not be recoverable or the receipt of contractual payments of principal and interest may not occur when scheduled. When an impairment has been determined to have occurred, the investment is written down to fair value, except for loan-backed and structured securities which are written down to the sum of their undiscounted expected future cash flows and a realized loss is recorded. Management considers available evidence to evaluate the potential impairment of its investments.

Cash, Cash Equivalents and Short-Term Investments: Short-term investments (debt securities with maturities of one year or less at the time of acquisition) that are not impaired are stated at amortized cost using the interest method. Short-term investments impaired are stated at the lower of amortized cost or market value. Cash and cash equivalents include cash on hand, amounts due from banks, and short term highly liquid investments with original maturity of three months or less.

Bonds: Bonds not backed by loans and not impaired are stated at amortized cost using the interest method. Bonds not backed by loans that are held for sale or NAIC designation 6 and 6Z are valued at the lower of amortized cost or fair value.

Loan-Backed Securities and Structured Securities: Included within bonds are loan-backed securities. Loan-backed securities and structured securities not impaired are stated at amortized cost. The prospective approach is used in determining the carrying amount of interest-only securities, securities for which an other-than-temporary impairment has been recognized or securities whose expected future cash flows are lower than the expected cash flows estimated at the time of acquisition. The retrospective approach, which uses actual and expected future cash flows, is applied when determining the amount of all other loan-backed and structured securities. Estimated future cash flows and expected repayment periods are used in calculating amortization/accretion of premium/discount for loan-backed and structured securities. Loan-backed securities and structured securities held for sale and NAIC designation 6 and 6Z are stated at the lower of amortized cost or fair value. Prepayment assumptions for loaned backed securities and structured securities are obtained from external data services or internal estimates.

Common Stock: Unaffiliated common stocks are stated at fair value.

Preferred Stock: Preferred stocks of relatively high quality in NAIC designations 1, 2 and 3 are stated at amortized cost. Lower quality preferred stocks in NAIC designations 4, 5 and 6 are carried at the lower of amortized cost or fair value.

Mortgages: Mortgages are stated at amortized cost, net of valuation allowances, except that purchase money mortgages are stated at the lower of amortized cost or ninety percent of appraised value. Mortgages held for sale are stated at the lower of amortized cost or fair value. A mortgage is evaluated for impairment when it is

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 2 – Significant Accounting Policies – (continued)

probable that the receipt of contractual payments of principal and interest may not occur when scheduled. If the impairment is considered to be temporary, a valuation reserve is established for the excess of the carrying value of the mortgage over its estimated fair value. Changes in valuation reserves for mortgages are included in net unrealized capital gains/losses on investments. When an event occurs resulting in an impairment that is other-than-temporary, a direct write-down is recorded as a realized loss and a new cost basis is established.

Real Estate: Real estate occupied by the Company and real estate held for the production of income are carried at depreciated cost, less encumbrances. Real estate held for sale is carried at the lower of depreciated cost or fair value, less encumbrances and estimated costs to sell. The Company utilizes the straight-line method of depreciation on real estate. Depreciation is generally computed over a forty-year period. A real estate property may be considered impaired when events or circumstances indicate that the carrying value may not be recoverable. When TIAA determines that an investment in real estate is impaired, a direct write-down is made to reduce the carrying value of the property to its estimated fair value based on an external appraisal, net of encumbrances and a realized loss is recorded.

Wholly-Owned Subsidiaries: Investments in wholly-owned subsidiaries are stated at the value of their underlying net assets as follows: (1) domestic insurance subsidiaries are stated at the value of their underlying statutory net assets; (2) non-insurance subsidiaries are stated at the value of their underlying audited GAAP equity. Dividends and distributions from subsidiaries are recorded in investment income and changes in the equity of subsidiaries are recorded directly to surplus as unrealized gains or losses.

Limited Partnerships and Limited Liability Companies: Investments in limited partnerships and limited liability companies are carried at the Company’s percentage of the underlying GAAP equity of the respective entity’s audited financial statements. An unrealized loss is deemed to be other-than-temporary when there is limited ability to recover the loss. A realized loss is recorded for other-than-temporary impairments.

Contract Loans: Contract loans are stated at outstanding principal balances.

Separate Accounts: Separate Accounts are established in conformity with insurance laws and are segregated from the Company’s general account and are maintained for the benefit of separate account contract holders. The Company’s investments in the TIAA-CREF Mutual Funds (“Retail Funds”), TIAA-CREF Institutional Mutual Funds (“Institutional Funds”), and TIAA-CREF Life Funds are stated at fair value.

Seed Money Investments: Seed money investments are stated at fair value.

Securities Lending: The Company had a securities lending program whereby it loaned securities to qualified brokers in exchange for cash collateral and required a minimum of 102 percent of the fair value of the loaned securities. When securities were loaned, the Company received additional income on the collateral and continues to receive income on the loaned securities. The Company’ securities lending program was discontinued in 2006.

Foreign Currency Transactions and Translation: Investments denominated in foreign currencies and foreign currency contracts are valued in U.S. dollars, based on exchange rates at the end of the period. Investment transactions in foreign currencies are recorded at the exchange rates prevailing on the respective transaction dates. All other asset and liability accounts that are denominated in foreign currencies are adjusted to reflect exchange rates at the end of the period. Realized and unrealized gains and losses due to foreign exchange transactions and translation adjustments, are not separately reported but are collectively included in realized and unrealized capital gains and losses, respectively.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 2 – Significant Accounting Policies – (continued)

Derivative Instruments: The Company has filed a Derivatives Use Plan with the Department. This plan details TIAA’s derivative policy objectives, strategies, controls and any restrictions placed on various derivative types. The plan also specifies the procedures and systems that TIAA has established to evaluate, monitor and report on the derivative portfolio in terms of valuation, hedge effectiveness and counterparty credit quality. The Company uses derivative instruments for hedging, income generation, and asset replication purposes. Derivatives used by the Company include foreign currency, interest rate and credit default swaps, foreign currency forwards and interest rate cap contracts. See Note 12.

Non-Admitted Assets: For statutory accounting purposes only, certain assets are designated as non-admitted assets (principally furniture, equipment, leasehold improvements, prepaid expenses, and a portion of deferred federal income tax assets (“DFIT”)). Investment-related non-admitted assets totaled $280 million and $90 million at December 31, 2007 and 2006, respectively. The non-admitted portion of the DFIT asset was $1,967 million and $2,022 million at December 31, 2007 and 2006, respectively. The other non-admitted assets were $340 million and $295 million at December 31, 2007 and 2006, respectively. Changes in non-admitted assets are charged or credited directly to contingency reserves.

Furniture and Fixtures, Equipment, Leasehold Improvements and Computer Software: Electronic data processing equipment (“EDP”), computer software, furniture and equipment that qualify for capitalization are depreciated using the straight-line method over 3 years. Office alterations and leasehold tenant improvements that qualify for capitalization are depreciated over 5 years and the remaining life of the lease, respectively.

Accumulated depreciation of EDP equipment and computer software was $233 million and $297 million at December 31, 2007 and 2006, respectively. Related depreciation expenses allocated to TIAA were $35 million, $22 million and $16 million in 2007, 2006 and 2005, respectively. Accumulated depreciation of all furniture and equipment and leasehold improvements, which is non-admitted, was $303 million and $269 million at December 31, 2007, and 2006, respectively. Related depreciation expenses allocated to TIAA was $14 million, $20 million and $17 million in 2007, 2006 and 2005, respectively.

Premium Revenue: Premiums are recognized as income over the premium-paying period of the related policies. Annuity considerations are recognized as revenue when received. Expenses incurred in connection with acquiring new insurance business are charged to operations as incurred.

Policy and Contract Reserves: TIAA offers a range of group and individual retirement annuities and individual life and other insurance products. Policy and contract reserves for such products are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial formulae. The reserves established utilize assumptions for interest mortality and other risks insured. Such reserves are designed to be sufficient for contractual benefits guaranteed under policy and contract provisions.

Reserves for deposit-type funds, which do not contain any life contingencies, are equal to deposits received and interest credited to the benefit of contract holders, less withdrawals that represent a return to the contract holder.

Dividends Declared for the Following Year: Dividends on insurance policies and pension annuity contracts in the payout phase are declared by the TIAA Board of Trustees (“Board”) in the fourth quarter of each year, and such dividends are credited to policyholders in the following calendar year. Dividends on pension annuity contracts in the accumulation phase are declared by the Board in February of each year, and such dividends on the various existing vintages of pension annuity contracts in the accumulation phase are credited to policyholders during the ensuing twelve month period beginning March 1.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 2 – Significant Accounting Policies – (continued)

Asset Valuation Reserve: The AVR, which covers all invested asset classes, is a reserve required by NAIC SAP to provide for potential future credit and equity losses. Reserve components of the AVR are maintained for bonds, stocks, mortgages, real estate, other invested assets and derivatives. Realized and unrealized credit and equity capital gains and losses, net of capital gains taxes, are credited to or charged against the related components of the AVR. Statutory formulae determine the required reserve components primarily based on factors applied to asset classes, and insurance companies may also establish additional reserves for any component; however, the ultimate balance cannot exceed the statutory maximum reserve for that component. Contributions and adjustments to the AVR are reported as transfers to or from contingency reserves. No voluntary contributions were made in either 2007 or 2006.

Interest Maintenance Reserve: The IMR is a reserve required by NAIC SAP which accumulates realized interest rate-related capital gains and losses on sales of debt securities and mortgages, as defined by NAIC SAP. Such capital gains and losses are amortized out of the IMR, under the grouped method of amortization, as an adjustment to net investment income over the remaining lives of the assets sold.

Capitalization Policy: The Company’s capitalization threshold was lowered in 2007 to more closely align with industry practices, improve matching of investment benefits and operating expenses, and to better position the Company. Factors considered in developing the capitalization policy included dollar amount of capital expenditures, expected useful life of the asset and the impact of depreciation, process and benefit improvements and the current cost of capitalizable items as it relates to future purchase costs of similar items.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 3 – Long Term Bonds, Preferred Stocks, and Common Stocks

The amortized cost and estimated fair values, and unrealized gains and losses of long-term bonds, preferred stocks, and common stocks at December 31, are shown below (in millions):

		Gross Unrealized		Estimated Fair Value
	Cost**	Gains	Losses
December 31, 2007
U.S. Government	$4,812	$325	$—	$5,137
All Other Governments	741	83	(4)	820
States, Territories & Possessions	842	176	(3)	1,015
Political Subdivisions of States, Territories & Possessions	18	3	—	21
Special Revenue & Special Assessment, Non-guaranteed Agencies & Government	25,990	602	(333)	26,259
Public Utilities	4,897	263	(107)	5,053
Industrial & Miscellaneous	94,571	3,026	(2,882)	94,715
Total Bonds	131,871	4,478	(3,329)	133,020
Preferred Stocks	4,382	41	(279)	4,144
Common Stocks Unaffiliated	1,349	143	(15)	1,477
Common Stocks Affiliated***	2,714	1,849	—	4,563

Total Bonds and Stocks	$140,316	$6,511	$(3,623)	$143,204

December 31, 2006
U.S. Government	$1,393	$31	$(3)	$1,421
All Other Governments	922	113	(2)	1,033
States, Territories & Possessions	942	164	(7)	1,099
Political Subdivisions of States, Territories & Possessions	19	3	—	22
Special Revenue & Special Assessment, Non-guaranteed Agencies & Government	25,164	499	(359)	25,304
Public Utilities	4,831	231	(90)	4,972
Industrial & Miscellaneous	88,507	2,550	(1,277)	89,780

Total Bonds	121,778	3,591	(1,738)	123,631

Preferred Stocks	4,564	128	(62)	4,630
Common Stocks Unaffiliated	1,129	166	(12)	1,283
Common Stocks Affiliated***	2,768	2,510	—	5,278

Total Bonds and Stocks	$130,239	$6,395	$(1,812)	$134,822

**	Amortized cost for bonds and original cost for stocks net of cumulative recorded other-than-temporary impairments.
***	Also reported in Note 6 Subsidiaries and Affiliates.

Impairment Review Process: All securities are subjected to TIAA’s process for identifying other-than-temporary impairments. The quarterly impairment identification process utilizes, but is not limited to, a screening process based on declines in fair value of more than 20%. The Company writes down securities that it deems to have an other- than-temporary impairment in value in the period the securities are deemed to be impaired, based on management’s case-by-case evaluation of the decline in value and prospects for recovery. Management considers a wide range of factors in the impairment evaluation process, including, but not limited to, the following: (a) the extent to which and the length of time the fair value has been below amortized cost;

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 3 – Long Term Bonds, Preferred Stocks, and Common Stocks

(b) the financial condition and near-term prospects of the issuer; (c) whether the debtor is current on contractually obligated interest and principal payments; (d) the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value or repayment; (e) information obtained from regulators and rating agencies; (f) the potential for impairments in an entire industry sector or sub-sector; and (g) the potential for impairments in certain economically-depressed geographic locations. Where an impairment is considered to be other-than-temporary, the Company recognizes a write-down as an investment loss and adjusts the cost basis of the security accordingly. The Company does not change the revised cost basis for subsequent recoveries in value. Once an impairment write-down has been recorded, the Company continues to review the impaired security for appropriate valuation on an ongoing basis.

The gross unrealized losses and estimated fair values for securities by the length of time that individual securities had been in a continuous unrealized loss position are shown in the table below (in millions):

	Cost**	Gross Unrealized Loss	Estimated Fair Value
December 31, 2007
Less than twelve months:
Bonds	$34,629	$(1,887)	$32,742
Preferred Stocks	1,801	(144)	1,657
Common Stocks	128	(15)	113

Total less than twelve months	36,558	(2,046)	34,512

Twelve months or more:
Bonds	29,431	(1,442)	27,989
Preferred Stocks	1,457	(135)	1,322
Common Stocks	10	—	10

Total twelve months or more	30,898	(1,577)	29,321

Total – All bonds, preferred & common stocks	$67,456	$(3,623)	$63,833

December 31, 2006
Less than twelve months:
Bonds	$24,750	$(384)	$24,366
Preferred Stocks	1,737	(43)	1,694
Common Stocks	76	(12)	64

Total less than twelve months	$26,563	$(439)	$26,124

Twelve months or more:
Bonds	$35,790	$(1,354)	$34,436
Preferred Stocks	273	(19)	254
Common Stocks	10	—	10
Total twelve months or more	36,073	(1,373)	34,700

Total – All bonds, preferred & common stocks	$62,636	$(1,812)	$60,824

**	Amortized cost for bonds and original cost for stocks net of cumulative recorded other-than-temporary impairments.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 3 – Long Term Bonds, Preferred Stocks, and Common Stocks – (continued)

For 2007, the categories of securities where the estimated fair value declined and remained below cost for twelve months or greater were concentrated in mortgage-backed securities (27%), commercial mortgage-backed securities (26%), finance (12%), asset-backed securities (10%), and public utilities (9%). The preceding percentages were calculated as a percentage of the gross unrealized loss. The Company held twenty-five securities where each had a gross unrealized loss greater than $5 million at December 31, 2007. Nine of these securities remained below cost by 20% or more for twelve months or greater. Two of the securities were asset-backed securities and five were commercial mortgage backed securities with the estimated undiscounted future cash flows supporting the current carrying value.

For 2006, the categories of securities where the estimated fair value declined and remained below cost for twelve months or greater were concentrated in asset-backed securities (19%), mortgage-backed securities (27%), manufacturing (13%), finance (13%), public utilities (10%), and oil and gas (4%). The preceding percentages were calculated as a percentage of the gross unrealized loss. The Company held fifteen securities where each had a gross unrealized loss greater than $5 million at December 31, 2006. One of these securities remained below cost by 20% or more for twelve months or greater. The security was an asset-backed security and the estimated undiscounted future cash flows supported the carrying value of the security.

The statutory carrying values and estimated fair values of long-term bond investments at December 31, 2007, by contractual maturity, are shown below (in millions):

	Carrying Value	Estimated Fair Value
Due in one year or less	$2,002	$2,023
Due after one year through five years	12,275	12,809
Due after five years through ten years	24,846	25,214
Due after ten years	29,539	30,963

Subtotal	68,662	71,009
Residential mortgage-backed securities	33,792	33,660
Commercial mortgage-backed securities	21,940	21,043
Asset-backed securities	7,465	7,308

Total	$131,859	$133,020

Bonds not due at a single maturity date have been included in the preceding table based on the year of final maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations, although prepayment premiums may be applicable.

Included in the preceding table under asset-backed securities is TIAA’s exposure to sub-prime mortgages totaling approximately $4 billion. Ninety-nine percent (99%) of the sub-prime securities were rated investment grade (NAIC 1 and 2).

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 3 – Long Term Bonds, Preferred Stocks, and Common Stocks – (continued)

Included in the preceding table are NAIC 6 and 6Z long-term bonds investments totaling approximately $690 million. The statutory carrying of these investments are listed in the following table (in million):

Carrying Value
Due in one year or less	$10
Due after one year through five years	15
Due after five years through ten years	258
Due after ten years	326

Subtotal	609
Residential mortgage-backed securities	2
Commercial mortgage-backed securities	6
Asset-backed securities	73

Total	$690

The carrying values of long-term bond investments were diversified by industry classification at December 31 as follows:

	2007	2006
Residential mortgage-backed securities	25.6%	26.1%
Commercial mortgage-backed securities	16.6	15.6
Finance and financial services	10.0	10.1
Manufacturing	8.6	10.4
Public utilities	6.9	6.9
Government	6.8	4.7
Asset-backed securities	5.7	7.0
Oil and gas	4.1	3.9
Communications	3.5	4.0
Real estate investment trusts	3.0	3.1
Services	2.9	2.8
Revenue and special obligations	2.1	2.1
Retail and wholesale trade	2.0	2.0
Transportation	1.2	1.3
Mining	1.0	—

Total	100.0%	100.0%

At December 31, 2007 and 2006, 94.9% and 94.5%, respectively, of the long-term bond portfolio was comprised of investment grade securities.

During 2007 and 2006, the Company recorded bonds and stocks acquired through troubled debt restructurings with the book value aggregating $42 million and $8 million, respectively, of which $42 million and $3 million were acquired through non-monetary transactions, respectively. When restructuring troubled debt, TIAA generally accounts for assets at their fair value at the time of restructuring or at the carrying value of the assets given up if lower. If the fair value is less than the carrying value of the assets given up, the required write-down is recognized as a realized capital loss. During 2007 and 2006, the Company also acquired bonds and stocks through exchanges aggregating $804 million and $990 million, of which $37 million and $25 million

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 3 – Long Term Bonds, Preferred Stocks, and Common Stocks – (continued)

were acquired through non-monetary transactions, respectively. When exchanging securities, TIAA generally accounts for assets at fair value unless the exchange was as a result of restricted 144A’s exchanged for unrestricted securities, which are accounted for at book value. During 2007 and 2006, TIAA acquired common stocks from Other Invested Asset fund investment distributions totaling $55 million and $35 million, respectively.

Debt securities of $8 million at December 31, 2007 and 2006, respectively, were on deposit with governmental authorities or trustees, as required by law.

In the second quarter 2006 the Company discontinued the securities lending program.

The Company does not have any restricted common stock or preferred stock.

For the years ended December 31, 2007 and 2006, the carrying amount of bonds and stocks denominated in a foreign currency was $4,188 million and $3,873 million, respectively. Bonds that totaled $1,612 million and $1,408 million at December 31, 2007 and 2006, respectively, represent amounts due from related parties that are collateralized by real estate owned by TIAA’s investment subsidiaries and affiliates.

The Company uses a third party proprietary system in determining the market value of its loan-backed securities. In 2007, the Company changed from the retrospective method to the prospective method due to negative yields on specific structured securities totaling $78 million. This change was in accordance with SSAP 43. The Company also changed its accounting to the prospective method for loan-backed securities whose expected cash flows fell substantially below those expected at the time of acquisition.

Note 4 – Mortgages

The Company originates mortgages that are principally collateralized by commercial real estate. The coupon rates for non mezzanine commercial mortgages originated during 2007 ranged from 4.96% to 8.77% and ranged from 5.10% to 7.08% for 2006.

The Company also acquires mezzanine real estate loans, which are secured by a pledge of direct or indirect equity interests in an entity that owns real estate. The coupon rate for mezzanine real estate loans acquired during 2007 ranged from 5.83% to 6.96% and ranged from 5.58% to 6.40% for 2006.

The maximum percentage of any one loan to the value of the security at the time of the loan, exclusive of insured, guaranteed or purchase money mortgages, was 80% for commercial loans (includes mezzanine loans).

For the years ended December 31, 2007 and 2006, the carrying value of mezzanine real estate loans was $832 million and $867 million, respectively.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 4 – Mortgages (continued)

Impairment Review Process: The Company monitors the effects of current and expected market conditions and other factors on the collectibility of mortgages to identify and quantify any impairment in value. Any impairment is classified as either temporary, for which, a recovery is anticipated, or other-than-temporary. Mortgages held to maturity with impaired values at December 31, 2007 and 2006 have been written down to net realizable values based upon independent appraisals of the collateral while mortgages held for sale have been written down to the current fair value of the loan, as shown in the table below. For impaired mortgages where the impairments were deemed to be temporary, an allowance for credit losses has been established, as indicated below (in millions):

	2007	2006	2005
Investment in impaired mortgages, with temporary allowances for credit losses (at net carried value plus accrued interest)	$—	$—	$—
Related temporary allowances for credit losses	$—	$—	$—
Investment in impaired mortgages, net of other-than-temporary impairment losses recognized	$164	$1,031	$92
Related write-downs for other-than-temporary impairments	$(9)	$(26)	$(3)
Average investments in impaired mortgages	$746	$179	$380
Interest income recognized on impaired mortgages during the period	$40	$5	$21
Interest income recognized on a cash basis during the period	$50	$6	$24

The activity affecting the allowance for credit losses on mortgages was as follows (in millions):

	2007	2006
Balance at the beginning of the year	$—	$—
Provisions for losses charged against contingency reserves	—	8
Write-downs for other-than-temporary impaired assets charged against the allowance	—	(2)
Recoveries of amounts previously charged off	—	(6)

Balance at the end of the year	$—	$—

Mortgage Diversification:

At December 31, the carrying values of mortgage investments were diversified by property type and geographic region as follows:

	2007	2006
Property Type
Shopping centers	36.6%	34.8%
Office buildings	31.4	33.8
Industrial buildings	16.4	14.3
Apartments	6.2	6.2
Mixed-use projects	5.3	6.7
Hotel	3.5	3.7
Other	0.6	0.5
Total	100.0%	100.0%

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 4 – Mortgages (continued)

Geographic Region	2007	2006
Pacific	28.7%	28.9%
South Atlantic	22.8	23.3
North Central	13.5	13.7
Middle Atlantic	11.6	11.5
South Central	10.9	10.2
Mountain	4.4	5.3
New England	4.2	4.5
Other	3.9	2.6

Total	100.0%	100.0%

At December 31, 2007 and 2006, approximately 23.2% and 22.0% of the mortgage portfolio, respectively, was invested in California and was included in the Pacific region shown above.

Scheduled Mortgage Maturities:

At December 31, 2007, contractual maturities for mortgages were as follows (in millions):

Carrying Value
Due in one year or less	$1,536
Due after one year through five years	9,007
Due after five years through ten years	8,816
Due after ten years	1,084

Total	$20,443

Actual maturities may differ from contractual maturities because borrowers may have the right to prepay mortgages, although prepayment premiums may be applicable.

There were no mortgages with restructured or modified terms at December 31, 2007 and 2006. Investment income earned on these mortgages were $ 0, $ 0 and $11 million, which would have been approximately $ 0, $ 0 and $17 million, if they had performed in accordance with their original terms at December 31, 2007, 2006 and 2005, respectively. When restructuring mortgages, TIAA generally requires participation features, yield maintenance stipulations, and/or the establishment of property-specific escrow accounts funded by the borrowers. With respect to impaired loans, the Company accrues interest income to the extent it is deemed collectible. Due and accrued income on any mortgage in default for more than eighteen months is non-admitted. Cash received on impaired mortgages that are performing according to their contractual terms is applied in accordance with those terms. For mortgages in the process of foreclosure, cash received is initially held in suspense and applied as return of principal at the time that the foreclosure process is completed, or the mortgage is otherwise disposed. There were no mortgages with interest more than 180 days past due at December 31, 2007 and 2006.

During 2007, the Company did not reduce the interest rate of outstanding loans.

The Company has no Reverse Mortgages as of December 31, 2007 and 2006.

Mortgages that totaled $212 million and $222 million at December 31, 2007 and 2006, respectively, represent the carrying value of amounts due from related parties that are collateralized by real estate owned by TIAA investment subsidiaries and affiliates.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 4 – Mortgages (continued)

For the years ended December 31, 2007 and 2006, the carrying value of mortgages denominated in foreign currency was $745 million and $577 million, respectively.

The Company does not underwrite nor does it hold sub-prime mortgages in the commercial mortgage portfolio and does not have any material indirect exposure from sub-prime lenders who are tenants in buildings that are secured by commercial mortgages.

Note 5 – Real Estate

The Company makes investments in commercial real estate directly, through wholly owned subsidiaries and through real estate limited partnerships. The Company monitors the effects of current and expected market conditions and other factors on the reliability of real estate investments to identify and quantify any impairment in value. Other-than-temporary impairments on directly owned real estate investments for the years ended December 31, 2007 and 2006 were $ 0 and $2 million, respectively, and these amounts are included in the impairment table in Note 4. The 2006 other-than-temporary impairments were recorded on properties that were not expected to be held until recovery. At December 31, 2007 and 2006, TIAA’s directly owned real estate investments of $1,672 million and $1,455 million, respectively, were carried net of third party mortgage encumbrances, which totaled approximately $163 million and $166 million, respectively.

At December 31, the carrying values of real estate investments were diversified by property type and geographic region as follows:

Property Type	2007	2006
Office buildings	63.7%	60.5%
Industrial buildings	15.5	17.9
Mixed-use projects	14.9	17.4
Apartments	2.7	1.8
Land held for future development	2.3	2.1
Retail	0.7	—
Income-producing land underlying improved real estate	0.2	0.3

Total	100.0%	100.0%

Geographic Region	2007	2006
South Atlantic	42.5%	47.2%
North Central	13.9	16.0
Middle Atlantic	13.6	3.9
Pacific	12.5	12.7
South Central	8.0	9.1
Other	7.6	8.8
Mountain	1.9	2.3

Total	100.0%	100.0%

At December 31, 2007 and 2006, approximately 17.7% and 19.0% of the real estate portfolio, respectively, was invested in Florida and was included in the South Atlantic region shown above.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 5 – Real Estate

Depreciation expense on directly owned real estate investments for the years ended December 31, 2007, 2006 and 2005, was $53 million, $50 million and $53 million, respectively; the amount of accumulated depreciation at December 31, 2007 and 2006 was $328 million and $275 million, respectively.

For 2007 and 2006, there were no real estate properties acquired via the assumption of debt or in satisfaction of debt.

The Company’s real estate portfolio does not have any material exposure from sub-prime lenders who are tenants in the buildings that are directly owned.

The Company does not engage in retail land sales operations.

Note 6 – Subsidiaries and Affiliates

TIAA’s investment subsidiaries and affiliates have been created for legal or other business reasons and are primarily involved in real estate and securities investment activities for the Company. The larger investment subsidiaries and affiliates are ND Properties, Inc., TIAA Realty, Inc., Ceres Agricultural Properties, LLC and 485 Properties, LLC (in millions).

	2007	2006	2005
Net Carrying Value	$4,550	$3,921	$—
Other Than Temporary Impairment	$9	$11	$94
Net Investment Income (distributed from investment subs and aff.)	$132	$191	$286
Amounts due from (to) subs and affiliates	$2	$(19)	$20
Capital Contributions	$1,529	$231	$—
Return of Capital	$1,216	$992	$—

The 2007 other-than-temporary impairments relate to real estate investments that were impaired and/or reclassified to Held for Sale, and written down to external appraisal values or estimated net sales price.

TIAA-CREF Life Insurance Company (“TIAA-CREF Life”), TIAA’s only insurance subsidiary, became a direct wholly-owned subsidiary of TIAA as of December 31, 2005 (in millions).

	2007	2006	2005
Net Carrying Value	$356	$341	$—
Amounts due from subs and affiliates	$25	$33	$2

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 6 – Subsidiaries and Affiliates

TIAA’s operating subsidiaries primarily consist of TIAA-CREF Tuition Financing, Inc. (“TFI”), Teachers Personal Investors Services (“TPIS”) and Teachers Advisors, Inc. (“Advisors”) which are wholly-owned subsidiaries of TIAA-CREF Enterprises, Inc. (“Enterprises”) a wholly-owned subsidiary of TIAA, TIAA-CREF Trust Company, FSB (“Trust”), TIAA-CREF Institutional & Services LLC (“Services”), TIAA-CREF Asset Management Commingled Funds Trust I (“TCAM”), TIAA-CREF Investment Management, LLC, and TIAA Global Markets, Inc. (“TGM”), TIAA-CREF Redwood, LLC, and Extension Funds I and II which are wholly-owned subsidiaries of TIAA (in millions).

	2007	2006	2005
Net Carrying Value	$810	$871	$—
Other Than Temporary Impairment	$56	$36	$—
Net Investment Income (distributed from investment subs and aff.)	$—	$3	$7
Amounts due from subs and affiliates	$121	$58	$84
Capital Contributions	$148	$82	$—
Return of Capital	$228	$3	$—

The 2007 other-than-temporary impairments were a result of a decline in equity value of three subsidiaries for which the carrying value is not expected to be recovered.

To conform to the NAIC Annual Statement presentation, the Company’s share of net carrying value of these entities is reported as affiliated common stock or as other long-term investments.

TIAA provides a $750 million uncommitted and unsecured 364-day revolving line of credit to TGM. During 2007, there were 3 drawdowns totaling $500 million that were repaid by December 31, 2007. For the year ended December 31, 2007, outstanding principal on this line of credit plus accrued interest was $ 0.

In October 2004, TIAA extended a $100 million committed and unsecured 364-day revolving line of credit to TCAM. In 2007, there were 13 draw downs totaling $314 million. At December 31, 2007, outstanding principal plus accrued interest totaled $26 million.

As of December 31, 2007 and 2006, TIAA’s investments in TIAA-CREF mutual funds totaled approximately $863 million and $759 million, respectively. These amounts are reported in the caption “Common Stocks” in the accompanying balance sheets.

Note 7 – Other Long-Term Investments

The components of TIAA’s carrying value in other long-term investments at December 31, were (in millions):

	2007	2006
Unaffiliated Other Invested Assets	$6,379	$4,233
Affiliated Other Invested Assets	3,003	2,365
Other Assets	911	774

Total other long-term investments	$10,293	$7,372

As of December 31, 2007, unaffiliated other invested assets of $6,379 million consist primarily of private equity funds of which $4,420 million invest in securities and $1,501 million invest in real estate related holdings. As of December 31, 2007, affiliated other invested assets totaling $3,003 million represents

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 7 – Other Long-Term Investments

investment subsidiaries totaling $2,247 million of which $1,289 million invest primarily in real estate related holdings. The remaining $756 million of affiliated other invested assets represents operating subsidiaries and trusts. Other assets in the table above consist primarily of contract loans.

For the years ended December 31, 2007 and 2006, other-than-temporary impairments in other long-term investments for which the carrying value is not expected to be recovered were $42 million and $45 million, respectively.

For the years ended December 31, 2007 and 2006, other long-term investments denominated in foreign currency were $875 million and $752 million, respectively.

The Company holds investments in Low Income Housing Tax Credits (“LIHTC”) which have remaining tax credit years ranging from 2 years to 16 years with holding periods ranging from 16 years to 20 years. The Company’s investment in LIHTC properties are not currently subject to regulatory review and do not exceed 10% of the Company’s admitted assets. As of December 31, 2007, the Company had commitments to purchase tax credits of $32.7 million of which $32.1 million is to be disbursed in 2008 and $0.6 million in 2009.

Note 8 – Commitments

The outstanding obligation for future investments at December 31, 2007, is shown below by asset category (in millions):

	2008	2009	In later years	Total Commitments
Bonds	$91	$—	$—	$91
Mortgages	367	14	—	381
Real estate	6	—	—	6
Common stocks	350	111	51	512
Other long-term investments	1,804	1,250	2,357	5,411

Total	$2,618	$1,375	$2,408	$6,401

The funding of bond commitments is contingent upon the continued favorable financial performance of the potential borrowers and the funding of mortgage and real estate commitments are generally contingent upon the underlying properties meeting specified requirements, including construction, leasing and occupancy. Due to TIAA’s due diligence in closing mortgage commitments, there is a lag between commitment and closing. For other long-term investments, primarily fund investments, there are scheduled capital calls that extend into future years.

In addition to the amounts in the above table, the Company is a limited partner in the Hines Development Fund Limited Partnership (“Development Fund I & II”) whose primary focus is the development and redevelopment of real estate projects in Western Europe. Each of the limited partners made a specified commitment to the fund; TIAA committed 130 million Euros which is approximately $189.7 million to Development Fund I and 100 million Euros which is approximately $145.9 million to Development Fund II as of December 31, 2007. The limited partners’ commitments are pledged as collateral to facilitate the financing of the activities of the fund by third parties through equity lines of credit. The limited partners do not anticipate funding their commitments but remain committed to do so should it become necessary for the Development Fund to make cash capital calls.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 9 – Investment Income and Capital Gains and Losses

Net Investment Income: The components of net investment income for the years ended December 31, were as follows (in millions):

	2007	2006	2005
Bonds	$7,901	$7,536	$7,519
Mortgages	1,481	1,781	1,799
Real estate	246	244	278
Stocks	512	368	400
Other long-term investments	918	635	411
Cash, cash equivalents and short-term investments	90	46	23
Other	5	4	3

Total gross investment income	11,153	10,614	10,433
Less securities lending expenses	—	(13)	(126)
Less investment expenses	(448)	(423)	(455)

Net investment income before amortization of net IMR gains	10,705	10,178	9,852
Plus amortization of net IMR gains	123	135	133

Net investment income	$10,828	$10,313	$9,985

Due and accrued income excluded from net investment income is as follows: Bonds in or near default or that are over 90 days past due; Preferred Stocks that are over 90 days past due and with a NAIC designation of 4, 5 or 6; Common Stocks Affiliated related to real estate with rents over 90 days past due; Mortgages with amounts greater than the excess of property value over the unpaid principal balance and on mortgages in default more than eighteen months; and Real Estate relating to rent in arrears for more than 90 days. The total due and accrued income excluded from net investment income was $1 million, $2 million and $2 million during 2007, 2006 and 2005, respectively.

Future rental income expected to be received under existing real estate leases in effect as of December 31, 2007 (in millions).

	2008	2009	2010	2011	2012	Thereafter
Future rental income	$150	$132	$116	$97	$77	$165

Realized Capital Gains and Losses: The net realized capital gains (losses) on sales, redemptions and write-downs of investments for the years ended December 31, were as follows (in millions):

	2007	2006	2005
Bonds	$(74)	$125	$64
Mortgages	7	(31)	6
Real estate	2	70	283
Stocks	77	407	112
Other long-term investments	56	50	(39)
Cash, cash equivalents and short-term investments	5	7	(5)

Total before capital gains taxes and transfers to the IMR	73	628	421
Transfers to IMR	(44)	(20)	(124)
Capital gains taxes	(166)	—	—

Net realized capital gains (losses) less capital gains taxes, after transfers to the IMR	$(137)	$608	$297

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 9 – Investment Income and Capital Gains and Losses

Write-downs of investments resulting from other-than-temporary impairments (“OTTI”), included in the preceding table, were as follows for the years ended December 31 (in millions):

	2007	2006	2005
Other-than-temporary impairments:
Bonds	$339	$109	$214
Mortgages	49	27	20
Real estate	—	2	11
Stocks	100	33	121
Other long-term investments	42	45	93

Total	$530	$216	$459

The Company did not have any restructured mortgages during 2007 and 2006, therefore there were no related losses recognized.

Proceeds from sales of long-term bond investments during 2007, 2006 and 2005 were $4,840 million, $9,275 million and $5,547 million respectively. Gross gains of $190 million, $327 million and $262 million and gross losses, excluding impairments considered to be other-than-temporary, of $65 million, $172 million and $76 million were realized on these sales during 2007, 2006 and 2005, respectively.

Unrealized Capital Gains and Losses: The net changes in unrealized capital gains (losses) on investments, resulting in a net increase (decrease) in the valuation of investments for the years ended December 31, were as follows (in millions):

	2007	2006	2005
Bonds	$299	$220	$(317)
Mortgages	95	3	12
Stocks	92	173	60
Other long-term investments	379	2	741
Cash, cash equivalents & short-term investments	—	—	1

Total	$865	$398	$497

Note 10 – Securitizations

When TIAA sells bonds and mortgages in a securitization transaction, it may retain interest-only strips, one or more subordinated tranches, residual interest, or servicing rights, all of which are retained interests in the securitized receivables. The Company’s ownership of the related retained interests may be held directly by the Company or indirectly through an investment subsidiary. The retained interests are associated with Special Purpose Entities/Qualified Special Purpose Entities, (“SPEs/QSPEs”), that issue equity and debt which is non-recourse to the Company. Fair value used to determine gain or loss on a securitization transaction is based on quoted market prices, if available; however, quotes are generally not available for retained interests, so the Company either obtains an estimated fair value from an independent pricing service or estimates fair value internally based on the present value of future expected cash flows using management’s best estimates of future credit losses, forward yield curves, and discount rates that are commensurate with the risks involved.

Advisors, a downstream subsidiary of TIAA, provides investment advisory services for most assets securitized by the Company.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 10 – Securitizations (continued)

During 2007, TIAA entered into a securitization transaction in which it sold commercial mortgages with a total principal balance of approximately $2,092 million and recognized a gain of approximately $34 million. TIAA received proceeds of approximately $2,009 million and retained subordinated interests with a fair value of approximately $77 million. The total cash flows received on interests retained were approximately $2,017 million for the year ending 2007. TIAA’s total principal amount outstanding is $2,092 million, derecognized piece is $2,009 million, and retained principal amount is $83 million. There were no delinquencies or credit losses at December 31, 2007, 2006 and 2005, respectively.

The following table summarizes the Company’s retained interests in securitized financial assets from transactions originated since 2000 (in millions):

					Sensitivity Analysis of Adverse Changes in Key Assumptions
Issue Year	Type of Collateral	Carrying Value	Estimated Fair Value		10% Adverse	20% Adverse
2000	Bonds	$75	$72	(a)	$(2)	$(4)
2001	Bonds	$241	$271	(b)	$(6)	$(12)
2002	Bonds	$27	$17	(c)	$(1)	$(2)
2007	Mortgages	$75	$64	(d)	$(3)	$(6)

The key assumptions applied to both the fair values and sensitivity analysis of the retained interests on December 31, 2007 was as follows:

a)	The retained interests securitized in 2000 are valued utilizing a discounted cash flow methodology. Cash flows are discounted at rates ranging from 6.01% to 11.00%. Considerations in the determination of discount rates would include transaction structure and credit quality of underlying assets. To test valuation sensitivity, the fair values of the retained interests were recalculated using 10% and 20% adverse changes in the overall discount rate.

b)	The retained interests securitized in 2001 were valued using an independent third-party pricing service, which uses the discounted cash flow analysis of anticipated cash flows. Cash flows are discounted at rates ranging from 4.61% to 28.02%. Considerations in the determination of discount rates would include transaction structure and credit quality of underlying assets. To test valuation sensitivity, the fair values of the retained interests were recalculated using 10% and 20% adverse changes in the overall discount rate.

c)	The retained interests securitized in 2002 were valued utilizing a discounted cash flow methodology. Cash flows are discounted at 18%. Considerations in the determination of discount rates would include transaction structure and credit quality of underlying assets. To test valuation sensitivity, the fair values of the retained interests were recalculated using 10% and 20% adverse changes in the overall discount rates.

d)	The retained interests securitized in 2007 were valued using an independent third-party pricing service, which uses the discounted cash flow analysis of anticipated cash flows, including assumptions of anticipated prepayment speeds. Cash flows are discounted at rates ranging from 5.61% to 15.47%. Considerations in the determination of discount rates would include transaction structure and credit quality of underlying assets. To test valuation sensitivity, the fair values of the retained interests were recalculated using 10% and 20% adverse changes in the overall discount rates.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 10 – Securitizations – (continued)

Note that the sensitivity analysis above does not give effect to any offsetting benefits of financial instruments which may hedge the risks inherent to these financial interests. Additionally, changes in particular assumption, such as discount rates, may in practice change other valuation assumptions which may magnify or counteract the effect of these disclosed sensitivities.

Note 11 – Disclosures About Fair Value of Financial Instruments

The estimated fair value amounts of financial instruments presented in the following tables were determined by the Company using market information available as of December 31, 2007 and 2006 and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data in developing the estimates of fair value for financial instruments for which there are no available market value quotations. The estimates presented are not necessarily indicative of the amounts the Company could have realized in a market exchange.

The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	Carrying Value	Estimated Fair Value
	(in millions)
December 31, 2007
Assets
Bonds	$131,859	$133,020
Mortgages	20,443	20,919
Preferred stocks	4,375	4,144
Common stocks	4,190	6,039
Cash, cash equivalents and short-term investments	1,603	1,603
Contract loans	862	862
Derivative financial instruments	44	45
Separate account assets	19,021	19,021
Liabilities
Liability for deposit-type contracts	454	454
Derivative financial instruments	810	868
Separate account liabilities	19,021	19,021

December 31, 2006
Assets
Bonds	121,775	123,631
Mortgages	23,756	24,117
Preferred stocks	4,554	4,630
Common stocks	4,050	6,561
Cash, cash equivalents and short-term investments	2,464	2,464
Contract loans	732	732
Derivative financial instruments	29	35
Separate account assets	15,384	15,384
Liabilities
Liability for deposit-type contracts	428	428
Derivative financial instruments	581	650
Separate account liabilities	15,384	15,384

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 11 – Disclosures About Fair Value of Financial Instruments – (continued)

Bonds: The fair values for publicly traded long-term bond investments were determined using prices provided by third party pricing services. For privately placed long-term bond investments without a readily ascertainable market value, such values were determined with the assistance of an independent pricing service utilizing a discounted cash flow methodology based on coupon rates, maturity provisions and credit assumptions.

The aggregate carrying values and estimated fair values of publicly traded and privately placed bonds at December 31, were as follows (in millions):

	2007		2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Publicly traded bonds	$96,235	$96,573	$87,509	$88,649
Privately placed bonds	35,624	36,447	34,266	34,982

Total bonds	$131,859	$133,020	$121,775	$123,631

Mortgages: The fair values of mortgages were generally determined by discounted cash flow methodology based on coupon rates, maturity provisions and credit assumptions.

Preferred Stocks: The fair values of preferred stocks were determined using prices provided by third party pricing or valuations from the NAIC.

Common Stocks: Fair value of unaffiliated common stock is based on quoted market prices, where available, or prices provided by state regulatory authorities. The Company estimates the fair value of its common stock affiliated real estate entities by determining the fair value of the underlying real estate assets of the affiliated entities.

Cash, Cash Equivalents, Short-Term Investments and Contract Loans: The carrying values were considered reasonable estimates of fair value.

Insurance and Annuity Contracts: TIAA’s insurance and annuity contracts entail mortality risks and are, therefore, exempt from the fair value disclosure requirements related to financial instruments.

Deposit-type contracts: For deposit-type contracts the fair value approximates the carrying value. The carrying value is payable upon demand.

Derivative Financial Instruments: The fair values of interest rate cap contracts and credit default swap contracts are estimated by external parties and are reviewed internally for reasonableness based on anticipated interest rates, estimated future cash flows, and anticipated credit market conditions. The fair values of foreign currency swap and forward contracts and interest rate swap contracts are estimated internally based on estimated future cash flows, anticipated foreign exchange relationships and anticipated interest rates and such values are reviewed for reasonableness with estimates provided by TIAA’s counterparties.

Note 12 – Derivative Financial Instruments

The Company uses derivative instruments for hedging, income generation, and asset replication purposes. The Company does not engage in derivative financial instrument transactions for speculative purposes. The Company enters into derivatives directly with counterparties of high credit quality (i.e., rated AA- or better at

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 12 – Derivative Financial Instruments – (continued)

the date of a transaction) and monitors counter-party credit quality on an ongoing basis. The Company does not require cash collateral on derivative instruments. TIAA’s counterparty credit risk is limited to the net positive fair value of its derivative positions for each individual counter-party, unless otherwise described below. Effective January 1, 2003 TIAA adopted SSAP 86, “Accounting for Derivative Instruments and Hedging Activities,” and has applied this statement to all derivative transactions entered into or modified on or after that date.

Foreign Currency Swap Contracts: TIAA enters into foreign currency swap contracts to exchange fixed and variable amounts of foreign currency at specified future dates and at specified rates (in U.S. dollars) as a cash flow hedge to manage currency risks on investments denominated in foreign currencies. This type of derivative instrument is traded over-the-counter, and the Company is exposed to both market and counter-party risk. The changes in the carrying value of foreign currency exchange rates are recognized as unrealized gains or losses.

Derivative instruments used in hedging transactions that do not meet or no longer meet the accounting criteria of an effective hedge are accounted for at fair value according to accounting guidance. The net unrealized losses for the year ended December 31, 2007, from foreign currency swap contracts that do not qualify for hedge accounting treatment was $160 million.

Foreign Currency Forward Contracts: TIAA enters into foreign currency forward contracts to exchange foreign currency at specified future dates and at specified rates (in U.S. dollars) as a cash flow hedge to manage currency risks on investments denominated in foreign currencies. This type of derivative instrument is traded over-the-counter, and the Company is exposed to both market and counter-party risk. The changes in the value of the contracts related to foreign currency exchange rates are recognized as unrealized gains or losses. A foreign exchange premium/(discount) is recorded at the time a contract is opened, based on the difference between the forward exchange rate and the spot rate. The Company amortizes the foreign exchange premium/(discount) into investment income over the life of the forward contract or at the settlement date, if the forward contract is less than a year. The net unrealized loss for the year ended December 31, 2007, from foreign currency forward contracts that do not qualify for hedge accounting treatment was $16 million.

Interest Rate Swap Contracts: TIAA enters into interest rate swap contracts to hedge against the effect of interest rate fluctuations on certain variable interest rate bonds. These contracts are designated as cash flow hedges and allow TIAA to lock in a fixed interest rate and to transfer the risk of higher or lower interest rates. This type of derivative instrument is traded over-the-counter, and the Company is exposed to both market and counter-party risk. TIAA also enters into interest rate swap contracts to exchange the cash flows on certain fixed interest rate bonds into variable interest rate cash flows. These contracts are entered into as a fair value hedge in connection with certain interest sensitive products. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counter-party at each due date. Net payments received and net payments made or accrued under interest rate swap contracts are included in net investment income. Derivative instruments used in hedging transactions that do not meet or no longer meet the accounting criteria of an effective hedge are accounted for at fair value. The net unrealized loss for the year ended December 31, 2007, from interest rate swap contracts that do not qualify for hedge accounting treatment was $14 million.

Interest Rate Cap Contracts: TIAA purchases interest rate cap contracts to hedge against the market risk of a rising interest rate environment as part of the Company’s asset and liability management program for certain interest sensitive products. This type of derivative instrument is traded over-the-counter, and the Company is exposed to both market and counter-party risk. Under the terms of the interest rate cap contracts, the selling

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 12 – Derivative Financial Instruments – (continued)

entity makes payments to TIAA on a specified notional amount if an agreed-upon index exceeds a predetermined strike rate. Such payments received under interest rate cap contracts are recognized as investment income. Interest rate cap contracts are generally carried at fair value. There are no interest rate caps outstanding as of December 31, 2007.

Credit Default Swap Contracts: As part of a strategy to replicate desired credit exposure in conjunction with high-rated host securities, TIAA writes (sells) credit default swaps on single name credit and credit indices to earn a premium by essentially issuing “insurance” to the buyer of default protection (Replicated Synthetic Asset Transactions or RSAT). This type of derivative instrument is traded over-the-counter, and the Company is exposed to market, credit and counter-party risk. The carrying value of credit default swaps represents the unamortized premium received for selling the default protection. This premium is amortized into investment income over the life of the swap. The Company has negligible counterparty credit risk with the buyer. The Company also purchases credit default swaps to hedge against unexpected credit events on selective investments in the TIAA portfolio. These swap contracts qualify as fair value hedges and the premium payment to the counterparty is expensed. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value. The net unrealized loss for the year ended December 31, 2007, from credit default swap contracts that do not qualify for hedge accounting treatment was $4 million.

Equity Index Options: TIAA purchases out-of-the-money put options on the S&P 500 Index to hedge a portion of the General Account equity position against a sudden or sustained decline in value. These options are traded over-the-counter and the Company is exposed to both market and counterparty risk. These instruments are carried at fair value. The net unrealized loss for the year ended December 31, 2007 from the Equity Index Option contracts that do not qualify for hedge accounting was $3 million.

		2007			2006
		(in millions)
		Notional	Carrying Value	Estimated FV	Notional	Carrying Value	Estimated FV
Foreign currency swap contracts	Assets	$252	$13	$14	$768	$18	$17
	Liabilities	3,235	(776)	(819)	2,554	(543)	(620)

	Subtotal	3,487	(763)	(805)	3,322	(525)	(603)

Foreign currency forward contracts	Assets	73	1	1	125	2	2
	Liabilities	215	(27)	(27)	244	(24)	(24)

	Subtotal	288	(26)	(26)	369	(22)	(22)

Interest rate swap contracts	Assets	361	17	17	164	9	9
	Liabilities	39	—	—	399	(6)	(6)

	Subtotal	400	17	17	563	3	3

Credit default swap contracts (RSAT)	Assets	436	—	—	426	—	7
	Liabilities	1,424	(3)	(19)	1,174	(2)	6

	Subtotal	1,860	(3)	(19)	1,600	(2)	13

Credit default swap contracts (other)	Assets	215	2	2	—	—	—
	Liabilities	291	(3)	(3)	328	(6)	(6)

	Subtotal	506	(1)	(1)	328	(6)	(6)

Equity Index Options	Assets	600	11	11	—	—	—
	Liabilities	—	—	—	—	—	—

	Subtotal	600	11	11	—	—	—

Total Derivatives	Assets	1,937	44	45	1,483	29	35
	Liabilities	5,204	(809)	(868)	4,699	(581)	(650)

	Total	$7,141	$(765)	$(823)	$6,182	$(552)	$(615)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 12 – Derivative Financial Instruments – (continued)

During 2007, the average fair value of derivatives used for other than hedging purposes, which are the credit default swaps used in replication synthetic asset transactions was $3 million in assets.

Note 13 – Separate Accounts

The TIAA Separate Account VA-1 (“VA-1”) is a segregated investment account and was organized on February 16, 1994 under the insurance laws of the State of New York for the purpose of TIAA issuing and funding individual variable annuity contracts. VA-1 was registered with the Securities and Exchange Commission, (the “Commission”) effective November 1, 1994 as an open-end, diversified management investment company under the Investment Company Act of 1940. Currently, VA-1 consists of a single investment portfolio, the Stock Index Account (“SIA”). The SIA was established on October 3, 1994 and invests in a diversified portfolio of equity securities selected to track the overall market for common stocks publicly traded in the United States.

The TIAA Real Estate Account (“REA”) is a segregated investment account and was organized on February 22, 1995 under the insurance laws of the State of New York for the purpose of funding variable annuity contracts. REA was registered with the Commission under the Securities Act of 1933 effective October 2, 1995. REA’s target is to invest between 75% and 85% of its assets directly in real estate or in real estate-related investments, with the remainder of its assets invested in money market instruments, government and corporate debt securities and other publicly traded securities to maintain adequate liquidity.

The TIAA Separate Account VA-3 (“VA-3”) is a segregated investment account and was organized on May 17, 2006 under the laws of the State of New York for the purposes of funding individual and group variable annuities for employees of colleges, universities, other educational and research organizations, and other governmental and non-profit institutions. Its main purpose is to invest funds for retirement and pay income based on a choice of investment accounts.

Other than the guarantees disclosed in Note 21, the Company does not make any guarantees to policyholders on its separate accounts. Both accounts offer full or partial withdrawal at market value with no surrender charges. The assets and liabilities of these accounts (which represent participant account values) are carried at fair value (directly held real estate is carried at appraised value).

Information regarding separate accounts of the Company for the years ended December 31 is as follows (in millions):

	Non-guaranteed Separate Accounts
	2007	2006
Premiums and considerations	$3,343	$3,356

Reserves:
For accounts with assets at:
Fair value	18,752	15,126
Amortized cost	—	—

Total reserves	$18,752	$15,126

By withdrawal characteristics:
At fair value	18,752	15,126

Total reserves	$18,752	$15,126

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 13 – Separate Accounts – (concluded)

The following is a reconciliation of transfers to or (from) the Company to the Separate Accounts (in millions):

	2007	2006
Transfers as reported in the Summary of Operations of the Separate Accounts Statement:
Transfers to Separate Accounts	$3,698	$3,647
Transfers from Separate Accounts	(2,186)	(1,741)

Net transfers to or (from) Separate Accounts	1,512	1,906
Reconciling Adjustments:
Fund transfer exchange gain/(loss)	(1)	(3)

Transfers as reported in the Summary of Operations of the Life, Accident & Health Annual Statement	$1,511	$1,903

Note 14 – Management Agreements

Under Cash Disbursement and Reimbursement Agreements, TIAA serves as the common pay-agent for its operating subsidiaries. The Company has allocated expenses of $1,369 million to its various subsidiaries and affiliates during 2007. In addition, under management agreements, TIAA provides investment advisory and administrative services for TIAA-CREF Life and administrative services to the TIAA-CREF Trust Company, FSB, and VA-1.

Activities necessary for the operation of the College Retirement Equities Fund (“CREF”), a companion organization, are provided at cost by two subsidiaries of TIAA, TIAA-CREF Investment Management, LLC (“Investment Management”) and Services, which provide investment advisory, administrative and distribution services for CREF.

Such services are provided in accordance with an Investment Management Services Agreement between CREF and Investment Management, and in accordance with a Principal Underwriting and Administrative Services Agreement between CREF and Services. The management fees collected under these agreements and the equivalent allocated expenses, which amounted to approximately $1,075 million, $889 million and $729 million in 2007, 2006 and 2005, respectively, are not included in the statements of operations and had no effect on TIAA’s operations.

Advisors provides investment advisory services for VA-1, certain proprietary funds and other separately managed portfolios in accordance with investment management agreements. TPIS and Services distribute variable annuity contracts for VA-1 as well as registered securities for certain proprietary funds.

All services necessary for the operation of REA are provided at cost by TIAA and Services. TIAA provides investment management services for REA. Distribution and administrative services are provided in accordance with a Distribution and Administrative Services Agreement between REA and Services. Effective January 1, 2008 the Distribution and Administrative Services Agreement between REA and Services was modified to limit the work done by Services to distribution activities with TIAA assuming responsibility for all administrative activities. TIAA and Services receive management fee payments from REA on a daily basis according to formulae established each year with the objective of keeping the management fees as close as possible to actual expenses attributable to operating REA. Any differences between actual expenses and daily charges are adjusted quarterly.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 14 – Management Agreements – (continued)

The following is the amounts due to/(from) subsidiaries and affiliates:

Subsidiary/Affiliate	Receivable	Payable
College Retirement Equity Fund	$89.5	$23.9
Investment Management	—	1.2
TC Life	24.3	—
TIAA-CREF Trust Company FSB	1.2	—
Services	0.4	—
TIAA Real Estate Account	10.4	—

Total	$125.8	$25.1

Note 15 – Federal Income Taxes

By charter, TIAA is a Stock Life Company that operates on a non-profit basis and through December 31, 1997, was exempt from federal income taxation under the Internal Revenue Code (the “Code”). Any non-pension income, however, was subject to federal income taxation as unrelated business income. Effective January 1, 1998, as a result of federal legislation, TIAA is no longer exempt from federal income taxation and is taxed as a stock life insurance company.

Beginning with 1998, TIAA has filed a consolidated federal income tax return with its subsidiary affiliates. The consolidated group has entered into a tax-sharing agreement that follows the current reimbursement method, whereby members of the group will generally be reimbursed for their losses on a pro-rata basis by other members of the group to the extent that they have taxable income, subject to limitations imposed under the Code. Amounts due to (receivable from) TIAA’s subsidiaries for federal income taxes were $(43) million and $23 million at December 31, 2007 and 2006, respectively. The affiliates that file a consolidated federal income tax return with TIAA are as follows:

TIAA-CREF Life Insurance Company

TIAA-CREF Enterprises, Inc.

Dan Properties, Inc.

JV Georgia One, Inc.

Teachers Michigan Properties, Inc.

JV Minnesota One, Inc.

JWL Properties, Inc

Liberty Place Retail, Inc.

MOA Enterprises, Inc.

ND Properties, Inc.

Savannah Teachers Properties, Inc.

TCT Holdings, Inc.

Teachers Advisors, Inc.

Teachers Boca Properties II, Inc.

Teachers Pennsylvania Realty, Inc.

Teachers Personal Investors Service, Inc.

T-Investment Properties Inc.

T-Land Corp.

WRC Properties, Inc.

TIAA-CREF Tuition Financing, Inc.

TIAA-CREF Trust Company, FSB

MOA Investors I, Inc.

730 Texas Forest Holdings, Inc.

TIAA Global Markets, Inc.

T-C Sports Co., Inc.

TIAA Board of Overseers

TIAA Realty, Inc.

TIAA Park Evanston, Inc.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 15 – Federal Income Taxes – (continued)

A reconciliation of TIAA’s statutory tax rate to its actual federal income tax rate was as follows (in millions):

	For the Years Ended December 31,
	2007	2006	2005
Net gain from operations	$1,932	$2,254	$2,201
Realized Capital Gains (Losses) inclusive of OTTI	73	—	—
Statutory rate	35%	35%	35%

Tax at statutory rate	$702	$789	$770
Investment items	(87)	(242)	(139)
Consolidation and dividends from subsidiaries	(113)	(48)	(121)
Amortization of interest maintenance reserve	(43)	(47)	(47)
Adjustment to policyholder dividend liability	67	17	(12)
Accrual of contingent tax for current year	423	467	564
Settlement of contingent tax exposure	—	(1,033)	—
Net operating loss carry forward utilized	(400)	(489)	(482)
Book/tax differences—capital gain	51	—	—
Capital loss carry forward utilized	(146)	—	—
Other	61	(8)	(7)

Federal income tax expense (benefit)	$515	$(594)	$526

Effective tax rate	25.7%	(26.4%)	23.9%

TIAA had net capital loss carryforwards of $418 million from previous years that were fully offset by net realized capital gains of $893 million in 2007, resulting in tax incurred on capital gains of $166 million for 2007. The effective rate for 2007 reflects the capital gains tax. No capital gains are reflected in the effective rate for prior years because no capital gains tax was incurred.

The components of TIAA’s net deferred tax asset were as follows (in millions):

	2007	2006	Change
Gross deferred tax assets	$3,114	$3,025	$89
Gross deferred tax liabilities	(71)	(39)	(32)
Deferred tax assets, non-admitted	(1,967)	(2,022)	55

Net deferred tax asset, admitted	$1,076	$964	$112

TIAA’s gross and net admitted deferred tax assets were primarily attributable to differences between tax basis and statutory basis reserves and the provision for policyholder dividends payable in the following year. Gross deferred tax liabilities were primarily due to investment income due and accrued and market discount deferred on bonds. All of TIAA’s deferred tax liabilities have been recognized. The increase in net admitted deferred tax asset is primarily due to the growth of amounts owed for both policyholder dividends and deferred compensation.

At December 31, 2007, TIAA’s gross deferred tax asset of $3.1 billion did not include any benefit from Net Operating Loss (“NOL”) carryforwards. Consistent with prior years, however, TIAA’s federal income tax return for 2007 will include a significant NOL carryforward as a result of tax deductions related to intangible assets. The NOL carryforward on TIAA’s 2007 federal income tax return is estimated to approximate $11.4

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 15 – Federal Income Taxes – (continued)

billion. These intangible asset tax deductions were not recognized as a benefit, because they were not eligible to be recorded for statutory financial statement purposes and, therefore, were not considered in TIAA’s gross deferred tax asset calculation.

The Department concurred with this interpretation by TIAA. The NOL carryforward for tax purposes expires between 2013 and 2022. TIAA did not incur federal income taxes in the current or preceding years that would be available for recoupment in the event of future net losses.

TIAA’s 1998 and 1999 tax returns representing the first years for which TIAA’s entire business operations were subject to federal income taxation have been audited by the Internal Revenue Service (“IRS”). In April, 2004 the IRS completed its audit and presented TIAA with a Revenue Agent Report asserting certain adjustments to TIAA’s taxable income that would result in additional tax due of $1.1 billion for the 1998 and 1999 tax years. These adjustments would disallow the deductions for certain intangible assets and would adjust certain TIAA tax-basis annuity reserves.

TIAA’s 2000, 2001, and 2002 tax returns have also been audited by the IRS. In April, 2006 the IRS completed its audit and presented TIAA with a Revenue Agent Report asserting certain adjustments to TIAA’s taxable income that would result in additional tax due of $391 million for the 2000, 2001, and 2002 tax years. These adjustments would disallow the deductions for certain intangible assets and would adjust certain TIAA tax-basis annuity reserves, which are the same issues raised in the 1998 and 1999 audit.

TIAA’s management filed protests to the IRS’ adjustments in 2004 and in 2006, and entered into discussions with the IRS Appeals Division during 2005. On April 5, 2007, TIAA executed a partial settlement with the IRS Appeals Division resolving the disputed adjustments to tax-basis annuity reserves for the tax years 1998-2002. TIAA agreed to a permanent adjustment of $273 million, reducing the tax-basis annuity reserves for TIAA contracts in force at the beginning of 1998, TIAA’s first year as a taxable entity. In addition, a temporary adjustment of $1.7 billion was applied to TIAA’s 1998 reserve deductions. This adjustment related to reserves established for new rights added to TIAA payout annuity contracts enabling contract-holders to transfer annuity balances into other investment vehicles in accordance with appropriate terms and conditions in the annuity contract. This $1.7 billion adjustment will be recovered by TIAA through future deductions over a 20 year period which began with its 2006 tax return. With one exception that is not material, the IRS agreed to accept all deductions related to the annuity reserves as claimed by TIAA on its 1999-2002 tax returns. With respect to deductions for years subsequent to 2002, no binding agreement has been reached with the IRS for reserves associated with the annuity transferability option, since these years were not before IRS Appeals. Management believes, however, that it is reasonable to expect that deductions related to subsequent years will not be subject to adjustment by the IRS in future audits, and has not provided for any related contingency.

Disallowed deductions for certain intangible assets were set aside for future negotiations with the IRS. TIAA believes that its unresolved tax position is supported by substantial authority, and will continue to contest these adjustments through IRS appeals and judicial procedures, as needed. TIAA’s management believes that it will ultimately prevail to a significant degree. Nonetheless, TIAA’s management believes that the circumstances surrounding the tax claim by the IRS related to intangible deductions meet the conditions that require TIAA to establish a loss contingency for federal income taxes covering the years 1998-2007.

Although the final resolution of the IRS’ asserted adjustments is uncertain, based on management’s current estimate of the probable loss from this dispute with the IRS, and given the current status of the tax claim, TIAA recorded a contingent tax provision of $1.1 billion as of December 31, 2007 and $659 million as of

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 15 – Federal Income Taxes – (concluded)

December 31, 2006. This resulted in a net charge of $533 million against TIAA’s 2007 operations. As a result of the partial settlement with the IRS in 2006, TIAA reduced the reserve previously established, resulting in a net benefit of $594 million.

In July, 2006 the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 establishes a minimum threshold for financial statement recognition of the benefits of positions taken in tax returns, and requires certain expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, and is to be applied to all open years as of the effective date. Uncertain tax liabilities are described above. No uncertain tax benefits have been recorded as of December 31, 2007 and as of December 31, 2006.

Note 16 – Pension Plan and Postretirement Benefits

Retirement Plans, Deferred Compensation, Post Employment Benefits and other Post Retirement Benefit Plans

TIAA maintains a qualified, noncontributory defined contribution pension plan covering substantially all employees. All qualified employee pension plan liabilities are fully funded through retirement annuity contracts. Contributions are made semi-monthly to each participant’s contract based on a percentage of salary, with the applicable percentage varying by attained age. All contributions are fully vested after three years of service. Forfeitures arising from terminations prior to vesting are used to reduce future employer contributions. The accompanying statements of operations include contributions to the pension plan of approximately $34 million, $32 million and $28 million in 2007, 2006 and 2005, respectively. This includes supplemental contributions made to company-owned annuity contracts under a non-qualified deferred compensation plan.

In addition to the pension plan, the Company provides certain other postretirement life and health insurance benefits to eligible retired employees who meet prescribed age and service requirements. As of December 31, 2007, the measurement date, the status of this plan for retirees and eligible active employees is summarized below (in millions):

	Postretirement Benefits
	12/31/2007	12/31/2006	12/31/2005
Change in benefit obligation
Benefit obligation at beginning of period	$106	$102	$113
Eligibility cost	3	3	3
Interest cost	6	5	5
Actuarial (gains) and losses	(12)	(1)	(14)
Benefit paid	(4)	(4)	(5)
Plan amendments	—	—	—

Benefit obligation at end of period	99	105	$102
Fair value of assets	—	—	—

Funded status	(99)	(105)	$(102)
Unrecognized initial transition obligation	4	5	5
Unrecognized net (gain) or losses	—	12	13

Accrued postretirement benefit cost	$(95)	$(88)	$(84)

The Company is expecting to receive a 28% federal subsidy for plan prescription benefits arising from the Medicare Prescription Drug Act of 2003 (“The Act”).

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 16 – Pension Plan and Postretirement Benefits – (continued)

The postretirement benefit obligation for non-vested employees was approximately $65 million at December 31, 2007 and approximately $60 million at December 31, 2006.

The net periodic postretirement (benefit) cost for the years ended December 31 includes the following components (in millions):

	Postretirement Benefits
	2007	2006	2005
Components of net periodic cost
Eligibility cost	$3	$3	$3
Interest cost	6	5	5
Amortization of transition obligation	1	1	1

Net periodic cost	$10	$9	$9

The cost of postretirement benefits includes a reduction arising from The Act subsidy of $3 million for 2007 and 2006, respectively.

The Company allocates benefit expenses to certain subsidiaries based upon salaries. The cost of postretirement benefits reflected in the accompanying statements of operations was approximately $4 million for both 2007 and 2006, and $3 million for 2005.

The assumptions used by the Company to calculate the benefit cost and obligations in the year are as follows:

	Postretirement Benefits
	2007	2006	2005
Weighted-average assumption
Discount rate for benefit costs	5.75%	5.50%	5.75%
Discount rate for benefit obligations	6.25%	5.75%	5.50%
Rate of increase in compensation levels	4.00%	4.00%	4.00%
Medical cost trend rates	5.00-10.00%	5.00-11.00%	5.00-10.00%
Immediate Rate	10.00%	11.00%	10.00%
Ultimate Rate	5.00%	5.00%	5.00%
Year Ultimate Rate Reached	2013	2013	2011
Ultimate medical care cost trend rate after a five year gradual decrease	5.00%	5.00%	5.00%
Dental cost trend rate	5.25%	5.25%	5.25%

The assumed medical cost trend rates have a significant effect on the amounts reported. A one-percentage point increase and decrease in assumed medical cost trend rates would have the following effects (in millions):

	Postretirement Benefits
	2007	2006	2005
One percentage point increase
Increase in postretirement benefit obligation	$10	$11	$10
Increase in eligibility and interest cost	$1	$1	$1
One percentage point decrease
(Decrease) in postretirement benefit obligation	$(9)	$(9)	$(9)
(Decrease) in eligibility and interest cost	$(1)	$(1)	$(1)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 16 – Pension Plan and Postretirement Benefits – (continued)

Estimated Future Benefit Payments

The following benefit payments are expected to be paid (in millions):

Gross Cash Flows (Before Medicare Part D Subsidy Receipts)
2008	6
2009	7
2010	7
2011	8
2012	8
Total for 2013-2017	48

Medicare Part D Subsidy Receipts
2008	0.3
2009	0.3
2010	0.4
2011	0.5
2012	0.6
Total for 2013-2017	5.2

The Company also maintains a non-qualified deferred compensation plan for non-employee trustees and members of the TIAA Board of Overseers. The plan provides an award equal to 50% of the annual stipend that is invested annually in company-owned annuity contracts. Payout of accumulations is normally made in a lump sum following the trustees’ or member’s separation from the Board.

The Company has provided an unfunded Supplemental Executive Retirement Plan (“SERP”) to certain select executives and any TIAA associate deemed eligible by the Board of Trustees.

The SERP provided an annual retirement benefit payable at normal retirement calculated as 3% of the participant’s 5-year average total compensation based on an average of the highest five of the last ten years multiplied by the number of years of service not in excess of 15 years. This amount is reduced by the benefit arising from the basic TIAA defined contribution annuity contracts. The measurement date of the SERP liability is December 31, 2007.

Effective July 31, 2007, the SERP was curtailed. Under this curtailment, all participants, who had not attained the age of 55 and completed five years of service forfeited their benefits under the plan. The one time cost associated with the curtailment of $5 million was due to the need to recognize the past service liability. This one time cost is included in the 2007 SERP total expense. In addition an expense of $11 million was recognized by the Company relating to the funding of separate annuity contracts for individuals who forfeited benefit given the SERP curtailment.

The accumulated benefit obligation totaled $42 million and $49 million as of December 31, 2007 and 2006, respectively. The Company had an accrued pension cost of $45 million and $35 million and accrued an additional minimum liability of $ 0 and $14 million as of December 31, 2007 and 2006, respectively. As of December 31, 2007 and 2006, the projected benefit obligation for non-vested employees totaled $ 0 and $4 million.

The SERP obligations were determined based upon a discount rate of 6.21% and a rate of compensation increase of 5.0% at December 31, 2007. In accordance with NAIC SSAP No. 89, only vested obligations are reflected in the funded status.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 16 – Pension Plan and Postretirement Benefits – (concluded)

The obligations of TIAA under the SERP are unfunded, unsecured promises to make future payments. As such, the plan has no assets. Contributions for a given period are equal to the benefit payments for that period. The expected rate of return on plan assets is not applicable. During 2007 and 2006, the SERP expense, including expenses associated with the curtailment, totaled $11 million and $7 million, respectively.

Future benefits expected to be paid by the SERP are as follows (in millions):

1-1-2008 to 12-31-2008	$2
1-1-2009 to 12-31-2009	$4
1-1-2010 to 12-31-2010	$4
1-1-2011 to 12-31-2011	$4
1-1-2012 to 12-31-2012	$4
1-1-2013 to 12-31-2017	$18

Note 17 – Policy and Contract Reserves

Policy and contract reserves are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial formulae. The reserves are based on assumptions for interest, mortality and other risks insured and establish a sufficient provision for all benefits guaranteed under policy and contract provisions.

For annuities and supplementary contracts, policy and contract reserves are generally equal to the present value of guaranteed benefits. For most annuities, the present value calculation uses the guaranteed interest and mortality table or a more conservative basis and for most accumulating annuities the reserve thus calculated is equal to the account balance. For the Personal Annuity (“PA”), deferred annuity reserves in the general account are equal to the account balance plus the present value, at the maximum statutory valuation rate on an issue year basis, of excess interest guaranteed beyond the valuation date. In addition, a reserve is maintained in the general account for the PA’s Guaranteed Minimum Death Benefit (“GMDB”) provision. The reserve for the GMDB is calculated in accordance with Actuarial Guideline 34, Variable Annuity Minimum Guaranteed Death Benefit Reserves and New York State Regulation 151 and was approximately $0.1 million at December 31, 2007 and 2006, respectively.

For retained assets, an accumulation account issued from the proceeds of annuities and life insurance policies, reserves held are equal to the total current account balances of all account holders.

The Tabular Interest, Tabular Less Actual Reserve Released and Tabular Cost have all been determined by formulae as prescribed by the NAIC except for deferred annuities, for which tabular interest has been determined from the basic data.

In aggregate, the reserves established for all annuity and supplementary contracts utilize assumptions for interest at a weighted average rate of approximately 3%. Approximately 88% of annuity and supplementary contract reserves are based on the 1983 Table set back 9 or 10 years or the Annuity 2000 table set back 9, 10, or 12 years.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 17 – Policy and Contract Reserves – (concluded)

Withdrawal characteristics of annuity actuarial reserves and deposit-type contracts at December 31, are as follows (in millions):

	2007		2006
	Amount	Percent	Amount	Percent
Subject to Discretionary Withdrawal
At fair value	$18,752	11.3%	$15,126	9.6%
At book value without adjustment	25,858	15.6%	25,194	16.1%
Not subject to discretionary withdrawal	120,898	73.1%	116,660	74.3%

Total (gross)	165,508	100.0%	156,980	100.0%

Reinsurance ceded	—	—	—	—

Total (net)	$165,508	100.0%	$156,980	100.0%

Annuity reserves and deposit-type contact funds for the year ended December 31, are as follows (in millions):

	2007	2006
General Account:
Total annuities (excluding supplementary contracts with life)	$146,066	$141,184
Supplementary contracts with life contingencies	235	242
Deposit-type contracts	455	428

Subtotal	146,756	141,854
Separate Accounts:
Annuities	18,752	15,126

Total	$165,508	$156,980

For Ordinary and Collective Life Insurance, reserves for all policies are calculated in accordance with New York State Insurance Regulation 147. Reserves for regular life insurance policies are computed by the Net Level Premium method for issues prior to January 1, 1990, and by the Commissioner’s Reserve Valuation Method for issues on and after such date. Annual renewable and five-year renewable term policies issued on or after January 1, 1994 use segmented reserves, where each segment is equal to the term period. The Cost of Living riders issued on and after January 1, 1994 also use segmented reserves, where each segment is equal to one year in length.

Reserves for the vast majority of permanent insurance policies, term insurance policies, and regular insurance policies use Commissioners’ Standard Ordinary Mortality Tables with rates ranging from 2.25% to 6.00%. Term conversion reserves are based on TIAA term conversion mortality experience and 4.50% interest.

Liabilities for incurred but not reported life insurance claims and disability waiver of premium claims are based on historical experience and set equal to a percentage of paid claims. Reserves for amounts not yet due for incurred but not reported disability waiver of premium claims are a percentage of the total Active Lives Disability Waiver of Premium Reserve.

The Company waives deduction of deferred fractional premiums upon death of the insured and returns any portion of the final premium beyond the date of death. Surrender values of approximately $0.1 million in excess of the legally computed reserves were held as an additional reserve liability at December 31, 2007 and

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 17 – Policy and Contract Reserves – (continued)

$0.2 million at December 31, 2006, respectively. As of December 31, 2007 and December 31, 2006, TIAA had $1.6 billion and $1.4 billion, respectively, of insurance in force for which the gross premiums were less than the net premiums according to the standard of valuation set by the Department. Reserves to cover these insurance amounts totaled $20.6 million and $25.3 million at December 31, 2007 and December 31, 2006, respectively.

For Immediate Annuities not involving life contingencies and Supplementary Contracts not involving life contingencies, for each valuation rate of interest, the tabular interest has been calculated as the product of the valuation rate times the mean liability for the year. For all other funds not involving life contingencies, tabular interest has been calculated as the total interest credited to such funds.

Note 18 – Reinsurance

In 2005 and 2004, the Company entered into reinsurance agreements with RGA Reinsurance Company. In accordance with these agreements, the Company assumed Credit Life, Credit A&H, Term Life and Whole Life liabilities through coinsurance funds withheld and modified coinsurance arrangements on a proportional basis. During 2007 the Credit Life and Credit A&H agreement was recaptured, as well as one of the Term Life and Whole Life agreements were recaptured. The statutory coinsurance reserves on these agreements at the end of the statutory reporting period immediately before recapture were approximately $18.4 million and $41.2 million, respectively.

At December 31, disclosures related to these assumed coinsurance agreements were (in millions):

	2007	2006	2005
Aggregated assumed premiums	$(2)	$52	$164
Reinsurance payable on paid and unpaid losses	$—	$1	$1
Modified coinsurance reserves	$171	$162	$142
Increase in policy and contract reserves	$(50)	$9	$57
Funds withheld under coinsurance	$—	$14	$11

The Company recaptured two of the retrocession agreements with RGA Reinsurance Company effective September 30 and October 1, 2007.

In 2004, TIAA and TIAA-CREF Life entered into a series of agreements with Metropolitan Life Insurance Company (“MetLife”) including an administrative agreement for MetLife to service the long-term care business of TIAA and TIAA-CREF Life, an indemnity reinsurance agreement where TIAA and TIAA-CREF Life ceded to MetLife 100% of the long-term care liability and an assumption reinsurance agreement where, after appropriate filings in each jurisdiction, MetLife has begun the process of offering the TIAA and TIAA-CREF Life policyholders the option of transferring their policies from TIAA and TIAA-CREF Life to MetLife. At December 31, 2007 there were still premiums in force of $30 million.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 18 – Reinsurance – (concluded)

The Company remains liable for reinsurance ceded if the reinsurer fails to meet its obligation on the business assumed. All reinsurance is placed with unaffiliated reinsurers. The Company does not have reinsurance agreements in effect under which the reinsurer may unilaterally cancel the agreement. Amounts shown in the financial statements are reported net of the impact of reinsurance. The major lines in the accompanying financial statements that were reduced by these reinsurance agreements include (in millions):

	2007	2006	2005
Insurance and annuity premiums	$46	$36	$38
Policy and contract benefits	$91	$101	$109
Increase in policy and contract reserves	$187	$32	$(19)
Reserves for life and health insurance	$736	$923	$890

Note 19 – Commercial Paper Program

TIAA began issuing commercial paper in May 1999 and currently has a maximum authorized program of $2 billion. The Company had $952 million and $ 0 outstanding obligations, as of December 31, 2007 and 2006, respectively.

The Company maintains a committed and unsecured 5-year revolving credit facility of $1 billion with a group of banks to support the commercial paper program. This liquidity facility has not been utilized.

Note 20 – Capital and Contingency Reserves and Shareholders’ Dividends Restrictions

The portion of contingency reserves represented or reduced by each item below as of December 31, are as follows (in millions):

	2007	2006
Net unrealized capital gains	$865	$398
Asset valuation reserve	$(698)	$(689)
Deferred federal income tax	$(55)	$(1,155)
Non-admitted asset value	$(180)	$1,149
Provision of reinsurance	$—	$(13)
Other	$4	$11

Capital: TIAA has 2,500 shares of class A common stock authorized, issued and outstanding. All outstanding shares of the Company are collectively held by the TIAA Board of Overseers, a nonprofit corporation created to hold the stock of TIAA. By charter, the Company operates without profit to its sole shareholder.

Dividend Restrictions: Under the New York Insurance Law, the Company is permitted without prior insurance regulatory clearance to pay a stockholder dividend as long as the aggregated amount of all such dividends in any calendar year does not exceed the lesser of (i) 10% of its surplus to policyholders as of the immediately preceding calendar year and (ii) its net gain from operations for the immediately preceding calendar year (excluding realized investment gains). TIAA generally has not paid dividends to its shareholder and has no plans to do so in the current year.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 21 – Contingencies and Guarantees

SUBSIDIARY AND AFFILIATE GUARANTEES:

TGM, a wholly-owned subsidiary of TIAA, was formed for the purpose of issuing notes and other debt instruments and investing the proceeds in compliance with the investment guidelines approved by the Board of Directors of TGM. TGM is authorized to issue up to $5 billion in debt and TIAA’s Board of Trustees authorized TIAA to guarantee up to $5 billion of TGM’s debt. As of December 31, 2007, TGM had $2,536 million of outstanding debt and accrued interest. The Company also provides a $750 million uncommitted and unsecured 364-day revolving line of credit to TGM. During 2007, there were 3 draw downs totaling $500 million that were repaid by December 31, 2007. As of December 31, 2007, there were no outstanding principal amount plus accrued interest.

The Company has a financial support agreement with TIAA-CREF Life. Under this agreement, the Company will provide support so that TIAA-CREF Life will have the greater of (a) capital and surplus of $250 million, (b) the amount of capital and surplus necessary to maintain TIAA-CREF Life’s capital and surplus at a level not less than 150% of the NAIC Risk Based Capital model or (c) such other amount as necessary to maintain TIAA-CREF Life’s financial strength rating at least the same as TIAA’s rating at all times. This agreement is not an evidence of indebtedness or an obligation or liability of the Company and does not provide any creditor of TIAA-CREF Life with recourse to TIAA. The Company made no additional capital contributions to TIAA-CREF Life during 2007 under this agreement. The Company provides a $100 million unsecured 364-day revolving line of credit to TIAA-CREF Life. As of December 31, 2007, $30 million of this facility was maintained on a committed basis for which the Company received a commitment fee of 3 bps per annum on the undrawn committed amount. During 2007, there were 59 draw downs totaling $76 million that were repaid by December 31, 2007. As of December 31, 2007, outstanding principal plus accrued interest was $0.

The Company provides guarantees to the CREF accounts, for which it is compensated, for certain mortality and expense risks, pursuant to an Immediate Annuity Purchase Rate Guarantee Agreement. The Company also provides a $1 billion uncommitted line of credit to CREF and the Institutional Mutual Funds. Loans under this revolving credit facility are for a maximum of 60 days and are made solely at the discretion of the Company to fund shareholder redemption requests or other temporary or emergency needs of CREF and the Funds. It is the intent of the Company, CREF and the Funds to use this facility as a supplemental liquidity facility, which would only be used after CREF and the Funds have exhausted the availability of the current $1.5 billion committed credit facility that is maintained with a group of banks.

Separate Account Guarantees: The Company provides mortality and expense guarantees to VA-1, for which it is compensated. The Company guarantees that, at death, the total death benefit payable from the fixed and variable accounts will be at least a return of total premiums paid less any previous withdrawals. The Company also guarantees that expense charges to VA-1 participants will never rise above the maximum amount stipulated in the contract.

The Company provides mortality, expense and liquidity guarantees to REA and is compensated for these guarantees. The Company guarantees that once REA participants begin receiving lifetime annuity income benefits, monthly payments will never be reduced as a result of adverse mortality experience. The Company also guarantees that expense charges to REA participants will never rise above the maximum amount stipulated in the contract. The Company provides REA with a liquidity guarantee to ensure it has funds available to meet participant transfer or cash withdrawal requests. If REA cannot fund participant requests, the Company’s general account will fund them by purchasing Accumulation Units in REA. The Company guarantees that participants will be able to redeem their Accumulation Units at the then current daily Accumulation Unit Value. No amounts have been accrued under these guarantees at year-end.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS – (continued)

Note 21 – Contingencies and Guarantees – (concluded)

The Company provides mortality and expense guarantees to VA-3 and is compensated for these guarantees. The Company guarantees that once VA-3 participants begin receiving lifetime annuity income benefits, monthly payments will never be reduced as a result of adverse mortality experience. The Company also guarantees that expense charges to VA-3 participants will never rise above the maximum amount stipulated in the contract.

Leases: The Company occupies leased office space in many locations under various long-term leases. At December 31, 2007, the future minimum lease payments are estimated as follows (in millions):

Year	2008	2009	2010	2011	2012	Thereafter	Total
Amount	$36	$27	$24	$23	$21	$82	$213

Leased space expense is allocated among the Company and affiliated entities. Rental expense charged to the Company for the years ended December 31, 2007, 2006 and 2005 was approximately $32 million, $35 million and $24 million, respectively.

The Company transferred title to land and building located at 485 Lexington Avenue and 750 Third Avenue, New York, New York to 750-485 Fee Owner LLC, an entity formed by SL Green Corp, on July 28, 2004. The Company had leased and continued to operate the properties after closing pursuant to a Master Lease, which expired on December 31, 2005. The deposit method of accounting required that the Company defer recognition of the gains from disposition of these properties until expiration of the lease. At December 31, 2005 the Company recognized the gain of $237 million on the sale.

The Company’s lease obligation under the Master Lease was $30 million and $32 million for the year 2005. Sublease rental income was $14 million for the year 2005.

OTHER CONTINGENCIES AND GUARANTEES:

In the ordinary conduct of certain of its investment activities, the Company provides standard indemnities covering a variety of potential exposures. For instance, the Company provides indemnifications in connection with site access agreements relating to due diligence review for real estate acquisitions, and the Company provides indemnification to underwriters in connection with the issuance of securities by or on behalf of TIAA or its subsidiaries. It is the TIAA’s management’s opinion that the fair value of such indemnifications are negligible and do not materially affect the Company’s financial position, results of operations or liquidity.

Other contingent liabilities arising from litigation and other matters over and above amounts already provided for in the financial statements or disclosed elsewhere in these notes are not considered material in relation to the Company’s financial position or the results of its operations.

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A10926 11/07

TIAA-CREF Individual & Institutional Services, LLC distributes securities products.

©2008 TIAA-CREF Life Insurance Company (TIAA-CREF Life), 730 Third Avenue, New York, NY 10017

www.tiaa-cref.org 730 Third Avenue, New York, NY 10017-3206

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.*

The expenses for the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fees	$7,860.00
Printing and engraving	25,000.00
Accounting fees and expenses	20,000.00
Legal fees and expenses	50,000.00
Miscellaneous	7,140.00

TOTAL EXPENSES	$110,000.00

* Estimated.

Item 14.  Indemnification of Directors and Officers.

The TIAA-CREF Life Insurance Company bylaws provide that the TIAA-CREF Life Insurance Company will indemnify, in the manner and to the fullest extent permitted by law, each person made or threatened to be made a party to any action, suit or proceeding, whether or not by or in the right of the TIAA-CREF Life Insurance Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he or she or his or her testator or intestate is or was a director, officer or employee of the TIAA-CREF Life Insurance Company, or is or was serving at the request of the TIAA-CREF Life Insurance Company as director, officer or employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director, officer or employee acted, in good faith, for a purpose that he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture trust, employee benefit plan or other enterprise, not opposed to, the best interests of the TIAA-CREF Life Insurance Company and in criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. To the fullest extent permitted by law such indemnification shall include judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys’ fees. No payment of indemnification, advance or allowance under the foregoing provisions shall be made unless a notice shall have been filed with the Superintendent of Insurance of the State of New York not less than thirty days prior to such payment specifying the persons to be paid, the amounts to be paid, the manner in which payment is authorized and the nature and status, at the time of such notice, of the litigation or threatened litigation.

Item 15.  Recent Sales of Unregistered Securities

None.

Item 16. Exhibits.

(1)		Form of Distribution Agreement for the TIAA-CREF Investment Horizon Annuity Contracts between TIAA-CREF Life Insurance Company and TIAA-CREF Individual & Institutional Services, LLC

(2)	None

(3)	(A)	Charter of TIAA-CREF Life Insurance Company[1]
	(B)	Bylaws of TIAA-CREF Life Insurance Company[2]

(4)	(A)	TIAA-CREF Investment Horizon Annuity Contract
	(B)	TIAA-CREF Investment Horizon Annuity Application[2]

(5)	Legality Opinion and Consent of George W. Madison, Esquire

(10)	(A)	Investment Management Agreement dated December 10, 1996, by and between Teachers Insurance and Annuity Association of America and TIAA Life Insurance Company[2]
	(B)	Amended and Restated Service Agreement by and between Teachers Insurance and Annuity Association of America and TIAA-CREF Life Insurance Company dated as of January 1, 1999[2]
	(C)	Financial Support Agreement between Teachers Insurance and Annuity Association of America on behalf of TIAA-CREF Life Insurance Company dated November 2, 1998[2]
	(D)	Tax Allocation Agreement dated January 1, 1998 by and among TIAA Board of Overseers, Teachers Insurance and Annuity Association of America and the direct and indirect subsidiaries of TIAA listed on Schedule A to the Agreement[2]
	(E)	Master Independent Contractor Agreement between Teachers Insurance and Annuity Association of America and McCamish Systems, L.L.C. dated March 4, 2005[2]

(23)	(A)	Consent of Sutherland Asbill & Brennan LLP
	(B)	Consent of PricewaterhouseCoopers LLP
	(C)	Consent of George W. Madison, Esquire (refer to Exhibit (5))

(24)	Powers of Attorney[2]

[1]	Incorporated by reference to the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, filed December 9, 1998 (File No. 333-61761).

[2]	Incorporated by reference to the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1, filed June 13, 2008 (File No. 333-149714).

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TIAA-CREF Life Insurance Company has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Charlotte, and State of North Carolina on the 18th day of July, 2008.

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Bret L. Benham
Bret L. Benham Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on July 18, 2008, in the capacities indicated.

Signature	Title	Date

/s/ Bret L. Benham	Chairman, President and	7/18/08
Bret L. Benham	Chief Executive Officer

/s/ Linda S. Dougherty	Vice President and Chief	7/18/08
Linda S. Dougherty	Financial Officer

Signature of Director	Title	Date

*	Director	7/18/08
Bret L. Benham

*	Director	7/18/08
Stephen B. Gruppo

*	Director	7/18/08
Nancy Heller

*	Director	7/18/08
Harry I. Klaristenfeld

*	Director	7/18/08
Matthew Kurzweil

*	Director	7/18/08
Lisa Mancini

*	Director	7/18/08
Steven Maynard

*	Director	7/18/08
Peter F. Murphy, III

*	Director	7/18/08
Craig K. Nordyke

*	Director	7/18/08
Douglas A. Rothermich

*	Director	7/18/08
Susan E. Tannehill

*	Director	7/18/08
Wayne Williams

*	Signed by Edward L. Hancock, Esq. as attorney-in-fact.

/s/ Edward L. Hancock
Edward L. Hancock, Esq. Attorney-in-fact

EXHIBIT INDEX

(1)	Form of Distribution Agreement for the TIAA-CREF Investment Horizon Annuity Contracts between TIAA-CREF Life Insurance Company and TIAA-CREF Individual & Institutional Services, LLC.

(4)	(A)	TIAA-CREF Investment Horizon Annuity Contract

(5)	Legality Opinion and Consent of George W. Madison, Esquire

(23)	(A)	Consent of Sutherland, Asbill & Brennan LLP
	(B)	Consent of PricewaterhouseCoopers LLP